   As Filed with the Securities and Exchange Commission on February 6, 1998
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                                ---------------
                       Advantica Restaurant Group, Inc.
            (Exact name of registrant as specified in its charter)

               Delaware                                     5812                          13-3487402
     (State or Other Jurisdiction of   (Primary Standard Industrial Classification     (I.R.S. Employer
     Incorporation or Organization)                    Code Number)                  Identification No.)

                             203 East Main Street
                    Spartanburg, South Carolina 29319-9966
                                (864) 597-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                            Rhonda J. Parish, Esq.
                   Senior Vice President and General Counsel
                       Advantica Restaurant Group, Inc.
                             203 East Main Street
                    Spartanburg, South Carolina 29319-9966
                                (864) 597-8000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copy to:
                              Gary C. Ivey, Esq.
                     Parker, Poe, Adams & Bernstein L.L.P.
                             2500 Charlotte Plaza
                        Charlotte, North Carolina 28244
                                (704) 372-9000
                                ---------------
Approximate date of commencement of proposed sale of the securities to the public:
    From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of Each Class                   Proposed Maximum    Proposed Maximum     Amount of
    of Securities to     Amount to be    Offering Price    Aggregate Offering   Registration
     be Registered        Registered      Per Share (1)         Price (1)           Fee
Common Stock, $.01
  par value ...........   9,526,775    $ 9.75             $92,886,056          $27,401

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the last reported sales price for the Common
    Stock on the NASDAQ National Market System on February 2, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED      , 1998



PROSPECTUS






                       Advantica Restaurant Group, Inc.


                       9,526,775 Shares of Common Stock


     This Prospectus relates to the offering from time to time (the "Offering") by a certain selling shareholder (the "Selling Stockholder") of shares of common stock, $.01 par value (the "Common Stock"), of Advantica Restaurant Group, Inc. (formerly Flagstar Companies, Inc.), a Delaware corporation ("Advantica"). The shares of Common Stock being registered hereunder were issued by Advantica under the Joint Plan of Reorganization, as amended (the "Plan of Reorganization"), of Flagstar Companies, Inc., a Delaware corporation ("FCI"), and Flagstar Corporation, a Delaware corporation and a wholly-owned subsidiary of FCI ("Flagstar"), under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code"). The Plan of Reorganization was confirmed by the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court") by order entered by such court as of November 12, 1997 and became effective on January 7, 1998 (the "Effective Date"). See "The Company -- The 1997 Restructuring."


     All shares of Common Stock being offered for resale hereby are being so offered for the account of the Selling Stockholder. Advantica will not receive any proceeds from any resale of the Common Stock offered or sold pursuant hereto.


     The Common Stock is currently listed for trading in the NASDAQ National Market System under the trading symbol "DINE."


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


     The Selling Stockholder directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Common Stock to be sold, the purchase price and public offering price, the names of any resale agent, dealer or underwriter, and the terms of any amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the Registration Statement of which this Prospectus constitutes a part. See "Plan of Distribution."


     Advantica has agreed to bear all expenses of registration of the Common Stock under federal and state securities laws and to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act") and, in lieu thereof, to contribute to payments required to be made by the Selling Stockholders. See "Plan of Distribution."


     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                  The date of this Prospectus is       , 1998.

                             AVAILABLE INFORMATION

     Advantica has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement", which term shall encompass any amendments, exhibits and schedules thereto) under the Securities Act with respect to the Common Stock offered for resale hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Advantica and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus, which constitutes part of the Registration Statement, as to the contents of any agreement, instrument or other document are not necessarily complete, and, in each instance, reference is made to the copy of such agreement, instrument or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     Advantica is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including all exhibits and schedules thereto, as well as such reports, statements and other information, may be inspected and copied at the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office, located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office, located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from any such office at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


                          FORWARD-LOOKING STATEMENTS

     The forward-looking statements included in the "Risk Factors", "Business", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this Prospectus, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Words such as "expects", "anticipates", "believes", "intends", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to, the factors discussed in such sections and those set forth in the cautionary statements contained in Exhibit 99 to the Registration Statement. (See Exhibit 99 -- Safe Harbor Under the Private Securities Litigation Reform Act of 1995). Forward-looking information set forth in such sections are provided by Advantica pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.

                              PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company," as used in this Prospectus, refers to Advantica, including its predecessors, FCI and Flagstar, and its subsidiaries on a consolidated basis.


                                  The Company

     Advantica, through its wholly-owned subsidiaries, is one of the largest restaurant companies in the United States, operating (directly and through franchisees) more than 3,200 moderately priced restaurants.

     Advantica's operations are conducted through six restaurant chains or concepts, four chains in the full-service mid-scale dining segment and two in the quick-service segment. Denny's is the nation's largest chain of family-style full-service restaurants, with more than 1,650 units in 49 states, two U.S. territories and two foreign countries. Denny's largest domestic concentration is in California and Florida, with 552 units in these two states. Management believes that Denny's has the leading share of the national market in the family-style category. Quincy's, with 180 locations, is one of the largest chains of family-steak restaurants in the southeastern United States. El Pollo Loco is a chain of 247 quick-service restaurants featuring flame-broiled chicken and steak products and related Mexican food items. Coco's is a regional bakery restaurant chain operating 493 units in seven western states and three foreign countries, offering a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 154 units in seven western states, specializes in traditional American food, with emphasis on quality, homestyle fare at an excellent value. Hardee's is a chain of quick-service restaurants of which Advantica, with 557 units located primarily in the Southeast, is the largest franchisee. Although specializing in sandwiches, Advantica's Hardee's restaurants serve fried chicken and offer a breakfast menu that accounts for approximately 44% of total sales and features the chain's famous "made-from-scratch" biscuits.

     Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities.

     FCI was organized as a holding company in 1988 in order to effect the 1989 acquisition of Flagstar. In 1992, FCI and Flagstar consummated the principal elements of a recapitalization (the "1992 Recapitalization"), as a result of which two partnerships affiliated with Kohlberg, Kravis, Roberts & Co. ("KKR") acquired control of the Company. Prior to June 16, 1993, FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.

     As further described elsewhere herein, in early 1997, the Company's management concluded, in light of operating trends experienced by the Company since 1989 (and continuing into 1997) and the Company's liquidity and capital needs, that the reorganizational alternative best designed to recapitalize the Company's enterprise over the long-term and maximize the recovery of all stakeholders was through a prepackaged plan pursuant to Chapter 11 of the Bankruptcy Code. Toward that end, beginning in February 1997, FCI and Flagstar commenced intensive negotiations with various creditors in an effort to enable the Company to restructure its indebtedness through such a prepackaged filing. The prepackaged plan, the principal terms of which were announced by FCI and Flagstar on March 17, 1997 (the "Original Plan"), was the result of such negotiation and effort. On June 5, 1997, FCI and Flagstar commenced a solicitation of votes on the Original Plan by holders of impaired claims and impaired equity interests entitled to vote thereon. The Original Plan was accepted by all but one class that voted, and a voluntary Chapter 11 case was commenced by Advantica on July 11, 1997 in the Bankruptcy Court. The Plan of Reorganization (as amended following the resolution of certain issues before the Bankruptcy Court) was confirmed by the Bankruptcy Court pursuant to an order entered as of November 12, 1997 and became effective on January 7, 1998. See "The Company -- The 1997 Restructuring." On the Effective Date, among other things, Flagstar merged with and into FCI, the surviving corporation, FCI changed its name to Advantica Restaurant Group, Inc., and Advantica issued 40,000,000 shares of Common Stock.

     The Company's principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319-9966. Its telephone number is (864) 597-8000.

                          The Plan of Reorganization

     Material features of the Plan of Reorganization, as it became effective as of January 7, 1998, are as follows:

   (a) Flagstar merged with and into FCI, the surviving corporation, and FCI changed its name to Advantica Restaurant Group, Inc.;

   (b) The following securities of Flagstar and FCI were cancelled, extinguished, and retired as of the Effective Date: (i) Flagstar's
      10 7/8% Senior Notes due 2002 (the "10 7/8% Senior Notes") and 10 3/4% Senior Notes due 2001 (the "10 3/4% Senior Notes" and, collectively with the 10 7/8% Senior Notes, the "Old Senior Notes"), (ii) Flagstar's 11.25% Senior Subordinated Debentures due 2004 (the "11.25% Debentures") and
      11 3/8% Senior Subordinated Debentures due 2003 (the "11 3/8% Debentures" and, collectively with the 11.25% Debentures, the "Senior Subordinated Debentures"), (iii) Flagstar's 10% Convertible Junior Subordinated Debentures due 2014 (the "10% Convertible Debentures"), (iv) FCI's $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock (the "Old Preferred Stock") and (v) FCI's $.50 par value common stock (the "Old Common Stock");

   (c) Advantica had 100,000,000 authorized shares of Common Stock (of which 40,000,000 shares were issued and outstanding on the Effective Date) and 25,000,000 authorized shares of preferred stock (none of which are currently outstanding). Under the terms of the Plan of Reorganization, ten percent (10%) of the number of shares of Common Stock issued and outstanding on the Effective Date, on a fully diluted basis, is reserved for issuance under a new management stock option program. Additionally, 4,000,000 shares of Common Stock are reserved for issuance upon the exercise of new warrants expiring January 7, 2005 that were issued and outstanding on the Effective Date and entitle the holders thereof to purchase in the aggregate 4,000,000 shares of Common Stock at an exercise price of $14.60 per share (the "Warrants");

   (d) Each holder of the Old Senior Notes received such holder's pro rata portion of 100% of Advantica's 11 1/4% Senior Notes due 2007 (the "New Senior Notes") in exchange for 100% of the principal amount of such holders' Old Senior Notes and accrued interest through the Effective Date;

   (e) Each holder of the Senior Subordinated Debentures received such holder's pro rata portion of shares of Common Stock equivalent to 95.5% of the Common Stock issued on the Effective Date;

   (f) Each holder of the 10% Convertible Debentures received such holder's pro rata portion of (i) shares of Common Stock equivalent to 4.5% of the Common Stock issued on the Effective Date and (ii) 100% of the Warrants issued on the Effective Date; and

   (g) The Company refinanced its prior credit facilities by entering into a new credit agreement with The Chase Manhattan Bank ("Chase") and other lenders named therein providing the Company (excluding FRI-M Corporation "FRI-M", the subsidiary that operates the Company's Coco's and Carrows operations) with a $200 million senior secured revolving credit facility (the "Credit Facility").

For more detailed information concerning the Plan of Reorganization, see "The
     Company -- The 1997 Restructuring."


                                 The Offering

Common Stock Offered
 for Resale.  9,526,775 shares. See "Description of Common Stock."

Common Stock Outstanding on the Effective Date of the Plan of Reorganization... 40,000,000 shares.

NASDAQ Symbol for Common Stock...  The Common Stock is listed for trading in the NASDAQ National Market System under the trading symbol "DINE."

Use of Proceeds.................   All shares of Common Stock being offered
                                   for resale hereby are being so offered for the account of the Selling Stockholder.
                                   Advantica will not receive any proceeds from the sale of the Common Stock hereby.

                             Certain Risk Factors

     PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER ALL THE INFORMATION CONTAINED IN THIS PROSPECTUS, ESPECIALLY THE FACTORS SET FORTH IN THE FOLLOWING PARAGRAPH AS MORE FULLY DESCRIBED IN "RISK FACTORS."

     Purchasers should consider that: (i) although consummation of the Plan of Reorganization significantly reduced the Company's debt obligations, the Company still has a substantial amount of indebtedness; (ii) the ability of Advantica to gain access to additional capital, if needed, cannot be assured;
(iii) following consummation of the Plan of Reorganization and the transactions contemplated thereby, the financial condition and operating results of Advantica are not comparable in all respects to that reflected in Advantica's predecessors' historical financial statements; (iv) the Company's restaurant operations are subject to substantial competition from a variety of national, regional and local restaurant companies, some of which have substantially greater financial resources than the Company; and (v) the Company's restaurant operations are subject to changes in consumer tastes, national, regional and local economic conditions and demographic trends.


                              Recent Developments

     On January 14, 1998 Advantica signed a letter of intent for the sale of stock of Flagstar Enterprises, Inc. ("FEI"), a wholly-owned subsidiary which operates the Company's Hardee's restaurants under licenses from Hardee's Food Systems, Inc. ("HFS"). As contemplated by such letter of intent, the Company would receive $369.1 million in cash (subject to certain adjustments) in exchange for all of the outstanding stock of FEI. In addition, the purchaser would assume $45.6 million of capital leases. The transaction is expected to be completed by the end of the first quarter of 1998. Approximately $205 million of the proceeds of such transaction, if consummated, will be applied to effect an in-substance defeasance of certain Mortgage Financings (as herein defined) of FEI and Quincy's Restaurants, Inc. with a book value of $183.9 million (and a pro forma fair value of $204.1 million) at October 1, 1997. Such Mortgage Financings are collateralized by certain assets of FEI and its wholly-owned subsidiary Spardee's Realty, Inc. and certain assets of Quincy's Restaurants, Inc. and its wholly-owned subsidiary Quincy's Realty, Inc. The Company intends to replace such collateral by purchasing Defeasance Eligible Investments (as defined in documents governing such Mortgage Financings) which will be deposited in an irrevocable trust to satisfy principal and interest payments under such Mortgage Financings through the stated maturity date in the year 2000.

                       SUMMARY HISTORICAL FINANCIAL DATA

     Set forth below are certain summary financial data concerning the Company for each of the five years ended December 31, 1996. Such data generally have been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited. Also set forth below are summary financial data for the three quarters ended September 30, 1996 and October 1, 1997, which have been derived from the unaudited Consolidated Financial Statements of the Company and which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Statements" presented elsewhere herein.



                                                                          Year Ended December 31,
                                           -------------------------------------------------------------------------------------
                                              1992 (a)         1993 (a)           1994 (a)           1995 (a)         1996 (b)
                                           ------------- ------------------- ------------------ ------------------ -------------
       ($ in millions, except per share amounts)
Income Statement data:
 Operating revenue .......................  $  2,443.0      $    2,615.2        $   2,666.0        $   2,571.5      $  2,542.3
 Operating income (loss) .................       196.7          (1,102.4)(c)          211.5 (d)           98.2 (e)       156.4
 Loss from continuing operations (f) .....    (   39.2)         (1,238.6)          (   16.8)          (  132.9)       (   85.5)
 Earnings (loss) per share (g) ...........
 Cash dividends per common share (h) .....
Balance Sheet data (at end of period):
 Current assets (i) ......................        98.4             122.2              186.1              285.3           185.5
 Working capital deficiency (i)(j) .......    (  256.3)         (  273.0)          (  205.6)          (  122.2)       (  297.7)
 Net property and equipment ..............     1,269.9           1,167.2            1,196.4            1,104.4         1,168.6
 Total assets ............................     3,170.9           1,538.9            1,587.5            1,507.8         1,687.4
 Long-term debt ..........................     2,171.3           2,341.2            2,067.6            1,996.1         2,179.4



                                                  Three Quarters Ended
                                           ----------------------------------
                                                               Debtor-In-
                                                               Possession
                                            September 30,      October 1,
                                                 1996             1997
                                           --------------- ------------------
($ in millions, except per share amounts)             (unaudited)
Income Statement data:
 Operating revenue .......................   $  1,880.8       $   1,989.4
 Operating income (loss) .................        119.2             113.5
 Loss from continuing operations (f) .....     (   57.3)         (  101.8)
 Earnings (loss) per share (g) ...........
 Cash dividends per common share (h) .....
Balance Sheet data (at end of period):
 Current assets (i) ......................                          116.3
 Working capital deficiency (i)(j) .......                       (  286.5)
 Net property and equipment ..............                        1,111.4
 Total assets ............................                        1,552.1
 Long-term debt ..........................                          881.0 (k)

---------
(a) Certain amounts for the four years ended December 31, 1995 have been reclassified to conform to the 1996 presentation.

(b) Reflects the acquisition in May 1996 of Coco's and Carrows.

(c) Operating loss for the year ended December 31, 1993 reflects charges for the write-off of goodwill and certain other intangible assets of $1,104.6 million and the provision for restructuring charges of $158.6 million.

(d) Operating income for the year ended December 31, 1994 reflects a recovery of restructuring charges of $7.2 million.

(e) Operating income for the year ended December 31, 1995 reflects a provision for restructuring charges of $15.9 million and a charge for impaired assets of $51.4 million.

(f) The Company has classified as discontinued operations Canteen Corporation, a food and vending subsidiary sold in 1994, TW Recreational Services, Inc. ("TWRS"), a recreation services subsidiary, and Volume Services, Inc. ("VS"), a stadium concessions subsidiary. TWRS and VS were sold during 1995.

(g) Historical earnings per share data not meaningful as a result of the significant change in capital structure in connection with the confirmation of the Plan of Reorganization.

(h) The Company's bank facilities have prohibited, and its public debt indentures have significantly limited, distributions and dividends on Advantica's (and its predecessors') common equity securities. See Note 4 to the accompanying Consolidated Financial Statements appearing elsewhere herein.

(i) The current assets and working capital deficiency amounts presented exclude assets held for sale of $480.8 million, $103.2 million, and $77.3 million as of December 31, 1992, 1993 and 1994, respectively, and $5.1 million as of December 31, 1996. Such assets held for sale relate primarily to the Company's food and vending and concessions and recreation services subsidiaries sold in 1994 and 1995.

(j) A negative working capital position is not unusual for a restaurant operating company. The increase in the working capital deficiency from December 31, 1992 to December 31, 1993 is attributable primarily to an increase in restructuring and other liabilities. The decrease in the working capital deficiency from December 31, 1993 to December 31, 1994 is due primarily to an increase in cash following the sale of the Company's food and vending subsidiary during 1994.

  The decrease in the working capital deficiency from December 31, 1994 to December 31, 1995 is due primarily to an increase in cash following the 1995 sales of the Company's (i) distribution subsidiary, Proficient Food Company ("PFC"), net of current assets and liabilities of such subsidiary, and (ii) concession and recreation services subsidiaries. The increase in the working capital deficiency from December 31, 1995 to December 31, 1996 reflects the use of the proceeds from the 1995 sales noted above and the proceeds of the sale of both Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, Inc., a subsidiary of Advantica (Portion-Trol Foods, Inc. and the Mother Butler Pies division are hereinafter collectively referred to as "PTF") for operating needs and for the acquisition of Coco's and Carrows. The decrease in the working capital deficiency from December 31, 1996 to October 1, 1997 is attributable primarily to the reclassification of $100.8 million of accrued interest to liabilities subject to compromise in accordance with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), largely offset by a reduction in cash and cash equivalents which has been used for Company operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(k) Reflects the reclassification at October 1, 1997 of $1,496.7 million of long-term debt to liabilities subject to compromise in accordance with SOP 90-7 as a result of the commencement of the Chapter 11 filing.

                                 RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE COMMON STOCK.


Highly Leveraged Position

     Although consummation of the Plan of Reorganization significantly reduced the Company's debt obligations, the Company still has substantial indebtedness and debt service requirements, in absolute terms and in relation to stockholders' equity. At October 1, 1997, the Company had indebtedness of $2,237.4 million and a shareholders' deficit of $(1,329.3) million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus. After giving effect to the Plan of Reorganization, the Company's pro forma aggregate indebtedness totaled approximately $1,359.7 million and shareholders' equity was $405.7 million. See "Pro Forma Financial Statements."

     The Company's management believes, based on its forecasts, that the Company will have sufficient operating cash flow from operations (together with funds available under the Credit Facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 1999, after giving effect to the Plan of Reorganization. See "Pro Forma Financial Statements." Even with the completion of the Plan of Reorganization, however, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to maintain or increase operating cash flow will depend upon consumer tastes, the success of marketing initiatives and other efforts by the Company to increase customer traffic in its restaurants, the success of the Company in obtaining advantageous commercial real estate sites suitable for restaurants, prevailing economic conditions and other factors, many of which are beyond the control of the Company.

     The Company's highly leveraged position may limit its ability to obtain additional financing in the future on terms and subject to conditions deemed acceptable by Company management. Even after the consummation of the Plan of Reorganization, a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on outstanding debt. The agreements governing that debt impose significant operating and financial restrictions on the Company. As further described elsewhere in this Prospectus, Advantica has signed a letter of intent for the sale of the stock of FEI, a wholly-owned subsidiary which operates the Company's Hardee's restaurants under licenses from Hardee's Food Systems, "HFS." See "Prospectus Summary -- Recent Developments." A portion of the proceeds of such transaction, if consummated, will be applied to effect an in-substance defeasance of certain Mortgage Financings (as herein defined) with a book value of $183.9 million at October 1, 1997. Such Mortgage Financings have a scheduled maturity date in the year 2000. See "Description of Indebtedness -- Mortgage Financings." Even if the Company is able to consummate such transaction and to effect an in-substance defeasance of such Mortgage Financings as planned, the Company will nevertheless be required to refinance additional Mortgage Financings currently having an outstanding principal amount of $160 million also scheduled to mature in the year 2000. The Company's highly leveraged position may limit its ability to do so on acceptable terms. See "The Company -- The 1997 Restructuring", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 to the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.


Assumptions Regarding Value of the Company's Assets

     It has been generally assumed in the preparation of the Pro Forma Financial Statements included elsewhere in this Prospectus that the historical book value of the Company's assets approximates the fair value thereof, except for specific adjustments discussed in the notes to the Pro Forma Financial Statements. See "Pro Forma Financial Statements." For financial reporting purposes, the fair value of such assets must be determined as of the Effective Date. Such determination will be based on appraisals and other studies. Although such determination is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Financial Statements, there can be no assurance with respect thereto.


Business and Competition

     Due to continuing declines in customer traffic resulting from aggressive discounting by competitors and other factors, the Company's Hardee's operations have experienced declines in comparable store sales for more than 36 consecutive months. Because the Company does not control the Hardee's brand, it is limited in its ability to effect a turnaround of its

Hardee's operations and there can be no assurance that it would be able to do so in the future. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Restaurants --
Hardee's." For information concerning the proposed sale of the Company's Hardee's operation, see "Prospectus Summary --
Recent Developments."

     The Company's future performance will be subject to a number of factors that affect the restaurant industry generally, including competition. The restaurant business is highly competitive and the competition can be expected to increase. Price, restaurant location, food quality, quality and speed of service and attractiveness of facilities are important aspects of competition as are the effectiveness of marketing and advertising programs. The competitive environment is also often affected by factors beyond the Company's or a particular restaurant's control. The Company's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than the Company) to locally-owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.


Capital Requirements

     Advantica's businesses are expected to have substantial capital expenditure needs. The ability of Advantica to gain access to additional capital, if needed, cannot be assured, particularly in view of the Company's continuing highly leveraged condition, its recent emergence from Bankruptcy Court protection, competitive factors and industry conditions. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "The Company -- The 1997 Restructuring."


Holding Company Structure

     Advantica is a holding company, which currently conducts its operations through consolidated subsidiaries. Substantially all of the assets of Advantica are owned by Advantica's subsidiaries. Dividends, loans and advances from certain subsidiaries to Advantica are subject to certain contractual restrictions and are contingent upon the earnings of such subsidiaries.


Dividend Restrictions

     Neither Advantica nor either of its predecessors FCI and Flagstar has ever paid dividends on its common equity securities. Furthermore, restrictions contained in the instruments governing the outstanding indebtedness of Advantica restrict its ability to pay dividends on the Common Stock in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 to the accompanying Consolidated Financial Statements of the Company.


Noncomparability of Historical Financial Information

     As a result of the consummation of the Plan of Reorganization and the transactions contemplated thereby, the financial condition and results of operations of Advantica from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of Advantica's predecessors set forth elsewhere herein.


Seasonality

     The Company's business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Occupancy and other operating costs, which remain relatively constant, have a disproportionately negative effect on operating results during quarters with lower restaurant sales. The Company's working capital requirements also fluctuate seasonally, with its greatest working capital needs occurring during its first and fourth quarters.


Employees

     One of the Company's primary assets is its group of highly skilled professionals who have the ability to leave the Company and so deprive it of valuable skills and knowledge that increase the profitability of the Company's business operations. Although the Company has taken steps to retain its key management personnel, no assurance can be given that it will ultimately be able to do so and, if not, that it will be able to replace such personnel with comparable results.

Economic, Market and Other Conditions

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company's can also be materially and adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular.


Importance of Locations

     The success of Company and franchised restaurants is significantly influenced by location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, resulting in potentially reduced sales in those locations.


Government Regulations

     The Company and its franchisees are subject to federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and hiring and employment practices. Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. The operation of the Company's franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.


Uncertainties of the Public Market for the Common Stock

     The Common Stock is listed for trading on the NASDAQ National Market System under the trading symbol "DINE." While the NASDAQ listing is expected to facilitate the trading of the Common Stock, there can be no assurance that an active trading market will develop and continue. In addition, there can be no assurance as to the degree of price volatility in the market for the Common Stock that does develop. Accordingly, no assurance can be given that a holder of Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. The price at which the Common Stock may trade from time to time will depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Advantica and its subsidiaries. See "Price Range of Common Stock and Dividend Policy" and "Plan of Distribution."


                                  THE COMPANY

General

     Advantica, through its wholly-owned subsidiaries, is one of the largest restaurant companies in the United States, operating (directly and through franchisees) more than 3,200 moderately priced restaurants.

     Advantica's operations are conducted through six restaurant chains or concepts, four chains in the full-service mid-scale dining segment and two in the quick-service segment. Denny's is the nation's largest chain of family-style full-service restaurants, with more than 1,650 units in 49 states, two U.S. territories and two foreign countries. Denny's largest domestic concentration is in California and Florida, with 552 units in these two states. Management believes that Denny's has the leading share of the national market in the family-style category. Quincy's, with 180 locations, is one of the largest chains of family-steak restaurants in the southeastern United States. El Pollo Loco is a chain of 247 quick-service restaurants featuring flame-broiled chicken and steak products and related Mexican food items. Coco's is a regional bakery restaurant chain operating 493 units in seven western states and three foreign countries, offering a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 154 units in seven western states, specializes in traditional American food, with emphasis on quality, homestyle fare at an excellent value. Hardee's is a chain of quick-service restaurants of which Advantica, with 557 units located primarily in the Southeast, is the largest franchisee. Although specializing in sandwiches, Advantica's Hardee's restaurants serve fried chicken and offer a breakfast menu that accounts for approximately 44% of total sales and features the chain's famous "made-from-scratch" biscuits.

     Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities.

     FCI was organized as a holding company in 1988 in order to effect the 1989 acquisition of Flagstar. In 1992, FCI and Flagstar consummated the principal elements of the 1992 Recapitalization, as a result of which two partnerships affiliated with KKR acquired control of the Company. Prior to June 16, 1993, FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.

     The Company's principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319-9966. Its telephone number is (864) 597-8000.


The 1997 Restructuring

     As indicated above, FCI and Flagstar filed voluntary petitions for relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code (the "Reorganization Cases") on July 11, 1997 (the "Petition Date") to implement the Original Plan. The subsidiaries that operate the Company's businesses did not file bankruptcy petitions and were not parties to and were unaffected by the Reorganization Cases. The Original Plan was developed in the course of negotiations with an ad hoc committee (the "Ad Hoc Committee") of holders of the Senior Subordinated Debentures and with the support of FCI's majority shareholder. On March 24, 1997, FCI filed a Registration Statement on Form S-4 (No. 333-23875) (the "S-4 Registration Statement") with the Commission for the purpose of soliciting prepetition acceptances of the Original Plan from holders of claims against or interests in FCI's and Flagstar's estates whose legal rights would be impaired by the Original Plan. On June 5, 1997, the S-4 Registration Statement was declared effective by the Commission, and FCI and Flagstar commenced their solicitation of votes on the Original Plan. On July 7, 1997, FCI and Flagstar completed their solicitation of votes on the Original Plan. The classes of holders of the Old Senior Notes and the classes of holders of the Senior Subordinated Debentures (which together represented approximately $1.5 billion in claims), as well as the classes of holders of the Old Preferred Stock and the Old Common Stock, voted to accept the Original Plan by the requisite majorities required by the Bankruptcy Code. The only impaired class that voted to reject the Original Plan was the class of holders of the 10% Convertible Debentures.

     The Original Plan as filed proposed to modify the rights of certain creditors of FCI and Flagstar in the following manner: (a) Flagstar would merge into FCI, (b) general unsecured claims would be unimpaired, (c) each holder of Old Senior Notes would receive such holder's pro rata portion of 100% of the New Senior Notes in exchange for 100% of the principal amount of such holder's Old Senior Notes and accrued interest (subject to the right of Advantica to pay accrued interest in cash), (d) each holder of Senior Subordinated Debentures would receive such holder's pro rata portion of Common Stock equivalent to 95.5% of the Common Stock to be outstanding upon the Effective Date plus the remaining 4.5% of the Common Stock and certain warrants to be outstanding on the Effective Date that otherwise would have gone to holders of the 10% Convertible Debentures, the Old Preferred Stock and the Old Common Stock had the class of 10% Convertible Debentures accepted the Original Plan. Because the class of 10% Convertible Debentures voted to reject the Original Plan, that class, and all junior classes, were not entitled under the Bankruptcy Code to a recovery under the Original Plan. See Note 14 to the accompanying Consolidated Financial Statements of the Company for information regarding such claims. Notwithstanding the terms of the Original Plan and its rejection by holders of the 10% Convertible Debentures, holders of the Senior Subordinated Debentures agreed, at the time of their approval of the Original Plan, by supplemental indenture, to make distributions to holders of the Old Preferred Stock and Old Common Stock because the classes of Old Preferred Stock and Old Common Stock each voted to accept the Original Plan. Specifically, the holders of the Senior Subordinated Debentures agreed, in conjunction with (and subject to) implementation of the Original Plan, to transfer (x) 1.25% of the Common Stock to be outstanding on the Effective Date to the holders of Old Preferred Stock and (y) warrants to purchase Common Stock representing 7% of the Common Stock on a fully diluted basis to the holders of Old Common Stock.

     The Original Plan's classification of the 10% Convertible Debentures as subordinate to the Senior Subordinated Debentures was challenged in the Bankruptcy Court by certain holders of the 10% Convertible Debentures. On July 15, 1997, FCI, Flagstar and the Ad Hoc Committee filed a motion with the Bankruptcy Court (the "Classification Motion") seeking the entry of an order confirming the classifications in the Original Plan and enforcing the subordination provisions of the 10%

Convertible Debentures as provided in the Indenture dated November 1, 1989 and Supplemental Indenture dated as of August 7, 1992 between Flagstar and the United States Trust Company of New York (the "Indenture Trustee") governing such securities. On July 24, 1997, the United States Trustee appointed an Official Committee of Convertible Junior Debentureholders (the "Official Junior Committee"). The Official Junior Committee opposed the Classification Motion. On November 6, l997, the Bankruptcy Court determined that the Supplemental Indenture executed by the Indenture Trustee and Flagstar in August 1992 violated the Indenture governing the 10% Convertible Debentures. Following this ruling, the Ad Hoc Committee, the Official Junior Committee, FCI and Flagstar entered into negotiations concerning the recovery that the holders of the 10% Convertible Debentures would receive in the Reorganization Cases. As a result of these negotiations, on November 7, 1997, FCI and Flagstar filed the Plan of Reorganization, which was confirmed by the Bankruptcy Court by order entered on November 12, 1997 and become effective as of January 7, 1998. (The Bankruptcy Court has retained jurisdiction over certain limited matters after such Effective Date).

     The material terms of the Plan of Reorganization remained identical to the terms of the Original Plan described above with the following changes: (i) each holder of 10% Convertible Debentures became entitled to receive, on account of the unpaid principal amount of its 10% Convertible Debentures plus all unpaid interest accrued thereon prior to the Petition Date, such holder's pro rata share of (i) shares of Common Stock equivalent to 4.5% of the Common Stock and
(ii) 100% of the Warrants to be outstanding on the Effective Date, and (iii) the remaining junior impaired classes (the classes of Old Common Stock and Old Preferred Stock) would receive or retain no property.

     On the Petition Date, FCI and Flagstar filed a motion seeking approval of a $200 million debtor-in-possession financing facility (the "DIP Facility") between FCI, Flagstar, certain subsidiaries of Flagstar, Chase and certain other lenders named therein. At a hearing on July 15, 1997, the Bankruptcy Court entered an interim order (the "Interim DIP Order") authorizing FCI and Flagstar to obtain up to $135 million in emergency post-petition credit through a combination of a revolving credit and a letter of credit facility. The Interim DIP Order authorized FCI and Flagstar to use funds from the DIP Facility for working capital and general corporate purposes and to refinance and replace existing credit under its prepetition credit agreement with a syndicate of banks (the "Prepetition Credit Agreement"). On July 16, 1997, the initial extensions of credit were made pursuant to the Interim DIP Order. On August 12, 1997, the Bankruptcy Court entered a final order authorizing FCI and Flagstar to access the entire $200 million DIP Facility. The DIP Facility remained in effect until the Effective Date.

     For the period following the Effective Date, Chase had agreed to provide the Company with the Credit Facility for the benefit of the Company's operating subsidiaries (excluding FRI-M, the subsidiary operating the Company's Coco's and Carrows operations). The Credit Facility refinanced Flagstar's prior credit facilities on the Effective Date and is currently being used for working capital and general corporate purposes and for letters of credit. The terms of the agreement with Chase for the Credit Facility were approved by the Bankruptcy Court pursuant to the terms of the order confirming the Plan of Reorganization.

     FCI and Flagstar were required to pay certain expenses of the Official Junior Committee, including counsel and professional fees incurred in connection with the Reorganization Cases, to the extent allowed by the Bankruptcy Court. The Plan of Reorganization also contemplated payment by FCI and Flagstar of expenses, including counsel and professional fees, of the Ad Hoc Committee and of an informal committee representing holders of the Old Senior Notes.


                                USE OF PROCEEDS

     Advantica will not receive any of the proceeds from the sale of shares of Common Stock offered hereby, all of which will be received by the Selling Stockholder.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

     As indicated elsewhere in this Prospectus, on the Effective Date, 40,000,000 shares of Common Stock and Warrants to purchase up to 4,000,000 shares of Common Stock were issued by Advantica and distributed pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, the Senior Subordinated Debentures were converted into 95.5% of the shares of Common Stock, the 10% Convertible Debentures were converted into (i) 4.5% of the shares of Common Stock and (ii) the Warrants, as of the Effective Date, and the Old Common Stock and Old Preferred Stock were canceled.

     The Common Stock is listed for trading on the NASDAQ National Market System under the symbol "DINE." The following table sets forth, for the period indicated, the range of high and low sales prices for the Common Stock obtained from the NASDAQ National Market.



                                          High Sales Price   Low Sales Price
                                         ------------------ ----------------
         January 9, 1998 to February 5   $11 1/16           $8 7/8

Holders

     The number of record holders of Common Stock as of the Effective Date was
approximately    .


Dividends

     Each share of Common Stock is entitled to participate equally in any dividend declared by the Board of Directors and paid by Advantica. Advantica has not paid and does not expect to pay dividends on the outstanding Common Stock. Restrictions contained in the instruments governing the outstanding indebtedness of Advantica restrict its ability to pay dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations --
Liquidity and Capital Resources" and Note 4 to the accompanying Consolidated Financial Statements of the Company.

                        PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated balance sheets and unaudited pro forma condensed statements of consolidated operations presented on the following pages are based upon the historical results of operations of the Company for the year ended December 31, 1996 and the historical financial position and results of operations of the Company as of and for the three quarters ended October 1, 1997. The pro forma adjustments made to the historical results of operations (based on the assumptions set forth below) give effect to the acquisition of FRI-M, the disposition of FEI (relative to which Advantica signed a letter of intent on January 14, 1998 (see "Prospectus Summary -- Recent Developments" and " -- Adjustments for Disposition of FEI" for further information)), and the consummation of the Plan of Reorganization as if such acquisition, and disposition and the entire series of Plan of Reorganization transactions, including (i) the merger of Flagstar and FCI into a single corporate entity; (ii) the issuance of 38,200,000 shares of Common Stock to holders of the Senior Subordinated Debentures; (iii) the issuance of 1,800,000 shares of Common Stock to holders of the 10% Convertible Debentures;
(iv) the issuance of the Warrants to holders of the 10% Convertible Debentures;
(v) the issuance of the New Senior Notes to holders of the Old Senior Notes; and (vi) the cancellation of the Old Preferred Stock and Old Common Stock, had occurred on January 1, 1996. In addition, since the Plan of Reorganization was effectuated under Chapter 11 of the Bankruptcy Code, the provisions of Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", which require the application of fresh start reporting, have been reflected in the pro forma condensed statements of consolidated operations as of January 1, 1996. The unaudited pro forma condensed consolidated balance sheets as of October 1, 1997 presented below are based upon the historical balance sheet as of October 1, 1997 and include pro forma adjustments as if such disposition, reorganization transactions and adoption of fresh start reporting had been completed on that date. The pro forma condensed statements of consolidated operations and pro forma condensed consolidated balance sheets are unaudited and were derived by adjusting the historical financial statements of the Company for certain transactions as described in the respective notes thereto. THESE PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS OF THE COMPANY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

     The pro forma adjustments are based on available information and upon certain assumptions that Advantica believes are reasonable under the circumstances. The pro forma financial data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the Notes thereto, and the other information pertaining to the Company appearing elsewhere in this Prospectus.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                October 1, 1997

                                  (Unaudited)



                                                        Pro Forma
                                          -------------------------------------
                                                               Adjustments
                                                                   for
($ in thousands)                             Historical       Reorganization
----------------------------------------- --------------- ---------------------
 ASSETS
 Current Assets:
  Cash and cash equivalents .............  $      29,678     $       (9,800)(1)
  Receivables, net ......................         14,343
  Merchandise and supply inventories.....         27,809
  Other .................................         44,496
                                           -------------
                                                 116,326             (9,800)
                                           -------------     --------------
 Property:
  Property owned -- net .................        995,601
  Property held under capital
   leases -- net ........................        115,793
                                           -------------
                                               1,111,394
                                           -------------
 Other Assets:
  Goodwill, net .........................        209,190
  Other intangible assets, net ..........         26,408
  Deferred financing costs. .............         55,607            (30,350)(2)
  Other .................................         33,141
  Reorganization value in excess of
   amounts allocable to identifiable
   assets ...............................
                                                 324,346            (30,350)
                                           -------------     --------------
                                           $   1,552,066     $      (40,150)
                                           =============     ==============
 LIABILITIES
 Current Liabilities:
  Current maturities of long-term
   debt .................................  $      85,006
  Accounts payable ......................         99,610
  Accrued salaries and vacations ........         58,916
  Accrued insurance .....................         46,562
  Accrued taxes .........................         16,109
  Accrued interest ......................         15,639
  Other .................................         81,009
                                           -------------
                                                 402,851
                                           -------------
 Long-Term Liabilities:
  Debt, less current maturities .........        655,703            575,998 (3)
  Deferred income taxes .................         15,392
  Liability for self-insured claims .....         53,565
  Other non-current liabilities and
   deferred credits .....................        156,309
                                           -------------
                                                 880,969            575,998
                                           -------------     --------------
 Total liabilities not subject to
  compromise ............................      1,283,820            575,998
 Liabilities subject to compromise ......      1,597,531         (1,597,531)(4)
                                           -------------     --------------
  Total liabilities .....................      2,881,351         (1,021,533)
                                           -------------     --------------
 Shareholders' Equity (Deficit):
  Capital stock .........................         21,848            (21,448)(5)
  Paid-in capital .......................        724,912            395,900 (6)
  Deficit ...............................     (2,075,123)           606,931 (7)
  Minimum pension liability
   adjustment ...........................           (922)
                                           -------------
                                              (1,329,285)           981,383
                                           -------------     --------------
                                           $   1,552,066     $      (40,150)
                                           =============     ==============



                                                                                                            After
                                                                        After                          Reorganization,
                                                Adjustments         Reorganization     Adjustments       Frest Start
                                              for Fresh Start      and Fresh Start   for Disposition    Reporting and
($ in thousands)                                 Reporting            Reporting        of FEI (15)       Disposition
----------------------------------------- ----------------------- ----------------- ----------------- ----------------
 ASSETS
 Current Assets:
  Cash and cash equivalents .............                             $   19,878       $  153,349        $  173,227
  Receivables, net ......................                                 14,343           (1,263)           13,080
  Merchandise and supply inventories.....                                 27,809           (6,801)           21,008
  Other .................................                                 44,496            9,574            54,070
                                                                      ----------       ----------        ----------
                                                                         106,526          154,859           261,385
                                                                      ----------       ----------        ----------
 Property:
  Property owned -- net .................                                995,601         (298,056)          697,545
  Property held under capital
   leases -- net ........................                                115,793          (34,308)           81,485
                                                                      ----------       ----------        ----------
                                                                       1,111,394         (332,364)          779,030
                                                                      ----------       ----------        ----------
 Other Assets:
  Goodwill, net .........................           (209,190)(8)
  Other intangible assets, net ..........                                 26,408          (11,568)           14,840
  Deferred financing costs. .............                                 25,257                             25,257
  Other .................................                                 33,141          188,157           221,298
  Reorganization value in excess of
   amounts allocable to identifiable
   assets ...............................          1,007,097 (9)       1,007,097          (98,241)          908,856
                                                   ---------          ----------       ----------        ----------
                                                     797,907           1,091,903           78,348         1,170,251
                                                   ---------          ----------       ----------        ----------
                                             $       797,907          $2,309,823       $  (99,157)       $2,210,666
                                             ===============          ==========       ==========        ==========
 LIABILITIES
 Current Liabilities:
  Current maturities of long-term
   debt .................................                             $   85,006       $   (4,391)       $   80,615
  Accounts payable ......................                                 99,610          (16,109)           83,501
  Accrued salaries and vacations ........                                 58,916           (6,960)           51,956
  Accrued insurance .....................                                 46,562           (6,586)           39,976
  Accrued taxes .........................                                 16,109           18,331            34,440
  Accrued interest ......................                                 15,639           (4,233)           11,406
  Other .................................                                 81,009           (5,252)           75,757
                                                                      ----------       ----------        ----------
                                                                         402,851          (25,200)          377,651
                                                                      ----------       ----------        ----------
 Long-Term Liabilities:
  Debt, less current maturities .........             43,034 (10)      1,274,735          (42,354)        1,232,381
  Deferred income taxes .................                                 15,392           (5,773)            9,619
  Liability for self-insured claims .....                                 53,565           (7,100)           46,465
  Other non-current liabilities and
   deferred credits .....................              1,317 (11)        157,626          (18,730)          138,896
                                             ---------------          ----------       ----------        ----------
                                                      44,351           1,501,318          (73,957)        1,427,361
                                             ---------------          ----------       ----------        ----------
 Total liabilities not subject to
  compromise ............................             44,351           1,904,169          (99,157)        1,805,012
 Liabilities subject to compromise ......
  Total liabilities .....................             44,351           1,904,169          (99,157)        1,805,012
                                             ---------------          ----------       ----------        ----------
 Shareholders' Equity (Deficit):
  Capital stock .........................                                    400                                400
  Paid-in capital .......................           (715,558)(12)        405,254                            405,254
  Deficit ...............................          1,468,192 (13)
  Minimum pension liability
   adjustment ...........................                922 (14)
                                             ---------------
                                                     753,556             405,654                            405,654
                                             ---------------          ----------                         ----------
                                             $       797,907          $2,309,823       $  (99,157)       $2,210,666
                                             ===============          ==========       ==========        ==========

         See notes to pro forma condensed consolidated balance sheets.

           NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

Adjustments for the Reorganization

     The pro forma adjustments related to the Plan of Reorganization and related transactions are summarized in the following table and are more fully described in the notes thereto. Column numbers refer to footnotes from the Pro Forma Condensed Consolidated Balance Sheets.



Footnote
Number                  (1)          (2)           (3)            (4)            (5)         (6)          (7)
                                   Deferred    Debt, less     Liabilities
                                  Financing      Current      Subject to       Capital     Paid-in
($ in thousands)       Cash         Costs      Maturities     Compromise        Stock      Capital      Deficit
------------------ ------------ ------------- ------------ ---------------- ------------ ----------- ------------
(a) ..............   $ (9,800)    $   8,400                                                           $  (1,400)
(b) ..............                  (20,311)                 $   (915,396)   $     382    $357,220      537,483
(c) ..............                   (5,308)                     (106,137)          18      16,832       83,979
(d) ..............                                                             (21,848)     21,848
(e) ..............                  (13,131)                                                            (13,131)
(f) ..............                              $575,998         (575,998)
                                                --------     ------------
Total ............   $ (9,800)    $ (30,350)    $575,998     $ (1,597,531)   $ (21,448)   $395,900    $ 606,931
                     ========     =========     ========     ============    =========    ========    =========

---------
(a) To record estimated fees and expenses consisting of estimated deferred financing costs ($8.4 million) and expenses related to the Plan of Reorganization ($1.4 million). Fees and expenses totaling $25.2 million were incurred through October 1, 1997. Total estimated fees and expenses are $35.0 million.

(b) To reflect the issuance of 38.2 million shares of Common Stock to the holders of the Senior Subordinated Debentures and the estimated gain on such transaction of $537.5 million. The gain is based on the difference between the carrying value of the debt (including principal, accrued interest and deferred financing costs) and the weighted average closing price of the Common Stock from November 24, 1997 through January 14, 1998 (on a "when issued" basis through January 8).

(c) To reflect the issuance of 1.8 million shares of Common Stock to the holders of the 10% Convertible Debentures and the estimated gain on such transaction of $84 million. The gain is based on the difference between the carrying value of the debt (including principal, accrued interest and deferred financing costs) and the weighted average closing price of the Common Stock from November 24, 1997 through January 14, 1998 (on a "when issued" basis through January 8).

(d) To reflect the cancellation of the Old Common Stock and the Old Preferred Stock.

(e) To write-off unamortized deferred financing costs associated with the Old Senior Notes.

(f) To reflect the issuance of the New Senior Notes in exchange for the Old Senior Notes, including accrued and unpaid interest thereon through October 2, 1997 of $26.0 million.


Adjustments for Fresh Start Reporting

     The specific pro forma adjustments related to fresh start reporting are summarized in the following table and are more fully described in the notes thereto. Column numbers refer to footnotes from the Pro Forma Condensed Consolidated Balance Sheets.



Footnote
Number                      (8)              (9)              (10)          (11)          (12)           (13)        (14)
                                           Reorgan-
                                           ization         Debt, less      Other                                    Minimum
                                           Value in          Current     Noncurrent      Paid-in                    Pension
($ in thousands)         Goodwill           Excess         Maturities   Liabilities      Capital       Deficit     Liability
--------------------- -------------- -------------------  ------------ ------------- -------------- ------------- ----------
   (a) ..............   $ (209,190)     $    209,190
   (b) ..............                         43,034         $43,034
   (c) ..............                       (715,558)                                  $ (715,558)
   (d) ..............                      1,468,192                                                 $1,468,192
   (e) ..............                          2,239                       $1,317                                    $922
                                        ------------                       ------                                    ----
   Total ............   $ (209,190)     $  1,007,097(f)      $43,034       $1,317      $ (715,558)   $1,468,192      $922
                        ==========      ============         =======       ======    ============   ===========      ====

---------

(a) To write-off unamortized goodwill.

(b) To adjust outstanding debt to estimated fair value.

(c) To establish the value attributed to shareholders' equity.

(d) To eliminate historical deficit.

(e) To eliminate minimum pension liability adjustment and to record excess of the projected benefit obligation over the fair value of plan assets for the Company's defined benefit plans.

(f) To record the reorganization value in excess of amounts allocable to identifiable assets.

     The Company will account for the consummation of the Plan of Reorganization and related transactions using the principles of fresh start reporting as required by SOP 90-7. The Company has estimated a range of reorganization value between approximately $1,631 million and $1,776 million. Such reorganization value is based upon a review of the operating performance of seventeen companies in the restaurant industry that offer products and service that are comparable to or competitive with the Company's various operating concepts. The following multiples were established for these companies: (i) enterprise value (defined as market value of outstanding equity, plus debt, minus cash and cash equivalents)/revenues for the four most recent fiscal quarters; (ii) enterprise value/earnings before interest, taxes, depreciation, and amortization for the four most recent fiscal quarters; and
(iii) enterprise value/earnings before interest and taxes for the four most recent fiscal quarters. The Company did not independently verify the information for the comparative companies considered in its valuations, which information was obtained from publicly available reports. The foregoing multiples were then applied to the Company's financial forecast for each of its six restaurant chains or concepts. Valuations achieved in selected merger and acquisition transactions involving comparable businesses were used as further validation of the valuation range. The valuation takes into account the following factors, not listed in order of importance:

     (A) The Company's emergence from Chapter 11 proceedings pursuant to the Plan of Reorganization as described herein during the first quarter of 1998.

     (B) The assumed continuity of the present senior management team.

     (C) The tax position of Advantica.

     (D) The general financial and market conditions as of the date of consummation of the Plan of Reorganization.

     The total reorganization value of $1,766 million, the midpoint of the range of $1,631 million and $1,776 million adjusted to reflect an enterprise value for FEI based on the terms of the letter of intent related to the disposition thereof, includes a value attributed to shareholders' equity of $405 million and net long-term indebtedness contemplated by the Plan of Reorganization of $1,360 million. In accordance with fresh start accounting principles, this reorganization value has been allocated, based on estimated fair market values, to specific tangible and identifiable intangible assets. The fair values of specific tangible and identified intangible assets have been assumed to equal their carrying values. The Company has recorded an intangible asset in the amount of $1,007 million which equals the Company's reorganization value in excess of amounts allocable to identifiable assets. The Company will continue to finalize the estimates of the fair value of its assets and liabilities, and consequently the value of those assets and the reorganization value in excess of amounts allocable to identifiable assets are subject to change. The reorganization value in excess of amounts allocable to identifiable assets will be amortized over five years. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the Common Stock, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Company nor its financial advisors make any representation as to the trading value of the shares of Common Stock issued under the Plan of Reorganization.


Adjustments for Disposition of FEI

     As further described elsewhere in this Prospectus, on January 14, 1998 Advantica signed a letter of intent for the sale of stock of FEI, a wholly-owned subsidiary which operates the Company's Hardee's restaurants under licenses from HFS. The Company would receive $369.1 million in cash (subject to adjustment as outlined in such letter of intent) in exchange for all of the outstanding stock of FEI. In addition, the purchaser would assume $45.6 million of capital leases. The transaction is expected to be completed by the end of the first quarter of 1998. The proposed transaction would require consents of the lenders under the Credit Facility and the Company is currently negotiating the terms of an amendment which would include such consent. For more information see "Prospectus Summary -- Recent Developments."

     Certain Mortgage Financings of FEI with a book value of $105.3 million (and a pro forma fair value of $116.8 million) at October 1, 1997 are collateralized by certain assets of FEI and its subsidiary Spardee's Realty, Inc. and will not be assumed by the purchaser in the disposition. As a result, the Company will be required to replace such collateral and intends to do so through the purchase of Defeasance Eligible Investments which will be deposited in an irrevocable trust to satisfy principal and interest payments under such Mortage Financings through the stated maturity. Such action will constitute an in-substance defeasance of such Mortgage Financings. At the same time, the Company also intends to effect an in-substance defeasance of related Mortgage Financings of Quincy's Restaurants, Inc. with a book value of $78.6 million (and a pro forma fair value of $87.3 million) at October 1, 1997.

     (15) To reflect the disposition of FEI, including the receipt of cash proceeds of an estimated $369 million and the incurrence of $15 million of estimated transaction costs, and to reflect the use of $205 million of the proceeds of such transaction to purchase United States government securities to effect an in-substance defeasance of certain Mortgage Financings.

           PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                                  (Unaudited)



                                              Year ended December 31, 1996
                                             -------------------------------
                                                       Historical
                                             -------------------------------
                                                    (a)             (b)
                                                  Flagstar         FRI-M
($ in thousands, except per share amounts)    Companies, Inc.   Corporation
-------------------------------------------- ----------------- -------------
 Operating revenue .........................    $2,542,302       $195,943
 Operating expenses ........................     2,385,910        193,461
                                                ----------       --------
 Operating income ..........................       156,392          2,482
                                                ----------       --------
 Other charges:
  Interest and debt expense, net ...........       254,707          4,658
  Other, net ...............................         3,537         (5,437)
                                                ----------       --------
                                                   258,244           (779)
                                                ----------       --------
 Income (loss) before income taxes .........      (101,852)         3,261
 Provision (benefit) for income taxes ......       (16,392)         2,160
                                                ----------       --------
 Net income (loss) .........................    $  (85,460)      $  1,101
                                                ==========       ========
 Basic and diluted loss per share
  applicable to common shareholders (i).....
 Average outstanding and equivalent
  common shares (i) ........................



                                                                    Pro Forma
                                             --------------------------------------------------------
                                                     FRI-M                            Adjustments
                                                  Acquisition                             for
($ in thousands, except per share amounts)        Adjustments      Consolidated     Reorganization
-------------------------------------------- -------------------- -------------- --------------------
 Operating revenue .........................                        $2,738,245
 Operating expenses ........................     $   (4,720) (c)     2,574,651
                                                 ----------         ----------               ---
 Operating income ..........................          4,720            163,594
                                                 ----------         ----------
 Other charges:
  Interest and debt expense, net ...........          5,445 (d)        264,810       $  (103,836)(f)
  Other, net ...............................                            (1,900)
                                                                    ----------
                                                      5,445            262,910          (103,836)
                                                 ----------         ----------       -----------
 Income (loss) before income taxes .........           (725)           (99,316)          103,836
 Provision (benefit) for income taxes ......         (1,960) (e)       (16,192)           15,621 (h)
                                                 ----------         ----------       -----------
 Net income (loss) .........................     $    1,235         $  (83,124)      $    88,215
                                                 ==========         ==========       ===========
 Basic and diluted loss per share
  applicable to common shareholders (i).....
 Average outstanding and equivalent
  common shares (i) ........................


                                                                        Year ended December 31, 1996
                                                 --------------------------------------------------------------------------
                                                                                 Pro Forma
                                                 --------------------------------------------------------------------------
                                                                           After                              After
                                                     Adjustments        Acquisition,    Adjustments       Acquisition,
                                                         for           Reorganization       for          Reorganization,
                                                     Fresh Start      and Fresh Start   Disposition   Fresh Start Reporting
($ in thousands, except per share amounts)            Reporting          Reporting       of FEI (l)      and Disposition
------------------------------------------------ ------------------- ----------------- ------------- ----------------------
Operating revenue ..............................                        $2,738,245      $ (602,946)        $2,135,299
Operating expenses .............................    $  198,300(j)        2,772,951        (581,812)         2,191,139
                                                    ----------          ----------      ----------         ----------
Operating income ...............................      (198,300)            (34,706)        (21,134)           (55,840)
                                                    ----------          ----------      ----------         ----------
Other charges:
 Interest and debt expense, net ................        (7,700) (k)        153,274         (11,008)           142,266
 Other, net ....................................                            (1,900)           (193)            (2,093)
                                                    ----------          ----------      ----------         ----------
                                                        (7,700)            151,374         (11,201)           140,173
                                                    ----------          ----------      ----------         ----------
Income (loss) before income taxes ..............      (190,600)           (186,080)         (9,933)          (196,013)
Provision (benefit) for income taxes ...........                              (571)         (5,353)            (5,924)
                                                                        ----------      ----------         ----------
Net income (loss) ..............................    $ (190,600)         $ (185,509)     $   (4,580)        $ (190,089)
                                                    ==========          ==========      ==========         ==========
Basic and diluted loss per share applicable to
 common shareholders (i) .......................                        $    (4.64)                        $    (4.75)
                                                                        ==========                         ==========
Average outstanding and equivalent common shares
 (i)                                                                        40,000                             40,000
                                                                        ==========                         ==========

           PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                            (Unaudited) (Continued)



                                                 Three Quarters ended October 1, 1997
                                                              Pro Forma
                                                 ------------------------------------
                                                                     Adjustments
                                                                         for
($ in thousands, except per share amounts)         Historical       Reorganization
------------------------------------------------ -------------- ---------------------
 Operating revenue .............................   $1,989,355
 Operating expenses ............................    1,875,901
                                                   ----------                --
 Operating income ..............................      113,454
                                                   ----------
 Other charges:
  Interest and debt expense, net ...............      183,567       $   (55,568) (f)
  Other, net ...................................        6,612
                                                   ----------
                                                      190,179           (55,568)
                                                   ----------       -----------
 Income (loss) before reorganization
  expenses and taxes ...........................      (76,725)           55,568
 Reorganization expenses .......................       23,549           (23,549) (g)
                                                   ----------       -----------
 Income (loss) before income taxes .............     (100,274)           79,117
 Provision (benefit) for income taxes ..........        1,484            (8,045)(h)
                                                   ----------       -----------
 Net income (loss) .............................   $ (101,758)      $    87,162
                                                   ==========       ===========
 Basic and diluted loss per share applicable
  to common shareholders (i) ...................
 Average outstanding and equivalent
  common shares (i) ............................



                                                                                                          After
                                                     Adjustments          After        Adjustments   Reorganization,
                                                         for          Reorganization       for         Fresh Start
                                                     Fresh Start     and Fresh Start   Disposition    Reporting and
($ in thousands, except per share amounts)            Reporting         Reporting       of FEI (l)     Disposition
------------------------------------------------ ------------------ ----------------- ------------- ----------------
 Operating revenue .............................                       $1,989,355      $ (416,923)     $1,572,432
 Operating expenses ............................       147,400 (j)      2,023,301        (410,700)      1,612,601
                                                       -------         ----------      ----------      ----------
 Operating income ..............................      (147,400)           (33,946)         (6,223)        (40,169)
                                                      --------         ----------      ----------      ----------
 Other charges:
  Interest and debt expense, net ...............        (5,800) (k)       122,199          (8,256)        113,943
  Other, net ...................................                            6,612          (2,758)          3,854
                                                                       ----------      ----------      ----------
                                                        (5,800)           128,811         (11,014)        117,797
                                                      --------         ----------      ----------      ----------
 Income (loss) before reorganization
  expenses and taxes ...........................      (141,600)          (162,757)          4,791        (157,966)
 Reorganization expenses .......................
 Income (loss) before income taxes .............      (141,600)          (162,757)          4,791        (157,966)
 Provision (benefit) for income taxes ..........                           (6,561)         (1,919)         (8,480)
                                                                       ----------      ----------      ----------
 Net income (loss) .............................   $  (141,600)        $ (156,196)     $    6,710      $ (149,486)
                                                   ===========         ==========      ==========      ==========
 Basic and diluted loss per share applicable
  to common shareholders (i) ...................                       $    (3.90)                     $    (3.74)
                                                                       ==========                      ==========
 Average outstanding and equivalent
  common shares (i) ............................                           40,000                          40,000
                                                                       ==========                      ==========

       NOTES TO PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

     On May 23, 1996, FCI, through FRD Acquisition Co. ("FRD"), a newly-formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains. The acquisition price of $313.4 million was paid in exchange for all of the outstanding stock of FRI-M, a subsidiary of Family Restaurants Inc. ("FRI") which owns the Coco's and Carrows restaurant chains. The total purchase price in such transaction and the components thereof were as follows:



(in thousands)
----------------------------------------------
  FCI cash investment ........................  $ 75,000
  Senior notes payable to FRI ................   156,897
  Proceeds of term loan ......................    50,000
  Assumption of capital lease obligations ....    31,500
                                                --------
  Acquisition price ..........................  $313,397
                                                ========

     The purchase price to be allocated to the assets acquired and liabilities assumed in such transaction in accordance with the purchase method of accounting is calculated as follows:


  Acquisition price ................  $ 313,397
  Direct costs of the acquisition ..      3,100
  Capital lease obligations assumed     (31,500)
                                      ---------
                                      $ 284,997
                                      =========

     Such purchase price has been allocated to the assets acquired and liabilities assumed based on their fair market values. This allocation is summarized as follows:


  Current assets ....................  $  10,896
  Property, plant and equipment .....    144,857
  Goodwill ..........................    196,200
  Other intangibles .................      8,858
  Other non-current assets ..........     19,800
  Current liabilities ...............    (71,713)
  Long-term liabilities .............    (23,901)
                                       ---------
                                       $ 284,997
                                       =========

     The above reflects the allocation of the purchase price in such transaction as the result of the finalization of valuation studies relative to the assets acquired and the finalization by FRI of its income tax returns for the calendar year 1996 (which returns included the operations of FRD through May 23, 1996).

(a) Includes the results of operations of FRI-M for the period subsequent to its acquisition by FRD.

(b) Includes the results of operations of FRI-M for the five months ended May 23, 1996.

(c) Includes the following pro forma adjustments as further described below:



($ in thousands)
-------------------------------------------------
  (1) Adjustment of amortization ................   $   (156)
  (2) Adjustment for reduction in general and
   administrative expenses ......................     (4,564)
                                                    --------
   Total ........................................   $ (4,720)
                                                    ========

   (1) To reflect the reversal of amortization expense related to previous reorganization costs of FRI-M of $2,200,000 and to reflect the amortization of the excess of the purchase price paid by FRD over the net assets acquired of $2,044,000. The previous reorganization costs were being amortized over a 30 year period, and acquisition related goodwill is being amortized over a 40 year period.

   (2) The adjustment for general and administrative expenses represents reductions in corporate overhead charges of $3,892,000 and elimination of a management fee of $1,630,000, both previously charged to FRI-M by its former parent, offset by an estimated increase in overhead expense of approximately 0.5% of FRI-M operating revenues. The net decrease in general and administrative expenses reflects anticipated cost savings and efficiencies from combining the operations of FRI-M and the Company's other operating subsidiaries.

(d) To reflect the elimination of interest of $5,658,000 on FRI-M's loan payable to banks, including amortization of deferred financing costs and to reflect interest on (i) the $156,897,000 of notes payable to FRI at an annual interest rate of 12.5%, (ii) the $56,000,000 term loan (including the current portion of $4,000,000) at an annualized interest rate of 8.5%,
    (iii) assumed borrowings of $5,000,000 on the revolving portion of the FRI-M Credit Facility (as defined below) at an assumed annual interest rate of 8.5% and (iv) use of $23,000,000 of the revolving portion of the FRI-M Credit Facility to support letters of credit at an annual interest rate of 3.0% and a commitment fee of 0.5% annually on the unused portion of the revolving portion of the FRI-M Credit Facility ($7,000,000). The adjustment also includes amortization of the deferred financing costs incurred in connection with the financing of the acquisition and the accretion of interest on the discounted self-insurance reserves. The deferred financing costs of $3,900,000 in connection with the FRI-M Credit Facility and $600,000 on the notes are amortized over 39 months and 8 years, respectively. For information concerning the FRI-M Credit Facility, see "Description of Indebtedness -- The FRI-M Credit Facility."

(e) The pro forma adjustment reflects the fact that FCI's net operating losses will offset FRI-M's separate tax provision when calculated on a consolidated basis, except for current foreign and state income taxes.


Adjustments for Reorganization

(f) The following table details the net adjustment to interest expense related to the consummation of the Plan of Reorganization:



                                                                               Year Ended      Three Quarters Ended
($ in thousands)                                                           December 31, 1996     October 1, 1997
------------------------------------------------------------------------- ------------------- ---------------------
   Elimination of amortization of deferred financing cost on debt
    securities retired ..................................................     $   (2,921)           $  (3,492)
   Elimination of interest on debt securities retired ...................       (105,415)             (55,476)
   Amortization of deferred financing cost of the Credit Facility .......          1,200                  900
   Amortization of deferred financing cost related to exchange of Old
    Senior Notes ........................................................            400                  300
   Increase in interest expense due to exchange of Old Senior Notes .....          2,900                2,200
                                                                              ----------            ---------
   Net adjustment to interest expense ...................................     $ (103,836)           $ (55,568)
                                                                              ==========            =========

---------
(g) To remove the impact of reorganization expenses which would not be reflected in the post-reorganization statement of operations.

(h) To record the estimated income tax effects of consummation of the Plan of Reorganization.

(i) Historical loss per share data not meaningful due to the significant change in capital structure in connection with the confirmation and effectiveness of the Plan of Reorganization. The impact of warrants and options are not dilutive and therefore a diluted presentation is not provided.



Adjustments for Fresh Start Reporting

(j) To reflect, for the year ended December 31, 1996 and the three quarters ended October 1, 1997, the removal of the amortization of goodwill of $3.1 million and $3.7 million, respectively, and the addition of the amortization of reorganization value in excess of amounts allocable to identifiable assets, assuming a 5-year life, of $201.4 million and $151.1 million, respectively.

(k) To record, for the year ended December 31, 1996 and the three quarters ended October 1, 1997, the impact on interest expense of the amortization of the premium on long-term debt of $7.7 million and $5.8 million, respectively.



Adjustments for Disposition of FEI

(l) To remove the results of operations of FEI for the year ended December 31, 1996 and the three quarters ended October 1, 1997, including a reduction in the amortization of reorganization value in excess of amounts allocable to identifiable assets of $19.6 million and $14.7 million, respectively, due to the disposition. The adjustment also reflects the estimated amount of interest income earned ($11.0 million for the year ended December 31, 1996 and $8.3 million for the three quarters ended October 1, 1997, based on an assumed weighted average rate of 5.4%) on approximately $205 million of Defeasance Eligible Investments intended to be purchased with the proceeds of the disposition in order to in-substance defease the secured debt of FEI. A .125% increase in the assumed interest rate would result in an increase in interest income of approximately $.3 million for the year ended December 31, 1996 and $.2 million for the three quarters ended October 1, 1997, conversely, a .125% decrease in the assumed interest rate would result in a decrease in interest income of approximately $.3 million for the year ended December 31, 1996 and $.2 million for the three quarters ended October 1, 1997.



Material Non-Recurring Charges Not Reflected in the Pro Forma Condensed
  Statements of Consolidated
Operations

     Certain material non-recurring charges (gains) related to consummation of the Plan of Reorganization are not reflected in the Pro Forma Condensed Statements of Consolidated Operations as they are not expected to have a continuing impact on the Company's operations. These charges (gains) will be included in the Company's operating results for the period prior to consummation of the Plan of Reorganization and are summarized below ($ in millions):


    Reorganization costs .................................... $  25.0
    Extraordinary gains on exchange of debt for equity
    (including the elimination of accrued interest of $74.9
    million) ................................................ (621.5)
    Write-off of deferred financing costs related to terminated
    credit facility. ........................................   16.0
    Fresh start reporting adjustments. ...................... (753.6)

                      SELECTED HISTORICAL FINANCIAL DATA

     Set forth below are certain selected financial data concerning the Company for each of the five years ended December 31, 1996. Such data generally have been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited. Also set forth below are selected financial data for the three quarters ended September 30, 1996 and October 1, 1997, which have been derived from the unaudited Consolidated Financial Statements of the Company and which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Statements" presented elsewhere herein which give effect to the acquisition of FRI-M, the disposition of FEI and the consummation of the Plan of Reorganization.



                                                                  Year Ended December 31,
                                   -------------------------------------------------------------------------------------
                                      1992 (a)         1993 (a)           1994 (a)           1995 (a)         1996 (b)
                                   ------------- ------------------- ------------------ ------------------ -------------
                                       ($ in millions, except per share amounts)
 Income Statement data:
  Operating revenue ..............  $  2,443.0      $    2,615.2        $   2,666.0        $   2,571.5      $  2,542.3
  Operating income (loss) ........       196.7          (1,102.4)(c)          211.5 (d)           98.2 (e)       156.4
  Loss from continuing
   operations (f) ................    (   39.2)         (1,238.6)          (   16.8)          (  132.9)       (   85.5)
  Earnings (loss) per
   share (g) .....................
  Cash dividends per common
   share (h) .....................
 Balance Sheet data (at end of
  period):
  Current assets (i) .............        98.4             122.2              186.1              285.3           185.5
  Working capital deficiency
   (i)(j) ........................    (  256.3)         (  273.0)          (  205.6)          (  122.2)       (  297.7)
  Net property and equipment .....     1,269.9           1,167.2            1,196.4            1,104.4         1,168.6
  Total assets ...................     3,170.9           1,538.9            1,587.5            1,507.8         1,687.4
  Long-term debt .................     2,171.3           2,341.2            2,067.6            1,996.1         2,179.4



                                          Three Quarters Ended
                                   ----------------------------------
                                                       Debtor-In-
                                                       Possession
                                    September 30,      October 1,
                                         1996             1997
                                   --------------- ------------------
($ in millions, except per share amounts)
 Income Statement data:
  Operating revenue ..............    $  1880.8       $   1,989.4
  Operating income (loss) ........        119.2             113.5
  Loss from continuing
   operations (f) ................      (  57.3)         (  101.8)
  Earnings (loss) per
   share (g) .....................
  Cash dividends per common
   share (h) .....................
 Balance Sheet data (at end of
  period):
  Current assets (i) .............                          116.3
  Working capital deficiency
   (i)(j) ........................                       (  286.5)
  Net property and equipment .....                        1,111.4
  Total assets ...................                        1,552.1
  Long-term debt .................                          881.0 (k)

---------
(a) Certain amounts for the four years ended December 31, 1995 have been reclassified to conform to the 1996 presentation.

(b) Reflects the acquisition in May 1996 of Coco's and Carrows.

(c) Operating loss for the year ended December 31, 1993 reflects charges for the write-off of goodwill and certain other intangible assets of $1,104.6 million and the provision for restructuring charges of $158.6 million.

(d) Operating income for the year ended December 31, 1994 reflects a recovery of restructuring charges of $7.2 million.

(e) Operating income for the year ended December 31, 1995 reflects a provision for restructuring charges of $15.9 million and a charge for impaired assets of $51.4 million.

(f) The Company has classified as discontinued operations Canteen Corporation, a food and vending subsidiary sold in 1994, TWRS, a recreation services subsidiary, and VS, a stadium concessions subsidiary. TWRS and VS were sold during 1995.

(g) Historical earnings per share data not meaningful as a result of the significant change in capital structure in connection with the confirmation and effectiveness of the Plan of Reorganization.

(h) The Company's bank facilities have prohibited, and its public debt indentures have significantly limited, distributions and dividends on Advantica's (and its predecessors') common equity securities. See Note 4 to the accompanying Consolidated Financial Statements appearing elsewhere herein.

(i) The current assets and working capital deficiency amounts presented exclude assets held for sale of $480.8 million, $103.2 million, and $77.3 million as of December 31, 1992, 1993 and 1994, respectively, and $5.1 million as of December 31, 1996. Such assets held for sale relate primarily to the Company's food and vending and concessions and recreation services subsidiaries sold in 1994 and 1995.

(j) A negative working capital position is not unusual for a restaurant operating company. The increase in the working capital deficiency from December 31, 1992 to December 31, 1993 is attributable primarily to an increase in restructuring and other liabilities. The decrease in the working capital deficiency from December 31, 1993 to December 31, 1994 is due primarily to an increase in cash following the sale of the Company's food and vending subsidiary during 1994. The decrease in the working capital deficiency from December 31, 1994 to December 31, 1995 is due primarily to an increase in cash following the 1995 sales of the Company's
    (i) distribution subsidiary, PFC, net of current assets and liabilities of such subsidiary, and (ii) the concession and recreation services subsidiaries. The increase in the working capital deficiency from December 31, 1995 to December 31, 1996 reflects the use of the proceeds from the 1995 sales noted above and the proceeds of the sale of PTF for operating needs and for the acquisition of Coco's and Carrows. The decrease in the working capital deficiency from December 31, 1996 to October 1, 1997 is attributable primarily to the reclassification of $100.8 million of accrued interest to liabilities subject to compromise in accordance with SOP 90-7, largely offset by a reduction in cash and cash equivalents which has been used for Company operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(k) Reflects the reclassification at October 1, 1997 of $1,496.7 million of long-term debt to liabilities subject to compromise in accordance with SOP 90-7 as a result of the commencement of the Chapter 11 filing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Historical Financial Data and the Consolidated Financial Statements and other more detailed financial information appearing elsewhere herein. For information concerning, among other things, consummation of the Plan of Reorganization and its pro forma effect on the Company, see "Pro Forma Financial Statements" appearing elsewhere in this Prospectus.


Introduction

     The Company's Management's Discussion and Analysis is divided into two sections. The first section analyzes the Company's results of operations; first on a consolidated basis, then for each of Advantica's six restaurant concepts. The second section addresses the Company's liquidity and capital resources.


Results of Operations


Company Consolidated
--------------------



                                                                                        Three Quarters Ended
                                                        Year Ended December 31,      ---------------------------
                                                                                      September 30,   October 1,
                                                        1994        1995      1996         1996          1997
                                                    ------------ --------- --------- --------------- -----------
($ in millions)
Net Company Sales .................................    $2,620     $2,512    $2,471       $1,827        $1,928
Franchise Revenue .................................       46          59        71           54            61
                                                       ------     ------    ------       ------        ------
Total Revenue .....................................    2,666       2,571     2,542        1,881         1,989
Operating Expenses ................................    2,455       2,473     2,386        1,762         1,876
                                                       ------     ------    ------       ------        ------
Operating Income ..................................      211          98       156          119           113
Net Interest Expense From Continuing Operations ...      227         229       255          189           184
Income Tax (Benefit) Provision ....................         (2)        0       (16)         (13)            1
Net Income (Loss) .................................    $ 364      $  (55)   $  (85)      $  (57)       $ (102)

                           Restaurant Unit Activity

                                                                 Units
                                                               Converted
                                                                 from
                             Ending                 Units     Company to
                              Units      Units     Closed/     Franchise
                            12/31/95    Opened       Sold      (Turnkey)
                           ---------- ---------- ----------- ------------
Denny's ..................
 Company Owned ...........      933                 (20)         (19)
 Franchised Units ........      596       72        (10)          19
 Int'l Licensees .........       24        1         --           --
                                ---       --        -----        ---
                              1,553       73        (30)
Hardee's .................      593        1(b)     (14)          --
Quincy's .................      203       --           (4)        --
El Pollo Loco ............
 Company Owned ...........      103        1         --             (8)
 Franchised Units ........      112       15         --            8
 Int'l Licensees .........        2        8         --           --
                              -----       --        -----        -----
                                217       24         --           --
                              -----       --        -----        -----
 Subtotal ................    2,566       98        (48)
                              -----       --        -----
Coco's (a) ...............
 Company Owned ...........      188       --           (5)        --
 Franchised Units ........        6       --           (1)        --
 Int'l Licensees .........      252       26         --           --
                              -----       --        -----        -----
                                446       26           (6)        --
                              -----       --        ------       -----
Carrows (a) ..............
 Company Owned ...........      161        2           (3)        --
 Franchised Units ........       --       --         --           --
                              -----       --        -----        -----
                                161        2           (3)        --
                              -----       --        ------       -----
Subtotal .................      607       28           (9)        --
                              -----       --        ------       -----
                              3,173      126        (57)
                              =====      ===        =====



                                                                 Units
                                                               Converted
                                                                 from
                              Ending                Units     Company to      Ending     Ending
                               Units      Units    Closed/     Franchise      Units       Units
                             12/31/96    Opened      Sold      (Turnkey)     10/1/97     9/30/96
                           ------------ -------- ----------- ------------ ------------- --------
Denny's ..................
 Company Owned ...........      894         1          (3)         (5)         887         902
 Franchised Units ........      677        61       (10)          5            733         653
 Int'l Licensees .........       25         1        --          --             26          25
                                ---        --       -----        ----          ---         ---
                              1,596        63       (13)         --          1,646       1,580
Hardee's .................      580(c)     --       (22)         --            558(c)      579
Quincy's .................      199         1          (3)       --            197(d)      199
El Pollo Loco ............
 Company Owned ...........       96         3        --            (2)          97          98
 Franchised Units ........      135(c)      7          (1)        2            143(c)      128
 Int'l Licensees .........       10        --          (6)       --              4           8
                              -----        --       ------       ----        -----       -----
                                241        10          (7)       --            244         234
                              -----        --       ------       ----        -----       -----
 Subtotal ................    2,616        74       (45)         --          2,645       2,592
                              -----        --       -----        ----        -----       -----
Coco's (a) ...............
 Company Owned ...........      183         4          (1)       --            186         184
 Franchised Units ........        5         3        --          --              8           6
 Int'l Licensees .........      278        15          (1)       --            292         266
                              -----        --       ------       ----        -----       -----
                                466        22          (2)       --            486         456
                              -----        --       ------       ----        -----       -----
Carrows (a) ..............
 Company Owned ...........      160        --          (6)         (1)         153         162
 Franchised Units ........       --         2                     1              3(d)
                              -----        --                    ----        -----
                                160         2          (6)       --            156         162
                              -----        --       ------       ----        -----       -----
Subtotal .................      626        24          (8)       --            642         618
                              -----        --       ------       ----        -----       -----
                              3,242        98       (53)         --          3,287       3,210
                              =====        ==       =====        ====        =====       =====

---------
(a) Coco's and Carrows were acquired by the Company in May of 1996. Year-to-date December 31, 1996 data are provided for comparison purposes only. Coco's and Carrows restaurant unit activity since their acquisition by the Company for the year ended December 31, 1996 is as follows:


                               Units at                       Ending
                             Acquisition    Units    Units    Units
                                 Date      Opened   Closed   12/31/96
                            ------------- -------- -------- ---------
Coco's
 Company Owned ............      184                   (1)     183
 Franchised Units .........        6                   (1)       5
 Int'l Licensees ..........      257        21                 278
Carrows ...................      163                   (3)     160
                                 ---                   ---     ---
                                 610        21         (5)     626
                                 ===        ==         ===     ===

---------
(b) Represents the re-opening of a unit that was temporarily closed at December 31, 1995.

(c) Unit count includes one Hardee's and El Pollo Loco dual brand unit. The unit's operating results are included in Hardee's operating results.

(d) Unit count includes one Quincy's unit converted to a Carrows that is operated by Quincy's as a Carrows franchise. The unit's operating results are included in Quincy's operating results. Intercompany franchise fees are eliminated in consolidation.

Company Consolidated

Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996


     The Company's consolidated revenue for the three quarters ended October 1, 1997 increased by $108.5 million (5.8%) as compared with the 1996 comparable period. This increase is primarily attributable to two factors: the estimated $24.0 million impact of the additional days in the three quarters ended October 1, 1997 in comparison to the prior year period and an approximate $202.3 million impact of an additional five months of operations of Coco's and Carrows in 1997 in comparison to 1996. Excluding the impact of the extra days and the Coco's and Carrows acquisition, revenue for the 1997 period decreased $117.8 million in comparison to the prior year period. This decrease reflects decreases in comparable store sales at all of the Company's concepts except for El Pollo Loco and Coco's, as well as a 46-unit decrease in Company-owned units. Such decreases are slightly offset by a $6.6 million increase in franchise revenue due to a 123-unit increase in franchise units.

     Consolidated operating expenses for the three quarters ended October 1, 1997 increased by $114.2 million (6.5%) as compared with the 1996 comparable period. The expense increase is primarily attributable to two factors: the estimated $20.3 million impact of the additional days in the 1997 period in comparison to the prior year comparable period and a $190.6 million impact of the additional five months of operations of Coco's and Carrows in the current year period in comparison to the prior year comparable period. Excluding the extra days and the impact of the Coco's and Carrows acquisition, operating expenses for the 1997 period decreased $96.7 million in comparison to the prior year comparable period. This decrease primarily reflects a decline in costs associated with the decline in revenue, the positive impact of cost cutting measures, and the impact on expenses of a 46-unit decrease in Company-owned units.

     Consolidated operating income for the three quarters ended October 1, 1997 decreased by $5.7 million (4.8%) as compared with the 1996 comparable period as a result of the factors noted above.

     Consolidated interest and debt expense, net totaled $183.6 million during the 1997 period as compared with $189.1 million during the comparable 1996 period. The decrease is due principally to the fact that the Company ceased recording interest on the Senior Subordinated Debentures and 10% Convertible Debentures on July 11, 1997 in accordance with SOP 90-7. This decrease is partially offset by the addition of $12.1 million of interest and debt expense associated with the Coco's and Carrows acquisition in May 1996 and a $3.6 million charge representing interest and penalties associated with the early termination of the Company's interest rate exchange agreements in 1997. Such termination occurred in conjunction with the refinancing of the Company's bank facility necessitated by FCI's and Flagstar's bankruptcy filings on July 11, 1997. In addition, interest income for the 1997 period decreased $3.2 million in comparison to the prior year period due to decreased cash and cash equivalents available for investment during the 1997 period.

     Reorganization expenses include professional fees and other expenditures incurred by the Company in conjunction with the Plan of Reorganization under Chapter 11 of the Bankruptcy Code as further discussed in Note 15 to the Consolidated Financial Statements included herein.

     The provision for (benefit from) income taxes from continuing operations for the period has been computed based on management's estimate of the annual effective income tax rate applied to loss before taxes. The Company recorded an income tax provision reflecting an effective income tax rate of approximately 1.5% for the 1997 period compared to a benefit for the comparable 1996 period reflecting an approximate rate of (18.4%). The change in the effective income tax rate from the prior year can be attributed to the recognition in the prior year of anticipated refunds due to the carryback of prior year tax losses.

     The net loss was $101.8 million in the 1997 period as compared to $57.3 million for the prior year comparable period. The increase in the net loss is due to the factors noted above.


1996 vs. 1995


     Operating Trends: During 1996, the Company experienced comparable store sales increases at Denny's and El Pollo Loco, due to the continued success of Denny's value menu strategy, El Pollo Loco's successful menu positioning and new product introduction efforts, dual branding at El Pollo Loco with Foster's Freeze, and favorable results from remodeled restaurants. However, the Company continued to experience significant declines in comparable store sales at Hardee's due to continued competitive promotions by quick-service competitors. Quincy's also showed comparable store sales declines reflecting the general trend in the mid-scale family-steak category as well as operational issues relative to training, food quality, service and facilities. During the third quarter management began to address these operational issues. New products were developed and tested, training was implemented at all levels, facilities were improved and management made plans to relaunch the Quincy's brand. Primarily as a result of the lower revenues at Quincy's, the Company experienced a reduction in operating income of $7.3 million (after removing the impact on 1995 results of the restructuring and impairment charges taken in 1995 and removing the impact on 1996 results of the operating income decrease in 1996 resulting from the dispositions of PFC and PTF and the increases in operating income in 1996 attributable to the acquisition of Coco's and Carrows). Overall, the trends experienced by the Company since the 1989 leveraged buyout generally continued through 1996; operating income continued to be insufficient to cover the interest and debt expense resulting in continued losses from continuing operations. As of year-end 1996, the external factors that have contributed to these trends, including increased competition and intensive pressure on pricing due to discounting, were expected to continue.

     In recognition of these matters, in addition to addressing the negative trends at Hardee's and Quincy's, management began in early 1997 to formulate steps to address the Company's debt burden and its impact on operations. For further information, see "The Company -- The 1997 Restructuring" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's consolidated revenue for 1996 was $2,542.3 million, a decrease of $29.2 million, or 1.1%, compared to 1995. The impact on revenues of the Coco's and Carrows acquisition ($163.7 million and $131.4 million, respectively, in revenue was contributed by Coco's and Carrows in 1996) was somewhat offset by the loss of revenue attributable to the dispositions of the Company's food distribution and processing operations, PFC and PTF, in September 1995 and 1996, respectively (the decrease in revenue in 1996 as compared to 1995 as a result of these dispositions totaled $218.2 million). Excluding the effects of such acquisition and dispositions, revenue, on a comparable basis, was $2,245.9 million in 1996, a decrease of $106.0 million (4.5%) compared to 1995. The revenue decrease primarily reflects the impact of lower comparable store sales at Hardee's and Quincy's and 63 fewer Company-operated restaurants as compared with the prior year (excluding the impact of the Coco's and Carrows acquisition), somewhat offset by an increase in franchise revenue of $11.7 million, reflecting 133 additional franchised units in 1996. At Hardee's and Quincy's, comparable store sales decreased 7.2% and 10.8%, respectively. Comparable store sales at Denny's and El Pollo Loco increased 1.7% and 7.2%, respectively; however, due to decreases in the number of Company-operated restaurants in comparison to 1995, neither concept reported increases in revenue from Company-operated units.

     Operating expenses decreased by $87.3 million (3.5%) in 1996 to $2,385.9 million as compared to 1995. This decrease reflects the impact of several significant events which affect the comparability of 1996 and 1995 results, including: a restructuring charge and charge for impaired assets totaling $67.2 million in 1995; a decrease in depreciation expense in 1996 of $5.4 million due to the impairment write-down in 1995; and a decrease in expenses in 1996 of $201.6 million due to the sales of PTF and PFC. These items are offset, in part, by the impact of the operating expenses of Coco's and Carrows which were acquired in 1996 and total $280.2 million.

     Excluding the effect of the items noted above, operating expenses decreased $93.3 million in 1996 in comparison to 1995. This decrease is primarily attributable to a decline in costs associated with the decline in operating revenue, the positive impact of cost cutting measures (reflected in improved margins at Denny's, Hardee's and El Pollo Loco), and the increase of $8.2 million of the current year amortization of the deferred gains attributable to the sales of PFC and PTF over the prior year amount. This amortization is recorded as a reduction of product costs. These decreases in operating expense are somewhat offset by a decrease in gains from the sales of restaurants to franchisees reflected in operating expenses from $24.5 million in 1995 to $8.4 million in 1996 and an increase of $5.9 million in the cost to administer the consent decree entered into in 1993 over the prior year, to $11.3 million.

     Operating income for 1996 increased by $58.2 million to $156.4 million in comparison to 1995 as a result of the factors noted in the preceding paragraphs.

     Interest and debt expense, net, from continuing operations and discontinued operations totaled $254.7 million for the year ended December 31, 1996 as compared to $248.0 million for the prior year. The net increase is due principally to the addition of $17.6 million in interest and debt expense associated with the Coco's and Carrows acquisition. This increase is partially offset by the following: a decrease in interest expense of approximately $5.3 million due to a lower level of principal outstanding during the 1996 period (excluding the impact of the Coco's and Carrows acquisition) resulting primarily from the repurchase of approximately $25.0 million of senior indebtedness on September 30, 1995 and the scheduled repayments of long-term debt during 1996; an increase in interest income of $3.2 million during 1996 due to increased cash and cash equivalents prior to the acquisition of Coco's and Carrows; a decline of $1.6 million in interest expense during the 1996 period associated with lower interest rates related to interest rate exchange agreements; and the elimination of $0.8 million in interest expense associated with various operations that were sold in 1995.

     The benefit from income taxes from continuing operations for the year ended December 31, 1996 reflects an effective income tax rate of 16% compared with 0% for 1995. The change from the prior year can be attributed to the recognition of refunds in the current period due to the carryback of current year tax losses and the reversal of certain reserves established in prior years in connection with proposed deficiencies from the Internal Revenue Service. See
Note 6 to the accompanying Consolidated Financial Statements for additional information.

     The loss from continuing operations was $85.5 million for the year ended December 31, 1996 as compared with $132.9 million for the prior year. The net loss for the 1996 year end was $85.5 million compared to a net loss for the prior year of $55.2 million. The prior year included $77.2 million of income from discontinued operations reflecting gains of $77.9 million on the related sales of the discontinued operations in the fourth quarter of 1995.


     Restructuring


     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan resulting in a provision for restructuring of $15.9 million. The 1995 restructuring plan was substantially completed in 1996 except for certain asset replacement projects (where the assets to be replaced were written down as part of the restructuring) which were postponed in 1996 due to the Company's capital constraints. Such projects were substantially completed in 1997. Pursuant to the restructuring plan, approximately 74 employees, primarily corporate and field management, were terminated as of December 31, 1996, resulting in payments of approximately $4.5 million as of that date.


     Accounting Change

     In 1996, the Company adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123, "Accounting for Stock Based Compensation" (SFAS 123) while continuing to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. The adoption of SFAS 123 did not impact the Statements of Consolidated Operations or the Consolidated Balance Sheets included herein.


1995 vs. 1994


     The Company's consolidated revenue for 1995 decreased by approximately $94.5 million (3.5%) as compared with 1994 primarily reflecting the sale of PFC in September 1995 coupled with the continued weakness of the Company's Hardee's operations.

     The Company's operating expenses, before considering the effects of the provision for (recovery of) restructuring charges and charge for impaired assets, decreased by $55.7 million (2.3%) in 1995 as compared with 1994. Such decrease was principally due to a decrease of approximately $43.6 million attributable to the sale of Denny's distribution subsidiary, PFC, which was sold in September 1995, and an increase in gains on sales of restaurants from $10.0 million in 1994 to $24.5 million in 1995.

     Total interest and debt expense from continuing and discontinued operations decreased by $18.1 million in 1995 as compared to 1994 (an $18.5 million decrease attributable to discontinued operations offset by a $0.4 million increase in continuing operations) principally as a result of a reduction in interest expense of $7.0 million following the payment during June 1994 of the principal amount ($170.2 million) outstanding under the term facility of the Company's credit agreement then outstanding and certain other indebtedness upon the sale of the Company's food and vending subsidiary, a reduction in interest expense of $4.0 million during 1995 for other indebtedness related to other subsidiaries which had been sold, and a decrease in interest expense of $6.1 million during 1995 related to interest rate exchange agreements.


     Discontinued Operations


     The Company's concession and recreation services businesses were sold during 1995 resulting in a net gain of $77.9 million. These businesses were accounted for as discontinued operations and recorded operating revenues of $322.3 million during 1995, a decrease of $3.1 million (0.9%) from 1994. Revenues related to the stadium concession subsidiary increased $9.2 million during 1995 to $190.8 million from $181.6 million in 1994. Operating income and depreciation and amortization expense of the concession subsidiary were $2.4 million and $10.9 million, respectively, during 1995 as compared with $6.5 million and $9.8 million, respectively, in 1994. Such decrease in operating income during 1995 was due principally to a decrease in average attendance at major league baseball games during the 1995 season. Revenues related to the recreation services subsidiary decreased by $12.3 million during 1995 to $131.5 million from $143.8 million during 1994. Operating income and depreciation and amortization expense of the recreation services subsidiary for 1995 were $14.7 million and $3.8 million, respectively, as compared with $16.3 million and $4.7 million, respectively, during 1994. Such decrease in revenues and operating income of the recreation services subsidiary was due principally to the loss of the service contract at the Kennedy Space Center during 1995.


     Restructuring

     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan. The plan generally involved a reduction in personnel and a decision to outsource the Company's information systems function. Operating expenses for 1995 reflect a provision for restructuring of $15.9 million including charges for severance of $5.4 million, $7.6 million for the write-down of computer hardware and other assets, and $2.9 million for various other charges.


     Accounting Change

     During 1995 the Company adopted Statement of Financial Accounting Standards No. 121 which resulted in a charge to operating expenses of $51.4 million for the write-down of Denny's, Hardee's and Quincy's restaurant properties. This charge reflected the write-down of 99 units which the Company planned to continue to operate and an additional 36 units which were to be closed or sold in 1996. Of the 36 units, the Company had closed 29 units through 1996. Management intends to dispose of one of the remaining units and will continue to operate the other six.


     Extraordinary Items

     The Company recognized an extraordinary gain totaling $0.5 million, net of income taxes, during 1995 which represents a gain on the repurchase of $25.0 million principal amount of certain indebtedness, net of the charge-off of the related unamortized deferred financing costs. During 1994, the Company also recognized an extraordinary loss totaling $11.7 million, net of income tax benefits, of $0.2 million representing the charge-off of unamortized deferred financing costs associated with the prepayment in June 1994 of senior bank debt.


Restaurant Operations

Denny's

                                                                                           Three Quarters Ended
                                                        Year Ended December 31,       -------------------------------
                                                                                       September 30,     October 1,
                                                      1994        1995        1996          1996            1997
                                                  ----------- ----------- ----------- --------------- ---------------
($ in millions, except Avg. Unit Data)
 Net Company Sales (a) ..........................   $ 1,508     $ 1,442     $ 1,202      $   913         $    874
 Franchise Revenue ..............................        40          49          55           41               46
                                                    -------     -------     -------      -------         --------
 Total Revenue (a) ..............................     1,548       1,491       1,257          954              920
 Operating Expenses (a) .........................     1,425       1,394       1,135          868              833
                                                    -------     -------     -------      -------         --------
 Operating Income (a)(b) ........................   $   123     $    97     $   122      $    86         $     87
                                                    =======     =======     =======      =======         ========
 Comparable Store Sales Increase (Decrease) .....      0.3  %      2.4  %      1.7  %       1.9  %          (4.6  %)
 AVERAGE UNIT DATA:
 Average Unit Sales ($ in thousands):
  Company Operated ..............................    $1,248      $1,283      $1,313      $   995         $    978
  Franchised ....................................     1,060       1,086       1,090          833              827
 Average Guest Check ............................    $ 4.75      $ 4.86      $ 5.03     $   4.93(c)      $   5.51(c)
 Average Weekly Traffic Count ...................     5,047       5,071       5,025           --(d)            --(d)
 Operated Units
  Company Operated ..............................       978         933         894          902              887
  Franchise .....................................       512         596         677          653              733
  International .................................        58          24          25           25               26
                                                    -------     -------     -------     --------         --------
    Total .......................................     1,548       1,553       1,596        1,580            1,646
                                                    =======     =======     =======     ========         ========

---------
(a) Includes the operating results of the Company's food processing (PTF) and distribution (PFC) operations.

(b) Operating income reflects a provision for restructuring of $5 million and a charge for impaired assets of $24 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets see Notes 1 and 3 to the Consolidated Financial
    Statements.

(c) Calculated on a comparable store basis.

(d) Data not provided on a quarterly basis.


Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996

     Denny's net company sales decreased by $39.5 million (4.3%) during the 1997 period as compared with the 1996 comparable period. This decrease reflects 15 fewer Company-owned units and a decrease in comparable store sales, somewhat offset by an estimated $21.7 million increase because of an additional five days in the 1997 period compared to the prior year period. The decrease in Company-owned units, the majority of which were converted to franchise units, is consistent with the Company's strategy of focusing on growth through franchising and the sale of Company-owned restaurants to franchisees, along with selected restaurant closures where continued operation is considered uneconomical. The decline in comparable store sales was driven by lower guest counts, partially offset by an increase in average guest check. Both fluctuations reflect the impact of the September 1996 price increase that eliminated certain value pricing. Franchise revenue for the period increased by $4.9 million (11.9%), reflecting 81 more franchised units at the 1997 period end than at the 1996 period end.

     Denny's operating expenses for the 1997 period as compared with the 1996 comparable period decreased by $35.0 million (4.0%), reflecting the impact of 15 fewer Company-owned units and a decrease in labor costs associated with improved labor efficiencies and lower guest counts. These decreases are somewhat offset by an estimated $18.5 million impact from five additional days in the 1997 period compared to the 1996 period, increased costs for produce, coffee, bacon, and sausage and increases in the federal and state minimum wage rates. In addition, operating expenses in the prior year period included $6.9 million of gains on sales of restaurants in comparison to $0.6 million of gains in the current period. Food cost as a percent of revenue improved during the period because of the September 1996 price increase and a shift to higher margin products in the 1997 period.

     Denny's operating income for the 1997 period increased by $0.4 million (0.5%) as compared to the prior year comparable period as a result of the factors noted above.


1996 vs. 1995

     Revenue from Company-owned units for 1996 decreased by $240.1 million (16.7%) from 1995 to $1,201.6 million. $218.2 million of this decrease can be attributed to the dispositions of PFC and PTF in 1995 and 1996, respectively. The remaining decrease of $52.2 million primarily results from operating 39 fewer Company-owned restaurants, partially offset by gains in comparable store sales of $30.3 million.

     Average unit sales in 1996 increased by 2.4% versus 1995. This increase is comprised of a 0.7% gain resulting from the impact of closed restaurants and those sold to franchisees, and a 1.7% gain in comparable store sales. The gains in comparable store sales were driven by an increase in average guest check, which was somewhat offset by a decrease in customer traffic. The full year gains in average check were aided by a September price increase that eliminated the $1.99 tier from the value menu. This price increase was triggered by commodity cost increases, minimum wage legislation and labor rate pressures. While the price increase had a positive impact on guest check averages, this increase was somewhat offset by a decline in customer counts.

     Franchise revenue in 1996 increased by $6.2 million (12.7%) over 1995, to $55.1 million. The increase in franchise revenue is primarily attributable to 82 additional franchised units in 1996. $2.2 million of the increase was generated from initial fees from new franchise openings while the balance reflects an increase in royalties from units added in 1995 and 1996. Nineteen Company-owned units were sold to franchisees during 1996, generating $7.7 million in gains which are reflected as a reduction in operating expense.

     Operating expenses for 1996 compared to 1995 decreased by $258.9 million (18.6%) to $1,134.9 million. This decrease is partially due to the restructuring charge and charge for impaired assets included in the 1995 results ($5.4 million and $23.9 million, respectively), a $2.8 million decrease in 1996 depreciation expense related to the 1995 impairment write-down, a $4.7 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amounts and a decrease of $201.6 million due to the dispositions of PFC and PTF. The effect of these items is somewhat offset by a decrease in the gains from restaurants sold to franchisees ($20.7 million in 1995 versus $7.7 million in 1996). Excluding these items, operating expenses decreased $33.5 million from the prior year. This decrease reflects several factors. Food costs and restaurant labor were favorable in comparison to 1995 by $14.0 million and $8.8 million, respectively, reflecting the decline in the number of Company-owned restaurants as well as the positive impact of cost control measures in the restaurants. These decreases were offset, in part, by higher commodity prices (particularly for pork, dairy, eggs and bread) over the prior year and increases in the federal and state minimum wages.

     Operating income for 1996 improved by $25.1 million (25.8%), as compared to 1995, to $121.9 million as a result of the factors noted above.


1995 vs. 1994

     Denny's revenues decreased by $57.3 million (3.7%), of which $53.0 million was attributable to a decrease in outside revenues at the Company's food processing and distribution subsidiaries. Such revenue decrease reflects the sale of the Company's distribution subsidiary during the third quarter of 1995. The remaining decrease of $4.3 million was primarily due to a 45-unit net decrease in the number of Company-owned restaurants at December 31, 1995 as compared to December 31, 1994, which was partially offset by an 84-unit increase in the number of franchised restaurants. Comparable store sales at Denny's increased 2.4% during 1995 as compared with 1994, reflecting increases in average check of 2.3% and 0.2% in traffic. During 1995, Denny's completed remodels on 182 Company-owned restaurants.

     Operating expenses before the provision for restructuring charges and charge for impaired assets at Denny's decreased $59.9 million principally due to decreases in product costs including $43.6 million attributable to Denny's distribution subsidiary which was sold in September 1995. Operating expenses for 1994 include twelve months of charges for the food distribution subsidiary; whereas, 1995 includes approximately nine months of such charges. Denny's operating expenses before the provision for restructuring charges and charge for impaired assets were also reduced during 1995 by gains on the sale of restaurants to franchisees of $20.7 million. This compares to gains in 1994 of $8.8 million. Such decreases in operating expenses were offset, in part, by an increase in advertising expense of $6.0 million.


Hardee's



                                                 Year Ended December 31,            Three Quarters Ended
                                           ----------------------------------- -------------------------------
                                                                                September 30,     October 1,
                                               1994        1995        1996          1996            1997
                                           ----------- ----------- ----------- --------------- ---------------
($ in millions, except Avg. Unit Data)
 Revenue .................................   $  701      $  660      $  603       $    459        $    417
 Operating Expenses ......................      625         656         562            434             396
                                             ------      ------      ------       --------        --------
 Operating Income (a) ....................   $   76      $    4      $   41       $     25        $     21
                                             ======      ======      ======       ========        ========
 Comparable Store Sales (Decrease) .......    (3.6  %)    (8.6  %)    (7.2  %)       (6.9  %)        (8.2  %)
 AVERAGE UNIT DATA:
 Average Unit Sales ($ in thousands)......  $ 1,206     $ 1,104     $ 1,041       $    793        $    727
 Average Guest Check .....................  $  3.11     $  3.16     $  3.17       $   3.13(b)     $   3.23(b)
 Average Weekly Traffic Count ............    7,459       6,713       6,320             --(c)           --(c)
 Operated Units ..........................      595         593         580            579             558

---------
(a) Operating income reflects a provision for restructuring of $8 million and a charge for impaired assets of $24 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets, see Notes 1 and 3 to the Consolidated Financial Statements.

(b) Calculated on a comparable store basis.

(c) Data not provided on a quarterly basis.


Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996

     Hardee's revenue decreased by $42.3 million (9.2%) during the 1997 period as compared with the 1996 comparable period, reflecting an 8.2% decline in comparable store sales, as well as a 21-unit decrease in comparison to the prior year period end. The decrease in comparable store sales reflects a decline in traffic which was partially offset by an increase in average guest check. The decrease in traffic count reflects the impact of continuing aggressive promotions by competitors within the quick-service category compounded by the persistent weakness of Hardee's brand positioning and advertising programs.

     Hardee's operating expenses in the 1997 period decreased by $38.4 million (8.8%), in spite of increased labor costs due to the federal minimum wage rate increase and the fact that there is a base level of labor and other fixed costs necessary regardless of sales levels. The net decrease primarily reflects the impact of the cost reduction program implemented in the second half of 1996, the impact on expenses from the lower comparable store sales noted above and a 21-unit decrease in comparison to the prior year period end.

     Hardee's operating income for the 1997 period decreased by $3.9 million (15.7%) as compared to the prior year period as a result of the factors noted above.


1996 vs. 1995

     Revenue for Hardee's for 1996 decreased by $56.9 million (8.6%) from 1995, to $602.9 million. The revenue decrease was primarily driven by 13 fewer restaurants in the Company's chain and a decrease in average unit sales in comparison to 1995. Comparable store sales decreased by 7.2% primarily due to decreased customer traffic in the face of continued aggressive "value/discounting" promotions by competitors within the quick-service segment and inclement weather during the first quarter. In the second half of the year, the Company's Hardee's began focusing less on discounting and more on overall value, introducing items which are somewhat higher priced but which management believes still offer good value for the money. The latest such promotion introduced the "Monster" line of items, featuring a large burger and a large omelet biscuit. This strategy helped drive guest check averages; however, the increased average guest check only marginally offset the decrease in traffic.

     Operating expenses in 1996 decreased $93.4 million (14.2%), to $562.2 million, as compared to 1995. This decrease was partially driven by the restructuring charge and charge for impaired assets included in the 1995 results ($7.8 million and $23.7 million, respectively), a $2.3 million decrease in 1996 depreciation and amortization expense resulting from the impairment write-down in 1995 and a $1.9 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. This decrease also reflects the impact of lower comparable store sales, a decrease in the number of restaurants and management's increased focus on achieving improvement in operating efficiencies. The success of such cost control efforts was reflected by the fact that even after removing the impact on 1995 of the restructuring and impairment charges and the related reduction in depreciation in 1996, operating income would have increased $2.7 million over 1995, despite a decrease in revenue of $56.9 million. Labor savings had the most significant impact in reducing operating expenses. Labor as a percent of sales was 1% lower than in 1995. This was accomplished primarily by reducing in-store labor to become more competitive and more in line with quick-service industry standards, allowing management to reduce costs despite the impact of an increased Federal minimum wage.

     Operating income for 1996 improved by $36.5 million, to $40.7 million, in comparison to 1995 as a result of the factors described above.


1995 vs. 1994

     Hardee's revenue decreased during 1995 by $40.6 million, to $659.9 million, from $700.5 million during 1994, principally due to a decline of 8.6% in comparable store sales. The decrease in comparable store sales resulted from a 10.0% decline in traffic which was mitigated by a 1.6% increase in average check. The decline in traffic was impacted by continued aggressive promotions and discounting by quick-service competitors. During 1995, the Company remodeled 59 Hardee's restaurants.

     At Hardee's, operating expenses before considering the effects of the provision for restructuring charges and charge for impaired assets decreased by $0.8 million. This reflects increased expenses during 1995 of $12.8 million for general and administrative, payroll and benefits, restructuring of field management, workers' compensation charges, and expenses related to promotional programs. Such increases were more than offset by a $13.6 million decrease in product costs directly associated with decreased revenues in 1995.

                                   Quincy's



                                                    Year Ended December 31,           Three Quarters Ended
                                                -------------------------------- -------------------------------
                                                                                  September 30,     October 1,
                                                   1994      1995       1996           1996            1997
                                                --------- --------- ------------ --------------- ---------------
($ in millions, except Avg. Unit Data)
 Revenue ......................................  $  284    $  294     $   259      $     197        $    183
 Operating Expenses ...........................     261       272         252            189             179
                                                 ------    ------     -------      ---------        --------
 Operating Income (a) .........................  $   23    $   22     $     7      $       8        $      4
                                                 ======    ======     =======      =========        ========
 Comparable Store Sales Increase (Decrease) ...    2.9  %    4.8  %    (10.8  %)      (10.9  %)        (7.0  %)
 AVERAGE UNIT DATA:
 Average Unit Sales ($ in thousands):..........  $1,350    $1,438    $  1,301      $     991        $    923
 Average Guest Check ..........................  $ 5.79    $ 5.88    $   6.06      $    5.98(b)     $   6.27(b)
 Average Weekly Traffic Count .................   4,486     4,703       4,132             --(c)           --(c)
 Operated Units ...............................     207       203         199            199             197

---------
(a) Operating income reflects a restructuring charge and charge for impaired assets of $0.6 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets see Notes 1 and 3 to the Consolidated Financial Statements.

(b) Calculated on a comparable store basis.

(c) Data not provided on a quarterly basis.


Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996

     Quincy's revenue decreased by $14.2 million (7.2%) during the 1997 period as compared with the 1996 comparable period, reflecting a 7.0% decline in comparable store sales. The decrease in comparable store sales resulted from a decrease in traffic which was partially offset by an increase in average guest check. The decline in customer traffic reflects, among other things, continuing traffic declines in the family-steak category in general and the difficulty, in spite of product quality improvements and increased emphasis on consistency of service, of "winning back" customers who have been lost over the past several years.

     Quincy's operating expenses in the 1997 period decreased by $10.1 million (5.3%), primarily reflecting the impact on expenses of the lower comparable store sales noted above and a decrease in product costs due to various cost reduction initiatives including contract renegotiations and reviews of product usage and packaging. These decreases were somewhat offset by increased labor costs due to the federal minimum wage rate increase, and the fact that certain labor and other fixed costs could not be reduced in proportion to the significant decline in sales.

     Quincy's operating income for the 1997 period decreased by $4.1 million as compared to the prior year period as a result of the factors noted above.


1996 vs. 1995

     Revenue for Quincy's in 1996 decreased by $35.1 million (11.9%) from 1995, to $259.2 million. The revenue decrease was primarily driven by a decrease in customer traffic, as well as four fewer restaurants, offset somewhat by an increase in the average guest check. Customer traffic, which decreased by 12% versus 1995, was primarily responsible for the 10.8% decrease in comparable store sales. The significant decline in customer traffic reflects, among other things, continued traffic declines in the family-steak category, in general, as well as a difficult comparison to the prior year (which benefited from several newly remodeled units), in addition to the unsuccessful introduction of a new steak product earlier in the year. Also, over the prior two years management had experimented with various formats at Quincy's, which led to some customer confusion and a lack of focus for the concept.

     To address this issue, in October 1996, management initiated a "Relaunch" program to re-establish the brand and give customers a consistent experience. In this regard, during the third quarter of 1996, new products were developed and tested, training was implemented at all levels, facilities were improved, and management rolled out a new value steak promotion, the "No Mistake Steak", which also introduced a number of new products accompanied by increased media advertising.

     Operating expenses in 1996 as compared to 1995 decreased by $19.4 million (7.1%), to $252.5 million. This decrease was driven by the decline in sales and a $1.2 million increase in 1996 amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. These decreases were partially offset by the additional costs in product, labor and advertising to institute the "Relaunch" program. Primarily due to the training efforts related to re-launching the brand, labor costs increased $3.0 million (1.2%) over 1995. Also, after a period of no advertising for Quincy's in August and September as the Relaunch plan was formulated, advertising was increased significantly in the fourth quarter to support the reintroduction of the brand, resulting in an overall increase in advertising expense of approximately $3.0 million in 1996 over the prior year.

     Operating income in 1996 as compared to 1995 declined by $15.7 million, to $6.6 million, as a result of the factors described above.


1995 vs. 1994

     Quincy's revenues increased by $9.9 million (3.5%) during 1995 as compared to 1994 despite a four-unit decrease in the number of restaurants operated at December 31, 1995 as compared to December 31, 1994. Such increase in revenues was primarily due to a 4.8% increase in comparable store sales as a result of increases of 3.3% in traffic and 1.5% in average check. During 1995, the increased traffic was partially attributable to the remodeling of 35 of its restaurants.

     An increase in operating expenses was principally attributable to increases in payroll and benefits expense of $4.4 million, product costs of $3.3 million associated primarily with the increase in revenues during 1995, and advertising expense of $2.7 million.


El Pollo Loco



                                              Year Ended December 31,         Three Quarters Ended
                                           ----------------------------- ------------------------------
                                                                          September 30,    October 1,
                                              1994      1995      1996         1996           1997
                                           --------- --------- --------- --------------- --------------
($ in millions, except Avg. Unit Data)
 Net Company Sales .......................  $  127    $  117    $  114      $    87         $    88
 Franchise Revenue .......................       6        10        14           10              11
                                            ------    ------    ------      -------         -------
 Total Revenue ...........................     133       127       128           97              99
 Operating Expenses ......................     124       114       114           86              88
                                            ------    ------    ------      -------         -------
 Operating Income. .......................  $    9    $   13    $   14      $    11         $    11
                                            ======    ======    ======      =======         =======
 Comparable Store Sales Increase .........    6.5  %    2.0  %    7.2  %       7.7  %          0.0  %
 AVERAGE UNIT DATA:
 Average Unit Sales ($ in thousands):.....
  Company Operated .......................  $  932    $1,019    $1,155      $   873         $   921
  Franchised .............................     893       858       852          644             668
 Average Guest Check .....................  $ 6.59    $ 6.76    $ 6.63     $   6.56(a)     $   6.69(a)
 Average Weekly Traffic Count ............   2,720     2,894     3,350           --(b)           --(b)
 Operated Units:
  Company Operated .......................     127       103        96           98              97
  Franchise ..............................      78       112       135          128             143
  International ..........................       4         2        10            8               4
                                            ------    ------    ------     --------        --------
  Total ..................................     209       217       241          234             244
                                            ======    ======    ======     ========        ========

---------
(a) Calculated on a comparable store basis.

(b) Data not provided on a quarterly basis.


Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996

     El Pollo Loco's net company sales increased $0.1 million (0.1%) during the 1997 period as compared with the 1996 comparable period. This increase reflects an estimated $2.3 million impact from the additional week in the 1997 period compared with the prior year comparable period. Excluding the impact of the additional week, revenue decreased $2.2 million in comparison to the prior year period, primarily reflecting a five-unit decrease in the number of units operating for the entire 1997 period as compared to the entire prior year period. Comparable store sales were unchanged as a result of lower customer counts offset by higher guest check averages, both of which are largely explained by a shift in promotional emphasis during the first two quarters of 1997. A menu price increase taken in March 1997 also contributed to the increase in average check in comparison to 1996. Franchise revenue for the 1997 period compared with the 1996 comparable period increased by $1.3 million (13.1%), primarily due to 11 more franchise units open at the end of the 1997 period as compared with the 1996 period, as well as an increase in franchise average unit sales. This increase in revenue over the prior year comparable period reflects the Company's strategy of focusing on growth through franchising.

     El Pollo Loco's operating expenses for the 1997 period as compared with the 1996 comparable period increased by $1.5 million (1.7%), primarily reflecting an estimated $1.8 million impact from the additional week in the 1997 period in comparison to the prior year comparable period. Other factors which affected the 1997 period include an increase in advertising expenses, expenses related to El Pollo Loco's current reengineering project, and a slight increase in food costs over the comparable 1996 period. In addition, operating expenses in the 1997 period include $0.4 million of gains on sales of restaurants in comparison to $0.6 million of gains in the prior comparable period. These increases were somewhat offset by lower promotional discounting and the impact of a shift in promotional emphasis.

     El Pollo Loco's operating income for the 1997 period decreased by $0.1 million (0.9%) as compared to the prior year comparable period as a result of the factors noted above.


1996 vs. 1995

     Revenue from Company-owned El Pollo Loco units for 1996 decreased by $1.6 million (1.4%) from 1995 to $114.7 million. The revenue decrease was primarily driven by a net decrease of seven restaurants (eight units sold to franchisees, one Company-owned unit opened), partially offset by gains in comparable store sales.

     Comparable store sales increased 7.2%, driven by increased guest traffic, which on a comparable store basis, increased 9.9%. The increased traffic was principally attributable to the highly successful "Pollo Bowl," rolled out in late 1995, which in 1996 accounted for 11% of the menu mix, as well as other key promotions. Comparable store sales also benefited from the Foster's Freeze rollout. The decrease in average guest check was driven by a change in value focus in 1996. During 1995, most of the value offerings featured very large amounts of food (such as the $14.99 Holiday Feast), whereas in 1996, value was approached on a quantity and price basis (such as the Pollo Bowl and $9.99 for 12 pieces of chicken).

     Franchise revenue in 1996 increased $3.3 million (31.7%) over 1995 to $13.7 million. The increase in revenue was primarily due to 31 additional franchise units in 1996. Of the increase in revenue, $0.8 million was generated from initial fees collected as new franchised units were opened, with the remainder coming from the ongoing royalty stream of the additional units. Eight units were sold to franchisees during 1996, generating $0.7 million in gains, which are reflected as a reduction of operating expenses.

     Operating expenses increased $0.5 million in 1996 over the prior year, to $114.6 million, due to a decrease in gains recognized on the sale of restaurants to franchisees, from $3.8 million in 1995 to $0.7 million in 1996. Removing the impact of the decrease in restaurant sales to franchisees, El Pollo Loco experienced a net decrease in operating expenses of $2.6 million reflecting, among other things, lower product costs associated with the Pollo Bowl and other new products, a decrease in direct labor costs due to improved labor scheduling and staffing initiatives, food cost control measures and a $0.4 million increase in 1996 amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. These improvements were attained despite an increase in chicken prices versus 1995, and the increased federal and state minimum wages.

     Operating income for 1996 in comparison to 1995, improved by $1.2 million (9.5%) to $13.8 million as a result of the factors discussed above.


1995 vs. 1994

     Revenues at El Pollo Loco decreased $6.4 million (4.8%) to $126.7 million during 1995, from $133.1 million during 1994, primarily due to a 24-unit net decrease in the number of Company-owned restaurants following the sale of units to franchisees. Comparable store sales at Company-owned El Pollo Loco units increased by 2.0% reflecting an increase in average check of 2.4% which was partially offset by a 0.4% decrease in traffic. During 1995, El Pollo Loco completed remodels on 57 of its Company-owned restaurants.

     Operating expenses at El Pollo Loco decreased by $9.6 million during 1995 due primarily to a 24-unit net decrease at December 31, 1995 as compared with December 31, 1994 in the number of Company-operated restaurants following the sale of restaurants to franchisees. El Pollo Loco's operating expenses during 1995 included gains on the sale of restaurants of $3.8 million as compared with $1.2 million during 1994.


Coco's and Carrows

     The following information for the years ended December 31, 1995 and 1996 and the three quarters ended September 30, 1996 is provided for analysis purposes only as it includes information for periods prior to the acquisition of Coco's and Carrows by the Company on May 23, 1996:


Consolidated



                                                              Year Ended December 31,        Three Quarters Ended
                                                             -------------------------- ------------------------------
                                                                                         September 30,    October 1,
                                                                  1995          1996          1996           1997
                                                             -------------- ----------- --------------- --------------
($ in millions, except Avg. Unit Data)
 Net Company Sales .........................................   $    502       $   487      $    364       $    368
 Franchise Revenue .........................................          4             4             3              3
                                                               --------       -------      --------       --------
 Total Revenue .............................................        506           491           367            371
 Operating Expenses ........................................        474           477           354            349
                                                               --------       -------      --------       --------
 Operating Income ..........................................   $     32       $    14      $     13       $     22
                                                               ========       =======      ========       ========
 COCO'S
 Comparable Store Sales (Decrease) Increase ................      (5.0  %)      (1.6  %)      (2.3  %)        0.1  %
 AVERAGE UNIT DATA:
 Average Unit Sales (Company-operated) ($ in thousands).....   $  1,506       $ 1,462      $  1,118       $  1,119
 Average Guest Check (c) ...................................   $   6.72       $  6.79      $   6.79(a)    $   6.70(a)
 Average Weekly Traffic Count (c) ..........................      4,271         4,159            --(b)          --(b)
 Operated Units:
  Company Operated .........................................        188           183           184            186
  Franchise ................................................          6             5             6              8
  International ............................................        252           278           266            292
                                                               --------       -------      --------       --------
  Total ....................................................        446           466           456            486
                                                               ========       =======      ========       ========
 CARROWS
 Comparable Store Sales (Decrease) Increase ................      (0.2  %)       0.1  %       (0.4  %)       (1.5  %)
 AVERAGE UNIT DATA:
 Average Unit Sales (Company-operated)($ in thousands)......   $  1,372       $ 1,343      $  1,045       $  1,028
 Average Guest Check (c) ...................................   $   6.09       $  6.26      $   6.20(a)    $   6.46(a)
 Average Weekly Traffic Count (c) ..........................      4,363         4,252            --(b)          --(b)
 Operated Units
  Company Operated .........................................        161           160           162            153
  Franchise ................................................         --            --            --              3
                                                               --------       -------      --------       --------
  Total ....................................................        161           160           162            156
                                                               ========       =======      ========       ========

---------
(a) Calculated on a comparable unit basis.

(b) Data not provided on a quarterly basis.

(c) The method for determining weekly customer traffic and average guest check was changed in September 1996 in order to better conform to the Company's methodology. Amounts for periods prior to September 1996 have not been restated. For Coco's, the new method will generally result in higher weekly traffic counts and lower average guest checks than calculated under the previous method. For Carrows, the new method will generally result in lower weekly traffic counts and higher average guest checks.


Three Quarters Ended October 1, 1997 Compared to Three Quarters Ended September 30, 1996

     Coco's net company sales increased $5.2 million (2.6%) for the three quarters ended October 1, 1997 as compared to the prior year comparable period. This increase reflects an estimated $4.8 million impact from the additional six days in the

1997 period in comparison to the prior year comparable period as well as a slight increase in comparable store sales. The increase in comparable store sales was driven by an increase in guest count somewhat offset by a decrease in average guest check.

     Franchise and foreign licensing revenue increased by $0.3 million (10.7%) for the three quarters ended October 1, 1997 as compared to the prior year comparable period. This increase is a result of two additional domestic franchise units as well as an increase in the number of foreign licenses from 266 at September 26, 1996 to 292 at October 1, 1997.

     Coco's operating expenses for the three quarters ended October 1, 1997 decreased by $0.6 million (0.3%) as compared to the prior year comparable period, primarily as a result of savings in product and labor costs due to an increased operations focus on cost controls, waste reduction and labor initiatives. In addition, the prior year included non-recurring adjustments of approximately $1.6 million, which increased legal and workers' compensation expenses. No comparable charges were included in the 1997 period. These decreases were partially offset by the impact of an additional six days in the 1997 period as compared to the prior year comparable period and the increase in federal and state minimum wage rates.

     Operating income for Coco's for the three quarters ended October 1, 1997 as compared to the prior year comparable period in 1996 increased $6.1 million due to the factors noted above.

     Carrows' net company sales decreased $1.8 million (1.1%) for the three quarters ended October 1, 1997 as compared to the prior year comparable period in spite of an estimated $3.8 million impact from the additional six days in the 1997 period in comparison to the prior year comparable period. The sales decrease was primarily the result of a nine-unit decrease in Company-owned restaurants and also reflects a decrease in comparable store sales. The decrease in comparable store sales was driven by a decrease in customer counts, partially offset by an increase in average guest check. Carrows opened its first domestic franchise location in the first quarter of 1997 and its second and third in the third quarter of 1997.

     Carrows' operating expenses decreased $4.6 million (2.9%) for the three quarters ended October 1, 1997 as compared to the prior year comparable period, despite the impact of an additional six days in the 1997 period as compared to the prior year comparable period and increases in the federal and state minimum wage rates. This expense decrease reflects the impact of approximately $1.5 million of non-recurring adjustments which increased legal and workers' compensation expenses in the prior year comparable period and also reflects savings in product and labor costs due to increased focus by operations on cost control, waste reduction and labor initiatives.

     Operating income for Carrows increased $3.0 million for the three quarters ended October 1, 1997 as compared to the prior year comparable period due to the factors noted above.


1996 vs. 1995

     The Company's operating results for the year ended December 31, 1996 include 31 weeks of Coco's and Carrows operations subsequent to their acquisition in May. Coco's and Carrows revenues for the period were $163.7 million and $131.4 million, respectively. Operating expenses for Coco's and Carrows were $155.5 million and $124.7 million, respectively.


Liquidity and Capital Resources

     Historically, the Company has met its liquidity requirements with internally generated funds, external borrowings, and in recent years, proceeds from asset sales. Prior to the Petition Date, the Company continued to rely on internally generated funds, supplemented by available working capital advances under the Prepetition Credit Agreement, and other external borrowings as its primary sources of liquidity.

     The following table sets forth, for each of the periods indicated, a calculation of the Company's cash from operations available for debt repayment, dividends on the Old Preferred Stock and capital expenditures:



                                                                                    Year Ended           Three Quarters Ended
                                                                                   December 31,       ---------------------------
                                                                                                       September 30,   October 1,
                                                                                  1995        1996          1996          1997
                                                                              ----------- ----------- --------------- -----------
($ in millions)
Net loss ....................................................................   $ (55.2)    $ (85.5)      $ (57.3)     $ (101.8)
Charge for impaired assets ..................................................      51.4          --            --            --
Provision for restructuring charges .........................................      15.9          --            --            --
Non-cash charges ............................................................     120.3       119.9          87.3         106.3
Deferred income tax benefit .................................................     ( 3.5)      ( 9.0)        ( 0.3)       (  0.7)
Discontinued operations .....................................................     (77.2)         --            --            --
Extraordinary items, net ....................................................     ( 0.5)         --            --            --
Change in certain working capital items .....................................     ( 6.1)        7.4         (35.4)          0.7
Change in other assets and other liabilities, net ...........................     (31.0)      (16.1)        (14.5)       ( 18.4)
Reorganization activities ...................................................        --          --            --           3.2
                                                                                -------     -------       -------      --------
Cash from (used in) operations available for debt repayment, dividends on
 Old Preferred Stock, and capital expenditures ..............................   $  14.1     $  16.7         (20.2)       ( 10.7)
                                                                                =======     =======       =======      ========

     The cash flows generated by Coco's and Carrows, which were acquired in May 1996, are required by the instruments governing the indebtedness incurred to finance such acquisition to service the debt issued by FRD and, therefore, other than for the payment of certain management fees and tax reimbursements payable to Advantica under certain conditions, are currently unavailable to be used to service the debt of Advantica and its other subsidiaries. Coco's and Carrows' cash flows from operations, which are included in the Company's total cash flow from operations as set forth in the table above, were $21.2 million and $6.3 million for the year ended December 31, 1996 and the three quarters ended October 1, 1997, respectively.

     The Prepetition Credit Agreement, which was terminated on July 16, 1997 pursuant to the implementation of the DIP Facility, provided the Company with a $150 million revolving credit facility. It was available for working capital advances and letters of credit, with a working capital advance sublimit of $75 million. The Prepetition Credit Agreement and the indentures governing the Company's then-outstanding public debt contained negative covenants that restricted, among other things, the Company's ability to pay dividends, incur additional indebtedness, further encumber its assets and purchase or sell assets. In addition, the Prepetition Credit Agreement included provisions for the maintenance of a minimum level of interest coverage, limitations on ratios of indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") and limitations on annual capital expenditures.

     As discussed in Note 16 to the Consolidated Financial Statements, on July 11, 1997, FCI and Flagstar filed a motion with the Bankruptcy Court seeking authorization to enter into the DIP Facility between FCI, Flagstar, certain subsidiaries of Flagstar, Chase and certain other lenders named therein. The DIP Facility refinanced the Prepetition Credit Agreement and was otherwise available to the Company for working capital and general corporate purposes and for letters of credit during the pendency of the Reorganization Cases. At a hearing on July 15, 1997, the Bankruptcy Court entered the Interim DIP Order and on July 16, 1997, the initial extensions of credit under the DIP Facility were made pursuant to the Interim DIP Order. On August 12, 1997, the Bankruptcy Court entered a final order authorizing FCI and Flagstar to access the entire $200 million DIP Facility. As of October 1, 1997, the Company had working capital advances outstanding of $23.0 million and letters of credit outstanding of $79.9 million under the DIP Facility.

     For the period following Advantica's emergence from Chapter 11, the Company entered into the $200 million Credit Facility with Chase and certain other lenders named therein for the benefit of certain of the Company's operating subsidiaries. Such facility replaced the DIP Facility upon the emergence of Advantica from Chapter 11 and is currently being used for working capital and general corporate purposes and for letters of credit. The Credit Facility matures on January 7, 2003 (subject to early termination under certain circumstances). See "Description of Indebtedness -- The Advantica Credit Agreement." The Company believes the Credit Facility, together with cash generated from operations, various cash management measures and other sources, will provide the Company with adequate liquidity to meet its working capital, debt service and capital expenditure requirements for at least the next twelve months.

     The DIP Facility was guaranteed by certain of the Company's operating subsidiaries and generally was secured by liens on the same collateral that secured the Company's obligations under the Prepetition Credit Agreement. The Credit Facility has the benefit of similar guarantees and collateral security (and the Company's guarantee and additional liens on the Company's corporate headquarters in Spartanburg, South Carolina and accounts receivable). The DIP Facility contained negative covenants that restricted, among other things, the Company's ability to pay dividends, incur additional indebtedness, further encumber its assets and purchase or sell assets (as defined). The Credit Facility contains certain financial and negative covenants, conditions precedent, events of default and other terms, conditions and provisions customarily found in credit agreements for leveraged financings. The Credit Facility was approved by the Bankruptcy Court pursuant to the order confirming the Plan of Reorganization.

     With respect to the long-term liquidity of the Company, the Company's management believes that, after giving effect to the Plan of Reorganization, the Company will have sufficient operating cash flow from operations (together with funds available under the Credit Facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 1999. However, even though the Plan of Reorganization has been consummated, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow. See "Risk Factors -- Highly Leveraged Position."

     In connection with the acquisition of Coco's and Carrows, FRI-M, which became thereby a wholly-owned subsidiary of the Company, obtained a new credit facility consisting of a $56 million term loan, which matures on August 31, 1999, and a $35 million revolving credit facility, which is available until August 31, 1999 for Coco's and Carrows general working capital advances and letters of credit. Such facility is unavailable to Advantica and its other subsidiaries.

     As of December 31, 1996 and October 1, 1997 on a pro forma basis giving effect for the reorganization and the disposition, scheduled debt maturities of the Company's long-term debt for the years 1997 and thereafter are as follows:



                                                         October 1, 1997
                                 Historical                 Pro Forma
                         -------------------------- --------------------------
                             Company                    Company
                          Excluding FRD      FRD     Excluding FRD      FRD
                         --------------- ---------- --------------- ----------
($ in millions)
    1997                    $   43.3      $  19.6            --           --
    1998                        34.2         23.6       $  31.8      $  23.5
    1999                        27.5         23.7          28.8         23.4
    2000                       323.3          3.4         357.0          3.1
    2001                       277.9          3.1          10.3          2.9
    Thereafter .........     1,298.0        164.7         609.8        179.5

---------
     Since the leveraged buyout of Flagstar in 1989, the Company has not achieved the revenue and earnings projections prepared at the time of that transaction, due in large part to increased competition, intensive pressure on pricing due to discounting, adverse economic conditions and relatively limited capital resources to respond to these changes. Such trends generally continued into 1997. The Company's cash flows have been sufficient to fund its operations and make interest payments when due (although in anticipation of the Original Plan and related bankruptcy filings to implement the Original Plan, Flagstar did not make the March 15, 1997 interest payment on the 11 3/8% Debentures or the May 1, 1997 interest payments on the 11.25% Debentures or 10% Convertible Debentures). However, the Company's core businesses have not experienced cash flow growth sufficient to provide adequate funds to invest for future growth.

     These conditions presented both short-term and long-term financial challenges to the Company. To address these matters, management developed and implemented certain plans to maintain the Company's liquidity and improve its capital structure. Specifically, the Board of Directors elected not to declare the January 15, 1997 and April 15, 1997 quarterly dividends on the Old Preferred Stock (the July 15, 1997 and October 15, 1997 payments were also not declared, in view of FCI's bankruptcy filing). In addition, on March 6, 1997, the Prepetition Credit Agreement was amended to provide for less restrictive financial covenants for measurement periods ending on April 2, 1997 and July 2, 1997, as well as to provide Flagstar flexibility to forego scheduled interest payments due in March, May and June 1997 under the Old Senior Notes, the Senior Subordinated Debentures and the 10% Convertible Debentures without triggering a default under the Prepetition Credit Agreement, unless any such debt was declared to be due and payable as a result of the failure to pay any such interest. On March 17, 1997, Flagstar elected not to make an interest payment due and payable as of that date with respect to the 11 3/8% Debentures. As a result, and as a result of a continuation of such non-payment for 30 days following the due date, Flagstar was in default under the indenture governing the 11 3/8% Debentures. In addition, on May 1, 1997, Flagstar elected not to make interest payments due and payable as of that date with respect to the 11.25% Debentures and the 10% Convertible Debentures. As a result, and as a result of such non-payment for 30 days following the due date, Flagstar was in default under the indentures governing such debentures. During the pendency of the Reorganization Cases, Flagstar also missed the $14.5 million interest payment due September 15, 1997 on its 10 3/4% Senior Notes and the $7.1 million interest payment due September 15, 1997 on its 11 3/8% Debentures. The Reorganization Cases operated as an automatic stay of all collection and enforcement actions by the holders of the Senior Subordinated Debentures, the 10% Convertible Debentures, the Old Senior Notes, and by the respective indenture trustees with respect to Flagstar's failure to make the interest payments when due.

     Management concluded that, over the long-term, a substantial restructuring or refinancing of the Company's debt was required to allow the Company to meet its long-term debt obligations and was a prerequisite to future growth through additional investment in its restaurants. It was in this context that FCI and Flagstar developed the Original Plan and ultimately consummated the Plan of Reorganization. See "The Company -- The 1997 Restructuring."

     The Company's principal capital requirements are those associated with opening new restaurants and remodeling and maintaining its existing restaurants and facilities. During 1996, total capital expenditures were approximately $67.3 million, of which approximately $1.3 million was used to remodel existing restaurants, $21.8 million was used to refurbish existing restaurants, $7.5 million was used for point-of-sale ("POS") systems and other information technology assets, $0.8 million was used to open new restaurants, and $35.9 million was used to maintain existing facilities and equipment. Of the total capital expenditures, approximately $12.3 million were financed through capital leases. Cash capital expenditures during 1997 (excluding capital leases) are expected to total approximately $65.0 million.

     At October 1, 1997 and December 31, 1996, the Company had working capital deficits, exclusive of net assets held for sale, of $286.5 million and $297.7 million, respectively, as compared with $122.2 million at the end of 1995. Such increase from 1995 to 1996 reflects the use of the Company's excess cash at December 31, 1995, which resulted from the sales of the Company's non-restaurant business in 1995, to acquire the Coco's and Carrows restaurant chains and to fund the Company's operations. The decrease in the deficit from December 31, 1996 to October 1, 1997 is attributable primarily to a reclassification at October 1, 1997 of accrued interest of $100.8 million from current liabilities to liabilities subject to compromise, largely offset by a reduction in cash and cash equivalents which has been used for Company operations. The Company is able to operate with a substantial working capital deficiency because: (i) restaurant operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable, (ii) rapid turnover allows a limited investment in inventories and (iii) accounts payable for food, beverages, and supplies usually become due after the receipt of cash from related sales.

     On February 22, 1996, the Company entered into an agreement with Integrated Systems Solutions Corporation ("ISSC"). The ten year agreement (as amended) for $357.5 million requires annual payments by the Company ranging from $24.0 million to $51.2 million and provides for ISSC to manage and operate the Company's information systems, as well as develop and implement new systems and applications to enhance information technology for the Company's corporate headquarters, restaurants, and field management. ISSC will oversee data center operations, applications development and maintenance, voice and data networking, help desk operations, and POS technology under the agreement.

     As further described elsewhere in this Prospectus, on January 14, 1998 Advantica signed a letter of intent for the sale of stock of FEI, a wholly-owned subsidiary which operates the Company's Hardee's restaurants under licenses for HFS. The Company would receive $369.1 million in cash (subject to adjustment as outlined in such letter of intent) in exchange for all of the outstanding stock of FEI. In addition, the purchaser would assume $45.6 million of capital leases. The transaction is expected to be completed by the end of the first quarter of 1998. The proposed transaction would require consents of the lenders under the Credit Facility and the Company is currently negotiating the terms of an amendment which would include such consent. For more information see "Prospectus Summary -- Recent Developments."


Impact of Bankruptcy Petitions on Franchising

     The operation of the Company's franchise system is subject to regulations enacted by a number of states, and rules promulgated by the Federal Trade Commission. Among other things, such regulations require that each franchising entity annually renew its Uniform Franchise Offering Circular (the "UFOC") which provides current information about the business. In addition, in the event that any information in the UFOC becomes misleading, inaccurate or incomplete during the year, the UFOC must be amended at that time to make appropriate disclosures. When this occurs, the franchising entity must cease its sale of new franchises until the UFOC has been updated to make the required disclosures. In some states, the updated UFOC must be reviewed and approved by a regulatory agency before the entity can resume franchise sales. Due to the involuntary Chapter 11 proceeding that was filed against Flagstar on June 17, 1997 (which was subsequently dismissed) and the subsequent filing of voluntary petitions with the Bankruptcy Court by FCI and Flagstar on July 17, 1997, management decided it would be appropriate for the Company's franchising subsidiaries (Carrows, Coco's, Denny's and El Pollo Loco) to update their offering circulars and to cease sales of new franchises until an updated UFOC had been prepared and approved by the states that regulate the sale of franchises. Denny's obtained approval and began selling franchises again in all states in which it has significant operations in mid-July 1997; Carrows and Coco's obtained approval and began selling franchises again in all states in which they have significant operations in late July 1997; and El Pollo Loco resumed franchising in early August 1997.

     Due to the Bankruptcy Court's approval of the Plan of Reorganization by order entered on November 12, 1997, management decided that it would be appropriate for the Company's franchising subsidiaries again to update their offering circulars and to cease sales of new franchises until an updated UFOC had been prepared and approved by those states that regulate the sale of franchises. Denny's began selling franchises again in all states in which it has significant operations in mid-November 1997; Carrows and Coco's obtained approval and began selling franchises again in all states in which they have significant operations in late November 1997; and El Pollo Loco resumed franchising in mid-December 1997.

                                   BUSINESS

Introduction

     The Company is one of the largest restaurant companies in the United States, operating (directly and through franchisees) more than 3,200 moderately priced restaurants.

     FCI was organized as a holding company in 1988 in order to effect the leveraged buyout of Flagstar in 1989. On November 16, 1992, FCI and Flagstar consummated the 1992 Recapitalization, which included, among other things, an equity investment by affiliates of KKR. As a result of such transactions, affiliates of KKR acquired control of the Company. Prior to June 16, 1993, FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.

     As a result of the 1989 leveraged buyout of Flagstar, the Company became and remains very highly leveraged. While the Company's cash flows have been sufficient to cover interest costs, operating results since the buyout in 1989 have fallen short of expectations. Such shortfalls have resulted from negative operating trends due to increased competition, intensive pressure on pricing due to discounting, declining customer traffic, adverse economic conditions, and relatively limited capital resources to respond to these changes. These operating trends generally continued through 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for additional information. For information concerning the Plan of Reorganization, which became effective January 7, 1998, see "The Company -- The 1997 Restructuring" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     On May 23, 1996, the Company, through FRD, a newly-formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains consisting of 347 Company-owned units within the mid-scale family-style dining category in order to capitalize on the Company's experience in the restaurant industry and the California market and to maximize the synergies among the Company's restaurant chains, including increased purchasing power. The ultimate acquisition price of $313.4 million was paid in consideration for all of the outstanding stock of FRI-M, then a subsidiary FRI, which owns the Coco's and Carrows chains. The acquisition was accounted for using the purchase method of accounting and is reflected in the Company's Consolidated Financial Statements and Notes thereto included herein as of the acquisition date.

     During the third quarter of 1996, the Company sold PTF, its food processing operations, marking the last in a series of non-restaurant divestitures which began with the sale of Canteen Corporation, the Company's food and vending business, in 1994 and also included the 1995 sales of TWRS, a concession and recreation services subsidiary; VS, a stadium concession services subsidiary; and PFC, the Company's food distribution subsidiary.


Restaurants

     Advantica's operations are conducted through six restaurant chains or concepts, four chains in the full-service mid-scale dining segment and two in the quick-service segment. Denny's, Advantica's largest concept, is the nation's largest chain of family-style full-service restaurants, with more than 1,650 units in 49 states, two U.S. territories, and two foreign countries. Denny's largest concentration domestically is in California and Florida with 552 units in these two states. Management believes that Denny's has the leading share of the national market in the family-style category. Quincy's, with 180 locations, is one of the largest chains of family-steak restaurants in the southeastern United States, offering steak, chicken and seafood entrees as well as a buffet bar, called "America's Home Plate." A weekend breakfast buffet is also available at most Quincy's locations. Advantica also operates El Pollo Loco, a chain of 247 quick-service restaurants featuring flame-broiled chicken and steak products and related Mexican food items, with a strong regional presence in California. As indicated above, the Company acquired the Coco's and Carrows chains in 1996. Coco's is a regional bakery restaurant chain operating 493 units in seven western states and three foreign countries. Coco's offers a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 154 units in seven western states, specializes in traditional American food, with an emphasis on quality, homestyle fare at an excellent value. Hardee's is a chain of quick-service restaurants of which Advantica, with 557 units located primarily in the Southeast, is the largest franchisee. Although specializing in sandwiches, the Company's Hardee's restaurants serve fried chicken and offer a breakfast menu that accounts for approximately 44% of total sales and features the chain's famous "made-from-scratch" biscuits. For a breakdown of the total revenues contributed by each referenced concept for the last three years, see the corresponding section of "Management's Discussion and Analysis of Financial Condition and Results of Operations." For information concerning the proposed sale of the Company's Hardee's operation, see "Prospectus Summary -- Recent Developments." Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities. During 1996, the Company continued its strategy of growth through franchising, adding a net 66 total units to the system (excluding the impact of the additional 610 units acquired through the Coco's and Carrows acquisition), representing an increase of 133 franchise units, offset by a decline of 67 Company-operated units. The increase in franchise units and the decrease in Company-operated units includes 27 units which were sold to franchisees (turnkeyed). The Company intends to continue focusing on growth in the franchise arena in 1998.

     The Company believes its restaurant operations benefit from the diversity of the restaurant concepts represented by its various chains, the generally strong market positions and consumer recognition enjoyed by these chains, the benefits of a centralized support system for purchasing, menu development, human resources, management information systems, site selection, restaurant design and construction, and an aggressive new management team. Denny's, Quincy's, Coco's and Carrows may benefit from the demographic trend of aging baby boomers and the growing population of elderly persons. The largest percentage of "mid-scale" customers comes from the 35 and up age group. In the quick-service segment, the Company expects El Pollo Loco to increase its strong position in the Southwest.

     During the fourth quarter of 1993, the Company approved a restructuring plan for its restaurant concepts which included, among other things, the identification of units for sale, closure or conversion to another concept. At December 31, 1996, four units remained from the 1993 restructuring plan. Management has decided to continue to operate two of the units, one has been sold and one is scheduled for closure in 1998.

     During 1995, the Company identified 36 additional underperforming units for sale or closure, of which 29 units were disposed of through 1996. Management intends to dispose of one of the remaining units and will continue to operate the other six.

     See Note 3 to the accompanying Consolidated Financial Statements of the Company for additional information concerning these identified units.


Denny's

     Denny's is the largest full-service family-style restaurant chain in the mid-scale segment in the United States in terms of both number of units and total revenues. Denny's restaurants currently operate in 49 states, two U.S. territories, and two foreign countries, with principal concentrations in California, Florida, Texas, Arizona, Washington, Illinois, Ohio, and Pennsylvania. Denny's restaurants are designed to provide a casual dining atmosphere with moderately priced food and quick, efficient service to a broad spectrum of customers. The restaurants generally are open 24 hours a day, seven days a week. All Denny's restaurants have uniform menus (with some regional and seasonal variations) offering traditional family fare (including breakfast items, steaks, seafood, hamburgers, chicken and sandwiches) and provide both counter and table service. In 1996, Denny's sales were evenly distributed across each of its dayparts, with breakfast and lunch representing approximately 60% of total traffic. Denny's restaurants had a 1996 average guest check of $5.03 and average annual unit sales of $1.3 million. Denny's currently employs approximately 41,000 people.

     In 1994, the Company began a "reimaging" strategy designed to enhance the competitive positioning of Denny's. This reimaging strategy involved all restaurants within a market area and included an updated exterior, new signage, an improved interior layout with more comfortable seating and enhanced lighting. The Company completed the reimaging of 306 restaurants through 1995. During 1995, management curtailed this reimaging program in order to focus its attention and resources on programs specifically designed to enhance the customer's experience at Denny's by improving service and value positioning. In 1996, the Company started limited exterior refurbishments on 588 units primarily focusing on exterior improvements, such as landscaping, exterior lighting, sign replacement and parking lot repairs to enhance the curb appeal of the restaurants. At December 31, 1996, approximately three-quarters of the 588 units scheduled to receive this limited refurbishment had been completed.

     Historically, Denny's has had the lowest average guest check within the family-style category. In January 1996, Denny's rolled out a value menu that featured value priced items for breakfast, lunch and dinner with tiered pricing starting at $1.99, $2.99 and $3.99, respectively. At the same time, the Company launched several initiatives (including a more operationally focused organizational structure, modern information systems and reengineered restaurant processes) designed to deliver better service and more consistent product quality. The Company refined and accelerated these efforts in 1997. During 1997, the Company continued its focus on opening new franchise units to capitalize on its status as a leading franchisor. For the last three years, Denny's has opened more new units than any competitor in the mid-scale segment. Furthermore, Denny's has supplemented its franchise development efforts by selectively selling Company-owned units to franchisees.

     During 1996, the Company added a net 82 new Denny's franchise units, including the sale of 19 Company-owned units to franchisees, bringing the total franchised units to 702, or 44% of all Denny's restaurants. The initial fee for a single Denny's franchise is $35,000, and the current royalty payment is approximately 4% of gross sales.


Hardee's

     As discussed above, the Company has signed a letter of intent to sell its Hardee's operation. The Company would receive $369.1 million in cash (subject to adjustment as outlined in the Letter of Intent) in exchange for all of the outstanding stock of FEI, the Company's subsidiary which conducts the Hardee's operation. In addition, the purchaser would assume $45.6 million of capital leases. The transaction is expected to be completed by the end of the first quarter of 1998. For information concerning such proposed sale, see "Prospectus Summary -- Recent Developments." For additional information concerning the Company's Hardee's operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's Hardee's restaurants are operated under licenses from HFS. FEI, the Company subsidiary, is HFS' largest franchisee, operating 16% of Hardee's restaurants nationwide. HFS is the seventh largest chain in the United States based on national system wide sales. Of the 580 Hardee's restaurants operated by the Company at December 31, 1996, 557 were located in nine southeastern states. The Company's Hardee's currently employ approximately 22,000 people. The Company's Hardee's restaurants provide uniform menus in a quick-service format targeted to a broad spectrum of customers. The restaurants offer hamburgers, chicken, roast beef and fish sandwiches, hot dogs and low-fat yogurt, as well as a breakfast menu featuring Hardee's popular "made-from-scratch" biscuits. To add variety to its menu, further differentiate its restaurants from those of its major competitors and increase customer traffic during the traditionally slower late afternoon and evening periods, HFS completed the rollout of fresh fried chicken as a menu item in 1993.

     Substantially all of the Company's Hardee's restaurants have drive-thru facilities, which provided 51% of the chain's revenues in 1996. Most of the restaurants are open 16-17 hours a day, seven days a week. Operating hours of selected units have been extended to 24 hours a day, primarily on weekends. Hardee's breakfast menu, featuring the chain's signature "made-from-scratch" biscuits, accounts for approximately 44% of total sales at the Company's Hardee's restaurants. The average guest check at the Company's Hardee's was $3.17 in 1996, and average annual unit sales for the Company's Hardee's restaurants was $1.0 million.

     Management implemented several action plans in the second half of 1996 to focus on customer satisfaction. These initiatives included new menu boards in all of its units and a "touch-up" project in 276 units. The "touch-up" project included new roofs, paint, trim and wallpaper as well as minor landscaping and parking lot repairs and is substantially complete. Hardee's has also installed new microwaves in all units and implemented procedures to provide customers with a hot product. Additionally, management costs have been reduced by the elimination of two layers of management and the streamlining of management reporting relationships. During 1996, the Company closed 14 under-performing Hardee's units.

     Each Hardee's restaurant is operated under a separate license from HFS. Each license grants the exclusive right, in exchange for a franchise fee, royalty payments and certain covenants, to operate a Hardee's restaurant in a described territory, generally a town or an area measured by a radius from the restaurant site. Each license has a term of 20 years from the date the restaurant is first opened for business and is non-cancelable by HFS, except for the franchisee's failure to abide by its covenants. Earlier issued license agreements are renewable under HFS' renewal policy; more recent license agreements provide for successive five-year renewals upon expiration, generally at rates then in effect for new licenses. Each year, a number of FEI's licenses are scheduled for renewal. FEI has historically experienced no difficulty in obtaining such renewals.

     The Company's territorial development agreement with HFS, which called for FEI to open a specified number of Hardee's restaurants in a development territory in the Southeast (and certain adjacent areas) by the end of 1996, was terminated during the fourth quarter of 1995. Termination of such agreement makes FEI's development rights non-exclusive in the development territory. As a result, HFS and other Hardee's franchisees along with FEI are permitted to open Hardee's restaurants in such territory.

     The Company does not believe HFS has satisfied its contractual obligations to support the Hardee's franchise. On March 19, 1997, the Company notified HFS, pursuant to its various license agreements, that FEI was seeking to arbitrate certain claims against HFS. In its demand for arbitration, FEI alleges, among other things (i) breach by HFS of its license agreements with FEI, (ii) breach of fiduciary duty and negligence by HFS in mishandling and misapplying funds of FEI held for advertising, and (iii) unfair trade practices. Such arbitration proceeding has been suspended by the parties as a result of the Letter of Intent for the sale of FEI to HFS' parent company (or an affiliate thereof). If such proposed sale were not consummated and the arbitration proceeding were to resume, no assurance can be given as to the outcome of such proceeding or its impact on the Company's continuing Hardee's operations. If the proposed sale is consummated, all claims made by the Company against HFS would be released.


Quincy's

     Ranked by 1996 sales, Quincy's is the sixth largest family-steak (grill buffet) chain in the country and is one of the largest such chains in the southeastern United States. The Quincy's chain, employing approximately 11,000 people, currently consists of 180 Company-operated limited service restaurants, which are designed to provide value conscious customers with a varied menu, abundant portions and great steaks at moderate prices. The average guest check at Quincy's in 1996 was $6.06. All Quincy's are open seven days a week for lunch and dinner. The dinner daypart is Quincy's strongest, representing 63% of total sales in 1996. The average annual unit sales for a Quincy's restaurant was approximately $1.3 million in 1996. The restaurants serve steak, chicken and seafood entrees along with a buffet-style food bar, called "America's Home Plate," offering hot foods, soups, salads and desserts. In addition, weekend breakfast service, which is available at most locations, allows Quincy's to utilize its base assets more efficiently.

     After experimenting with a number of formats at Quincy's from 1993 through 1995, including enhancements to the scatter bar buffet and a few buffet only restaurants, management determined that a repositioning of Quincy's with better quality food and the "No Mistake Steak" would provide a more effective marketing strategy. In that regard, Quincy's initiated a "Relaunch" program in October 1996 designed to improve service basics, food quality and the marketing effectiveness of Quincy's, and to differentiate Quincy's from other family-steak restaurants.


El Pollo Loco

     El Pollo Loco is the leading chain specializing in flame-broiled chicken in the quick-service segment of the restaurant industry. Of the total 247 El Pollo Loco restaurants, which are located in five southwestern states and two foreign countries, [86%] are located in Southern California. El Pollo Loco currently employs approximately 2,500 people.

     El Pollo Loco restaurants are generally open 12 hours a day, seven days a week for lunch and dinner. A majority of the Company's El Pollo Loco restaurants have drive-thru facilities, which provided 33% of the chain's revenues in 1996. The dinner daypart for El Pollo Loco is the strongest, representing 54% of total sales.

     El Pollo Loco directs its marketing at customers desiring an alternative to traditional fast food products, offering unique tasting and high quality products which help position the brand as high quality fast food at a competitive price. The restaurants are designed to facilitate customer viewing of the preparation of the flame-broiled chicken, and the food is served quickly, but prepared slowly, using fresh ingredients. Much of the brand's recent growth can be attributed to successful menu positioning, new product offerings, dual branding with the complementary Fosters Freeze dessert line, which commenced in late 1995, and restaurant remodeling. The average guest check at El Pollo Loco in 1996 was $6.63 and average annual Company-owned restaurant sales reached record levels of approximately $1.2 million in 1996.

     Based on El Pollo Loco's recent success, the Company is optimistic about future expansion of the El Pollo Loco concept, principally through franchising in Texas and in other California markets. In 1997, the Company opened relatively few Company-owned El Pollo Loco restaurants and focused instead on its franchising efforts. To accelerate the franchise expansion, in 1996 the Company sold eight units to franchisees which were not part of the growth strategy for Company-owned El Pollo Loco units. In the first quarter of 1996, the Company secured the international rights to the El Pollo Loco brand to facilitate expansion opportunities in Mexico and other countries.

     In 1996 the chain had a net increase of 24 units, representing a net 31 franchise unit increase, offset by a Company-operated decrease of seven units. The initial fee for a single El Pollo Loco franchise is $35,000 and the current royalty payment rate is 4% of gross sales.


Coco's

     Coco's is a regional bakery restaurant chain operating primarily in California, Arizona, and Texas, as well as Japan and Korea. Coco's currently consists of 178 Company-operated, 17 domestic franchised and 298 international licensed restaurants, and employs approximately 9,000 people. Coco's offers a variety of fresh-baked goods such as pies, muffins and cookies and value-priced, innovative menu items that capitalize on emerging food trends in the western United States. The chain has positioned itself at the upper end of the mid-scale family-style category, offering a variety of great food, great service, and a pleasant atmosphere at fair prices, to answer the needs of quality conscious family diners. The restaurants are generally open 18 hours a day, with several units opened 24 hours a day on weekends. Coco's restaurants have uniform menus and serve breakfast, lunch and dinner, as well as a "late night" menu in those restaurants open around the clock.

     Lunch and dinner dayparts are Coco's strongest, comprising 37% and 39% of 1996 sales, respectively. In 1996, the average guest check was $6.79, with average annual unit sales of approximately $1.5 million.

     With a foreign presence that is among the largest of any U.S. based, non-fast food restaurant chain, Coco's has laid the foundation to aggressively expand its international operations. Internationally, 41 units have been added to the system since the Company acquired the chain in May 1996. Additionally, Coco's is placing new emphasis on domestic franchising as an opportunity to achieve further growth of the brand. The initial fee for a single Coco's franchise is $35,000 and the current royalty payment rate is 4% of net sales.


Carrows

     Carrows is a regional mid-scale family-style restaurant chain operating primarily in seven western states. Carrows currently consists of 154 Company-operated units and employs approximately 7,000 people. Carrows specializes in traditional American food, with an emphasis on quality, homestyle fare at an excellent value. The concept appeals strongly to families with children as well as to mature adults -- two groups expected to grow rapidly into the next century. The menu is always current, but not trendy, and is revised regularly to reflect the most appealing foods that guests demand. The restaurants are generally open 18 hours a day, with 25% open 24 hours a day. Carrows restaurants have uniform menus and serve breakfast, lunch and dinner, as well as a "late night" menu in those restaurants open 24 hours a day.

     Lunch and dinner dayparts are Carrows' strongest, comprising 30% and 44% of 1996 sales, respectively. In 1996, the average guest check was $6.26, with average annual unit sales of approximately $1.3 million.


Operations

     The Company believes that successful execution of basic restaurant operations in each of its restaurant chains is critical to its success. Accordingly, significant effort is devoted to ensuring that all restaurants offer quality food and service. Through a network of division, region, district and restaurant level managers or leaders, the Company standardizes specifications for the preparation and efficient service of quality food, the maintenance and repair of its premises and the appearance and conduct of its employees. Major emphasis is placed on the proper preparation and delivery of the product to the consumer and on the cost-effective procurement and distribution of quality products.

     A principal feature of the Company's restaurant operations is the constant focus on improving operations at the unit level. Unit managers are especially hands-on and versatile in their supervisory activities. Region and district leaders have no offices and spend substantially all of their time in the restaurants. A significant majority of restaurant management personnel began as hourly employees in the restaurants and therefore perform restaurant functions and train by example. The Company benefits from an experienced management team.


     Each of the Company's restaurant chains maintains training programs for employees and restaurant managers. Restaurant managers and assistant managers receive training at specially designated training units. Areas of training for managers include customer interaction, kitchen management and food preparation, data processing and cost control techniques, equipment and building maintenance and leadership skills. Video training tapes demonstrating various restaurant job functions are located at each restaurant location and are viewed by employees prior to a change in job function or using new equipment or procedures.

     Each of the Company's restaurant chains continuously evaluates its menu. New products are developed in Company test kitchens and then introduced in selected restaurants to determine customer response and to ensure that consistency, quality standards and profitability are maintained. If a new item proves successful at the research and development level, it is usually tested in selected markets, both with and without market support. A successful menu item is then incorporated into the restaurant system. In the case of the Hardee's restaurants, menu development is coordinated with HFS.

     Financial and management control is facilitated by the use of POS systems in all of the Company's restaurants which transmit detailed sales reports, payroll data and periodic inventory information for management review. During the fourth quarter of 1996, the Company began rolling out new POS systems in its Company-owned Denny's restaurants. These systems are expected to help the restaurants improve customer service by providing more accurate and faster turnaround of customer orders and better inventory control. In addition, the new POS systems will aid in decision-making by providing sales information on a more timely basis, with a higher level of detail for better data analysis. Over the next two years, management intends to install new POS systems in all Company-owned restaurants pursuant to its information services agreement with ISSC as more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


Advertising

     The Company uses an integrated process to promote its concepts, including media, menu strategy, interior/exterior building design, style of service and specialized promotions to help differentiate itself in the marketplace. Media advertising is primarily product oriented, generally featuring high margin, special entrees or meal combinations presented and priced to convey high value. Such advertising is conducted through national, regional and local television advertising as well as radio, outdoor and print advertising depending on the target market. Sophisticated consumer marketing research techniques are utilized to measure customer satisfaction and customers' evolving expectations. During 1996, the Company spent from 3% to 7% of its concepts' gross sales on advertising.

     In accordance with the HFS licensing agreements, the Company spent approximately 7.1% of its Hardee's units' total gross sales on marketing and advertising during 1996. Of this amount, approximately 3.0% of total gross sales is contributed to media cooperatives and HFS' national advertising fund. The balance was directed by the Company at local levels.


Site Selection

     The success of any restaurant is influenced significantly by its location. The site selection process for Company-owned restaurants consists of three main phases: strategic planning, site identification and detailed site review. The planning phase ensures that restaurants are located in strategic markets. In the site identification phase, the major trade areas within a market area are analyzed and a potential site identified. The final and most time consuming phase is the detailed site review. In this phase, the site's demographics, traffic and pedestrian counts, visibility, building constraints and competition are studied in detail. A detailed budget and return on investment analysis are also completed. The Company considers its site selection standards and procedures to be rigorous and will not compromise those standards or procedures in order to achieve accelerated growth.


Raw Materials Sources and Availability

     The Company has a centralized purchasing program which is designed to ensure uniform product quality as well as reduced food, beverage and supply costs. The Company's size provides it with significant purchasing power which often enables it to obtain products at more favorable prices from several nationally recognized manufacturers.

     Food and packaging products for the Company's Hardee's restaurants are purchased from HFS and independent suppliers approved by HFS. A substantial portion of the products for the Company's Hardee's and Quincy's restaurants is obtained from Meadowbrook Meat Company, Inc. ("MBM"), an independent supplier/distributor. In connection with the 1995 sale of its distribution subsidiary, PFC, to MBM, the Company entered into an eight year distribution agreement, subsequently extended to ten years, with MBM under which PFC/MBM will continue to distribute and supply certain products and supplies to the Company's Denny's, Hardee's, Quincy's and El Pollo Loco restaurants. Beginning in January 1998, Coco's and Carrows became subject to similar agreements. There are no volume requirements relative to these agreements; however, the products named therein must be purchased through PFC/MBM unless they are unable to make delivery within a reasonable period. During the third quarter of 1996, the Company sold PTF, its food processing operations. In conjunction with each of these sales, the Company entered into a five year purchasing agreement with the acquirer under which the Company is required to purchase certain minimum annual volumes. If such volumes are not purchased, the agreements provide for the payment of penalties.

     The Company believes that satisfactory sources of supply are generally available for all the items regularly used by its restaurants and has not experienced any material shortages of food, equipment, or other products which are necessary to its restaurant operations.


Seasonality

     The Company's business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Occupancy and other operating costs, which remain relatively constant, have a disproportionately negative effect on operating results during quarters with lower restaurant sales. The Company's working capital requirements also fluctuate seasonally, with its greatest needs occurring during its first and fourth quarters.

Trademarks and Service Marks

     The Company, either directly or through wholly-owned subsidiaries, has registered certain trademarks and service marks with the United States Patent and Trademark office and in international jurisdictions, some of which include Denny's(R), El Pollo Loco(R), Quincy's(R), Coco's(R), Carrows(R), and Grand Slam Breakfast(R). The Company regards its trademarks and service marks as important to the identification of its restaurants and believes they are of material importance to the conduct of its business. Domestic trademark and service mark registrations are renewable at various intervals from 10 to 20 years, while international trademark and service mark registrations have various durations from five to 20 years. The Company generally intends to renew trademarks and service marks which come up for renewal. The Company owns or has rights to all trademarks it believes are material to its restaurant operations.



Research and Development

     The Company engages in research and development on an ongoing basis, testing new products and procedures for possible introduction into the Company's systems. The Company has also frequently helped HFS develop and test-market new products. While research and development activities are important to the Company's business, amounts expended for these activities are not material.


Competition

     The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Since the early 1970s, growth in eating places has been driven primarily by quick-service restaurants. On a segment-wide basis, the full-service and quick-service restaurants currently have approximately the same revenues and an equal share of the market. Full-service restaurants include the mid-scale (family-style and family-steak), casual dining and upscale (fine dining) segments. The mid-scale segment, which includes Coco's, Carrows, Denny's and Quincy's, is characterized by complete meals, menu variety and moderate prices ($5-$7 average check), and includes a small number of national chains, many local and regional chains, and thousands of independent operators. The casual dining segment, which typically has higher menu prices ($8-$16 average check) and availability of alcoholic beverages, primarily consists of regional chains and small independents. The quick-service segment, which includes Hardee's and El Pollo Loco, is characterized by low prices (generally, $3-$5 average check), finger foods, fast service, and convenience. A small number of large sandwich, pizza, and chicken chains overwhelmingly dominate the quick-service segment.

     The restaurant industry is highly competitive and affected by many factors, including changes in economic conditions affecting consumer spending, changes in socio-demographic characteristics of areas in which restaurants are located, changes in customer tastes and preferences and increases in the number of restaurants generally and in particular areas. Competition among a few major companies that own or operate quick-service restaurant chains is especially intense. Restaurants, particularly those in the quick-service segment, compete on the basis of name recognition and advertising, the quality and perceived value of their food offerings, the quality and speed of their service, the attractiveness of their facilities and, to a large degree in a recessionary environment, price and perceived value.

     Management believes the Company's principal competitive strengths include its restaurants' brand name recognition; the value, variety and quality of food products served; the quality and training of its employees; and the Company's market penetration, which has resulted in economies of scale in a variety of areas, including advertising, distribution and field supervision.


Government Regulations

     The Company and its franchisees are subject to various local, state and federal laws and regulations governing various aspects of the restaurant business, including, but not limited to, health, sanitation, environmental matters, safety, disabled persons' access to its restaurant facilities, the sale of alcoholic beverages and regulations regarding hiring and employment practices. The operation of the Company's franchise system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company believes that it is in material compliance with applicable laws and regulations, but it cannot predict the effect on operations of the enactment of additional requirements in the future.

     The Company is subject to federal and state laws governing matters such as minimum wage, overtime and other working conditions. At December 31, 1996, a substantial number of the Company's employees were paid the minimum wage. Accordingly, increases in the minimum wage or decreases in the allowable tip credit (which reduces the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially the case in California, where there is no tip credit. In November, 1996, an initiative in California was passed raising the minimum wage in California from $4.25 to $5.00 per hour, effective March 1, 1997, and to $5.75 per hour effective March 1, 1998. Also the federal minimum wage increased from $4.25 per hour to $4.75 per hour on October 1, 1996 and increased again to $5.15 per hour on September 1, 1997. Employers must pay the higher of the federal or state minimum wage. The Company will attempt to offset increases in the minimum wage through pricing and other cost control efforts; however, there can be no assurance that the Company or its franchisees will be able to pass such additional costs on to its customers.


Environmental Matters

     Federal, state and local environmental laws and regulations have not historically had a material impact on the operations of the Company; however, the Company cannot predict the effect on its operations of possible future environmental legislation or regulations.


Properties

     Most of the Company's restaurants are free-standing facilities. Presented below is a schedule of the average property and building square footage, as well as average seating capacity for each of the Company's concepts:



                                  Average           Average       Average
                                  Property          Building      Seating
Concept                       Size in Sq. Ft.   Size in Sq. Ft.   Capacity
---------------------------- ----------------- ----------------- ---------
     Carrows ...............      35,000            5,400           160
     Coco's. ...............      35,000            5,000           160
     Denny's ...............      42,000            4,750           150
     El Pollo Loco .........      20,000            2,100            60
     Hardee's. .............      52,000            3,400            95
     Quincy's. .............      64,000            7,100           250

     The following table sets forth certain additional information regarding the Company's restaurant properties as of December 31, 1996:



                              Land and    Land Leased   Land and
                              Building   and Building   Building
Concept                         Owned        Owned       Leased    Total
---------------------------- ---------- -------------- --------- --------
     Carrows ...............       3           10          147      160
     Coco's. ...............       2           39          142      183
     Denny's ...............     254           36          604      894
     El Pollo Loco .........       9           33           54       96
     Hardee's. .............     288          100          192      580
     Quincy's. .............     152           41            6      199
                                 ---          ---          ---      ---
       Total ...............     708          259        1,145    2,112
                                 ===          ===        =====    =====

The number and location of the Company's restaurants in each chain as of
                    December 31, 1996 are presented below:



                                         Denny's                                 El Pollo Loco           Coco's
                                   --------------------                       -------------------- -------------------
                                            Franchised                                 Franchised           Franchised
State                               Owned    Licensed    Hardee's   Quincy's   Owned    Licensed    Owned    Licensed   Carrows
---------------------------------- ------- ------------ ---------- ---------- ------- ------------ ------- ----------- --------
    Alabama ......................     1          8         156         45       --         --        --        --         --
    Alaska .......................    --          8          --         --       --         --        --        --         --
    Arizona ......................    27         47          --         --        1          1        17         1          9
    Arkansas .....................     1          5           3         --       --         --        --        --         --
    California ...................   223        129          --         --       95        123       135         4        120
    Colorado .....................    25         13          --         --       --         --         6        --         --
    Connecticut ..................     5          3          --         --       --         --        --        --         --
    Delaware .....................     3         --          --         --       --         --        --        --         --
    District of Columbia .........    --         --          --         --       --         --        --        --         --
    Florida ......................   102         77          56         41       --         --        --        --         --
    Georgia ......................    --         24          10         11       --         --        --        --         --
    Hawaii .......................     4          2          --         --       --         --        --        --         --
    Idaho ........................    --          7          --         --       --         --        --        --         --
    Illinois .....................    47         10          --         --       --         --        --        --         --
    Indiana ......................    14          9          --         --       --         --         3        --         --
    Iowa .........................    --          5          --         --       --         --        --        --         --
    Kansas .......................     9          4          --         --       --         --        --        --         --
    Kentucky .....................    --         20          --         --       --         --        --        --         --
    Louisiana ....................     7          2           1         --       --         --        --        --         --
    Maine ........................    --          4          --         --       --         --        --        --         --
    Maryland .....................    14         16          --         --       --         --        --        --         --
    Massachusetts ................     9         --          --         --       --         --        --        --         --
    Michigan .....................    38          2          --         --       --         --        --        --         --
    Minnesota ....................    13          4          --         --       --         --        --        --         --
    Mississippi ..................     2          2          40          8       --         --        --        --         --
    Missouri .....................    29          6          --         --       --         --         2        --         --
    Montana ......................    --          5          --         --       --         --        --        --         --
    Nebraska .....................    --          4          --         --       --         --        --        --         --
    Nevada .......................    12          6          --         --       --          6        --        --          7
    New Hampshire ................     2          1          --         --       --         --        --        --         --
    New Jersey ...................    11          2          --         --       --         --        --        --         --
    New Mexico ...................     2         12          --         --       --         --        --        --          4
    New York .....................    17         18          --         --       --         --        --        --         --
    North Carolina ...............     7         12          58         39       --         --        --        --         --
    North Dakota .................    --          3          --         --       --         --        --        --         --
    Ohio .........................    33         22          18          1       --         --        --        --         --
    Oklahoma .....................     9         13          --         --       --         --        --        --         --
    Oregon .......................     5         18          --         --       --         --        --        --          9
    Pennsylvania .................    51          3           2         --       --         --        --        --         --
    Rhode Island .................    --         --          --         --       --         --        --        --         --
    South Carolina ...............     9          5         123         42       --          1        --        --         --
    South Dakota .................    --          1          --         --       --         --        --        --         --
    Tennessee ....................     3         11         110          9       --         --        --        --         --
    Texas ........................    62         57          --         --       --          4        14        --         10
    Utah .........................     7         12          --         --       --         --        --        --         --
    Vermont ......................    --          2          --         --       --         --        --        --         --
    Virginia .....................    19          8           3          3       --         --        --        --         --
    Washington ...................    50         19          --         --       --         --         6        --          1
    West Virginia ................    --          3          --         --       --         --        --        --         --
    Wisconsin ....................    12          7          --         --       --         --        --        --         --
    Wyoming ......................    --          6          --         --       --         --        --        --         --
    Canada .......................    10         20          --         --       --         --        --        --         --
    International ................    --         25          --         --       --         10        --       278         --
                                     ---        ---         ---         --       --        ---       ---       ---        ---
     Total .......................   894        702         580        199       96        145       183       283        160
                                     ===        ===         ===        ===       ==        ===       ===       ===        ===

     In addition to the restaurant locations set forth above, the Company, through wholly owned subsidiaries, also owns a nineteen story, 187,000 square foot office tower, which serves as its corporate headquarters, located in Spartanburg, South Carolina. The Company's corporate offices currently occupy approximately sixteen floors of the tower, with the balance leased to others. The Company recently sold its 107,000 square foot building located in Irvine, California.

     See "Description of Indebtedness -- The Advantica Credit Agreement" and " -- Mortgage Financings" and Note 4 to the accompanying Consolidated Financial Statements for information concerning encumbrances on certain properties of the Company.


Employees

     At December 31, 1996, the Company had approximately 93,000 employees, none of whom are subject to collective bargaining agreements. Many of the Company's restaurant employees work part-time, and many are paid at or slightly above minimum wage levels. The Company has experienced no significant work stoppages and considers its relations with its employees to be satisfactory.


Legal Proceedings

     FCI, Flagstar, El Pollo Loco and Denny's, along with several former officers and directors of those companies, were named as defendants in an action filed on August 28, 1991 in the Superior Court of Orange County, California. The remaining plaintiffs, who are former El Pollo Loco franchisees, allege that the defendants, among other things, failed or caused a failure to promote, develop and expand the El Pollo Loco franchise system in breach of contractual obligations to the plaintiff franchisees and made certain misrepresentations to the plaintiffs concerning the El Pollo Loco system. Asserting various legal theories, the plaintiffs seek actual and punitive damages in excess of $90 million, together with declaratory and certain other equitable relief. The defendants have denied all material allegations, and certain defendants have filed cross-complaints against various plaintiffs in the action for breach of contract and other claims. Since the filing of the action the defendants have entered into settlements with six of the plaintiffs leaving two plaintiff franchisees remaining in the lawsuit. With respect to the remaining plaintiffs, the action has been stayed due to the bankruptcy filing of the principal stockholder of the plaintiff corporations. Consequently, the trial date to hear the outstanding issues in the case has been vacated and no new trial date has been established.

     In 1994, Flagstar was advised of proposed deficiencies from the Internal Revenue Service for Federal income taxes totaling approximately $12.7 million. The proposed deficiencies relate to examinations of certain income tax returns filed by the Company for the seven taxable periods ended December 31, 1992. In the third quarter of 1996 this proposed deficiency was reduced by approximately $7.0 million as a direct result of the passage of the Small Business Jobs Protection Act in August 1996. The Small Business Jobs Protection Act includes a provision that clarified Internal Revenue Code Section 162(k) to allow for amortization of borrowing costs incurred by a corporation in connection with a redemption of its stock. The Company believes the remaining proposed deficiencies relating to the proposed disallowance of certain costs incurred in connection with the 1989 leveraged buyout of Flagstar are substantially incorrect, and it intends to continue to contest such proposed deficiencies.

     Other proceedings are pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company, and in others presenting allegations that are nonroutine and include compensatory or punitive damage claims. The ultimate legal and financial liability of the Company with respect to the matters mentioned above and these other proceedings cannot be estimated with certainty. However, the Company believes, based on its examination of these matters and its experience to date, that the ultimate disposition of these matters will not materially affect the financial position or results of operations of the Company. For information concerning the suspended arbitration matter with HFS and the Plan of Reorganization, see "Prospectus Summary -- The Plan of Reorganization" and " -- Recent Developments," "The Company -- The 1997 Restructuring" and "Business -- Restaurants -- Hardee's."

                                  MANAGEMENT

Directors of Advantica

     The name, age, present principal occupation or employment, and the material occupations, positions, offices or employments for the past five years, of each director of Advantica are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.



                              Current Principal Occupation or
Name                     Age  Employment and Five-year Employment History
----------------------- ----- ---------------------------------------------------------------------------------------
 James B. Adamson       49    Director of Advantica; President and Chief Executive Officer of Advantica
                              (1995-present); Chief Executive Officer of Burger King Corporation (1993-1995); Chief
                              Operating Officer of Burger King Corporation (1991-1993); President of Burger King
                              U.S.A. Retail Division (1991); Executive Vice President, Marketing of Revco, Inc.
                              (1988-1991). Director of Kmart Corporation and Oxford Health Plans, Inc.
 Robert H. Allen        74    Director of Advantica; Marketing Consultant, R. H. Allen Associates, Westport,
                              Connecticut (1988 to present); Vice President and Product Group Manager of ITT
                              Corporation (1965 to 1987).
 Ronald E. Blaylock     37    Director of Advantica; President and Chief Executive Officer of Blaylock and Partners,
                              L.P., New York, New York (1993 to present); Director of Fine Host Corporation.
 Vera King Farris       57    Director of Advantica; President of The Richard Stockton College of New Jersey (1983
                              to present); Director of National Utilities Investors, Inc.
 James J. Gaffney       57    Director of Advantica; President and Chief Executive Officer, General Aquatics, Inc.
                              (1995 to present); President and Chief Executive Office of KDI Corporation (1993 to
                              1995), President, Chief Executive Office of International Tropio-GI, Inc. (1991 to
                              1992); Director of C.R. Anthony, Insilce Corp. and Koll Real Estate.
 Irwin N. Gold          40    Director of Advantica; Managing Director of the Financial Restructuring Group of
                              Houlihan, Lokey, Howard and Zukin, Inc. (1988 to present); Director of Cole National
                              Corporation and The Bibb Company.
 Robert E. Marks        46    Director of Advantica; President of Marks Ventures, Inc., New York, New York (1994
                              to present); Managing Director of Carl Marks & Co., Inc. (1982 to 1994); Director of
                              Robert Fleming Capital Mutual Fund Group, Inc.
 Charles F. Moran       67    Director of Advantica; Retired; Senior Vice President of Administration of Sears,
                              Roebuck and Co. (1989 to 1993); Senior Vice President and Chief Information Officer
                              of Sears, Roebuck and Co. (1988 to 1989); Director of SPS Transaction Services, Inc.,
                              Thermadyne Holdings Corporation and West Side Affordable Housing, Inc.
 Elizabeth A. Sanders   51    Director of Advantica; Management consultant, The Sanders Partnership, Sutter Creek,
                              California (1990 to Present); Vice President and General Manager of Nordstrom, Inc.
                              (1981-1990); Director of H.F. Ahmanson & Co., Wal-Mart Stores,Inc., Wellpoint Health
                              Networks and Wolverine Worldwide, Inc.
 Donald R. Shepherd     61    Director of Advantica; Retired; Chairman of Loomis, Sayles & Company, L.P., Boston,
                              Massachusetts (1992 to 1995); Chief Executive Officer and Chief Information Officer
                              of Loomis, Sayles & Company, L.P. (1990 to 1995).

Executive Officers of Advantica

     The following table sets forth information with respect to each executive officer of Advantica.



                          Current Principal Occupation or
Name                 Age  Employment and Five-year Employment History
------------------- ----- -------------------------------------------------------------------------------------
 James B. Adamson   49    Chairman, President and Chief Executive Officer of Advantica (1995-present); Chief
                          Executive Officer of Burger King Corporation (1993-1995); Chief Operating Officer of
                          Burger King Corporation (1991-1993); President of Burger King U.S.A. Retail Division
                          (1991); Executive Vice President, Marketing of Revco, Inc. (1988-1991).
 Craig S. Bushey    42    Senior Vice President of Advantica and President of Hardee's Division (May
                          1996-present); Managing Director, Vice President (Western Europe) of Burger King
                          (1995-May 1996); Region Vice President (Central Region) of Burger King (1994-1995);
                          Burger King Reengineering Team (1993-1994); Region Vice President (Midwest Retail)
                          of Burger King (1992-1993); Region Vice President (Atlanta Retail) of Burger King
                                                                                              ( 1990-1992).

                             Current Principal Occupation or
Name                   Age   Employment and Five-year Employment History
---------------------- ----- --------------------------------------------------------------------------------------
 C. Robert Campbell    53    Executive Vice President and Chief Financial Officer of Advantica (1995-present);
                             Executive Vice President of Human Resources and Administration for Ryder System,
                             Inc. (1991-1995); Executive Vice President -- Finance of Vehicle Leasing and Services
                             Division of Ryder System, Inc. (1981-1991).
 Ronald B. Hutchison   47    Vice President and Treasurer of Advantica (May 1995-present); Vice President and
                             Treasurer of Leaseway Transportation Corp. (1988-1995).
 Nelson Marchioli      48    Senior Vice President of Advantica and President of El Pollo Loco Division (May
                             1997-present); Executive Vice President and Chief Operating Officer of Bruegger's
                             Corporation (1996-May 1997); Senior Vice President of Worldwide Supply for Burger
                             King Corporation (1995-1996); Senior Vice President, International Operations and
                             Sales for Burger King Corporation (1994-1995); Vice President -- General Manager,
                             Latin America Restaurant Operations for Burger King Corporation (1994); Senior Vice
                             President, Quality and Cost, Burger King Corporation (1993-1994); Vice President,
                             Operations Standards and System Quality Assurance, Burger King Corporation
                                                                                                ( 1989-1993).
 Edna K. Morris        46    Executive Vice President of Advantica and President of Quincy's Division (April
                             1996-present); Executive Vice President, Human Resources and Corporate Affairs of
                             Advantica (1995-April 1996); Senior Vice President, Human Resources of Advantica
                             (1993-1995); Vice President, Education and Development of Advantica (1992-1993);
                             Senior Vice President/Human Resources of HFS (1987-1992).
 Rhonda J. Parish      41    Senior Vice President, General Counsel and Secretary of Advantica (1995-present);
                             Assistant General Counsel of Wal-Mart Stores, Inc. (1990-1994); Corporate Counsel of
                             Wal-Mart Stores, Inc. (1983-1990).
 John A. Romandetti    47    Senior Vice President of Advantica (1995-present) and President of Denny's Division
                             (January 1997-present); President of El Pollo Loco (1995-1996); Vice President of
                             Operations for Burger King Corporation (1989-1995).
 Mark L. Shipman       48    Senior Vice President of Advantica and President of Coco's/Carrows Division (May
                             1996-present); Vice President of Acquisitions and Development of Advantica
                             (1995-May 1996); Vice President of Administration of Denny's Division (1993-1995);
                             Vice President of Operations (West) of Denny's Division (1991-1993).
 Paul R. Wexler        53    Senior Vice President, Procurement and Distribution of Advantica (1995-present); Vice
                             President, Procurement and Quality Assurance -- Marriott International (1991-1995).
 Stephen W. Wood       39    Senior Vice President, Human Resources and Corporate Affairs of Advantica (April
                             1996-present); Vice President, Compensation, Benefits, and Employee Information
                             Systems and Corporate Office Human Resources of Advantica (1993-April 1996);
                             Senior Director, Compensation, Benefits and Employee Information Systems of
                             Advantica (1993); Director, Benefits and Executive Compensation of HFS (1991-1993).

                            MANAGEMENT COMPENSATION

     Set forth below is information for 1996, 1995 and 1994 with respect to compensation for services to the Company of the Company's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1996.


                          Summary Compensation Table



                                                                         Long-Term Compensation
                                                                                 Awards                All Other
                                            Annual Compensation (1)       Securities Underlying       Compensation
                                           ------------------------- ------------------------------- -------------
Name and
Principal Position                          Year     Salary ($)(2)    Bonus ($)(3)   Options (#)(4)    ($)(5)(6)
------------------------------------------ ------ ------------------ -------------- ---------------- -------------
James B. Adamson                           1996      $  947,068         $     --         100,000      $  364,133
  Chairman and Chief Executive             1995         894,211               --         800,000       1,250,693
  Officer of Advantica                     1994              --               --              --              --
C. Robert Campbell                         1996         320,799           40,000         150,000          50,000
  Executive Vice President and             1995         214,300 (7)                      100,000         405,957
  Chief Financial Officer of Advantica     1994              --               --              --              --
Craig S. Bushey                            1996         183,973 (7)       40,000         200,000         213,678
  Senior Vice President of Advantica and   1995              --               --              --              --
  President, Hardee's Division             1994              --               --              --              --
John A. Romandetti                         1996         226,275          112,200         125,000          90,793
  Senior Vice President of Advantica and   1995           7,078 (7)           --          75,000              --
  President, Denny's Division              1994              --               --              --              --
Mark L. Shipman                            1996         223,384           47,400         175,000         149,047
  Senior Vice President of Advantica and   1995         149,423           65,762          25,000          17,102
  President, Coco's/Carrows Division       1994         127,017               --              --              --

---------
(1) The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.

(2) The amounts in this column reflect certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through the Company.

(3) The amounts shown in this column reflect payments received by the named executive officers under the Company's 1996 Incentive Compensation Plan.

(4) Excluding Mr. Adamson, amounts shown for 1996 for each named executive officer reflect the 1996 option repricing (more fully described in note 2 to the 1996 Option Grant table under "Management Compensation -- Stock Options") which for the purposes of this table is shown for 1996 as a grant of an option to purchase a number of shares of the Old Common Stock corresponding to the number of such Old Common Stock shares underlying all of the outstanding options granted to the named executive officer under the Company's stock option plan as of the date of such repricing. The 1995 amount shown for Mr. Shipman reflects an option repricing on June 21, 1995 with respect to an option representing 10,000 shares.

(5) The amounts shown for 1995 and 1996 for Mr. Adamson consist of Company paid life insurance premium payments of $8,440 and $16,880, respectively. The 1996 amount for Mr. Adamson also reflects tax payments in the amount of $16,920 as well as additional compensation and/or reimbursement paid ($330,333) in connection with the renegotiation and amendment of Mr. Adamson's employment agreement related to the extension of his employment term. The remaining amount for 1995 for Mr. Adamson reflects additional compensation and/or expense reimbursement paid to Mr. Adamson at or near the time of, or otherwise arising in connection with, his initial employment with the Company. For additional information see "Management Compensation -- Employment Agreements -- Adamson Employment Agreement."

(6) The amounts shown for Messrs. Bushey, Campbell and Romandetti consist of additional compensation and/or expense reimbursement paid to the respective named executive officers at or near the time of, or otherwise arising in connection with, their initial employment with the Company. The 1996 amount for Mr. Shipman includes $118,417 paid to him in connection with his promotion to Senior Vice President of Advantica and President of the Coco's and Carrows division and his related relocation to California as well as a $30,630 bonus paid to him in connection with the Company's acquisition of Coco's and Carrows. The 1995 amount for Mr. Shipman reflects payments made to him in connection with his service on the Company's re-engineering team.

(7) Reflects base salary paid for only the portion of the year in which the named executive officer was employed by the Company.


Stock Options

     Set forth below is information with respect to individual grants of stock options with respect to the Old Common Stock made pursuant to the Company's 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") during 1996 to Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman.


                             Option Grants in 1996



                                               Individual Grants
                        ---------------------------------------------------------------
                                                     % of
                                                    Total                                   Potential Realizable
                               Number of           Options                                    Value at Assumed
                              Securities           Granted                                  Annual Rates of Stock
                              Underlying              to        Exercise                   Price Appreciation for
                                Options           Employees      or Base                         Option Term
                                Granted               in          Price      Expiration   -------------------------
Name                            (#)(1)             1997 (6)     ($/sh)($)     Date (5)       5% ($)       10% ($)
----------------------- ----------------------   -----------   ----------   -----------   -----------   -----------
   James B. Adamson             100,000               2.6%      $  2.75      08-13-06      $172,946      $438,279
   C. Robert Campbell            25,000                .6          2.75      08-13-06        43,237       109,570
                                100,000(2)(3)         2.6          1.25      05-01-05        53,738       138,960
                                 25,000(2)             .6          1.25      08-13-06        16,326        43,337
   Craig S. Bushey               75,000               1.9          6.00      05-20-06        38,668       328,123
                                 25,000                .6          2.75      08-13-06        43,237       109,570
                                 75,000(2)            1.9          1.25      05-20-06        47,364       125,100
                                 25,000(2)             .6          1.25      08-13-06        16,326        43,337
   John A. Romandetti            25,000                .6          2.75      08-13-06        43,237       109,570
                                 75,000(2)            1.9          1.25      12-15-05        44,452       116,364
                                 25,000(2)             .6          1.25      08-13-06        16,326        43,337
   Mark A. Shipman               50,000               1.3          6.00      05-23-06        20,689       210,643
                                 25,000                .6          2.75      08-13-06        43,237       109,570
                                 25,000(2)             .6          1.25      06-21-05        13,740        35,625
                                 50,000(2)            1.3          1.25      05-23-06        31,614        83,514
                                 25,000(2)             .6          1.25      08-13-06        16,326        43,337

---------
(1) Except as otherwise noted, such options listed for the named executive officers had a term of 10 years and were to become exercisable at a rate of 20% per annum for five consecutive years beginning on the date of grant. The date of grant of each option listed was exactly ten years preceding the expiration date listed for each option.

(2) These amounts reflect the December 13, 1996 repricing of all the outstanding options of certain 1989 Option Plan participants to $1.25, the closing price of the Old Common Stock on December 12, 1996 (the "December 13, 1996 Option Repricing"). The December 13, 1996 Option Repricing did not amend or adjust the vesting terms or expiration dates of such options repriced.

(3) This option to purchase 100,000 shares was to become exercisable at a rate of 50% as of May 1, 1997 and an additional 25% each of the next two anniversary dates thereafter.

(4) With the exception of certain options granted in 1996 to Messrs. Bushey and Shipman which had exercise prices greater than the fair market value of the Old Common Stock as of the date of grant and the December 13, 1996 Option Repricing, the exercise price for these options was established at the closing sales price for the Old Common Stock as of the date of grant. Under the 1989 Option Plan, the exercise price upon the exercise of an option could be paid in cash or by surrender of other shares of Old Common Stock having a fair market value on the date of exercise equal to such exercise price, or in a combination of cash and such shares.

(5) Upon termination of employment of a holder, all of such holder's options not then exercisable would have expired and terminated. If such termination were by reason of death, retirement or disability, such holder's exercisable options remained exercisable for one year following termination. If such termination were voluntary or without cause, such holder's exercisable options generally remained exercisable for sixty days following termination. If such termination were for cause, such holder's exercisable options expired and terminated as of the date of termination.

(6) Includes options deemed granted pursuant to the December 13, 1996 Option Repricing, described in further detail in note 2 above.

     The following table sets forth information with respect to the 1996 year-end values of unexercised options, all of which were granted by the Company pursuant to the 1989 Option Plan, held by each of the persons named in the Summary Compensation Table above:


                    Aggregated Option Exercises in 1996 and
                         Fiscal Year-End Option Values



                                         Number of             Value of
                                         Securities         Unexercised In-
                                         Underlying        the-Money Options
                                        Unexercised            at Fiscal
                                     Options at Fiscal         Year-End
                                        Year-End (#)              ($)
                                    -------------------   ------------------
                                        Exercisable/         Exercisable/
                                       Unexercisable         Unexercisable
                                    -------------------   ------------------
     James B. Adamson ...........     160,000/740,000          -- / --
     C. Robert Campbell .........         -- /125,000          -- / --
     Craig S. Bushey ............         -- /100,000          -- / --
     John A. Romandetti .........      15,000/ 85,000          -- / --
     Mark A. Shipman ............       5,000/ 95,000          -- / --
                                      ---------------     ------------------

     No options held by the foregoing named executive officers were exercised in 1996.

     All options granted under the 1989 Option Plan were cancelled for no consideration to the holder under the terms of the Plan of Reorganization.


Retirement Plans

     A tax qualified defined benefit retirement plan is maintained by Advantica and certain other Advantica subsidiaries. Such plan is described below.

     The following table shows the estimated annual benefits for a single life annuity that could be payable under the Advantica Retirement Plan (as defined), as amended, and the ancillary plan described below upon a person's normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

   Average Annual                       Years of Service
    Remuneration
        Over
 a Five-Year Period      15         20         25         30          35
-------------------- ---------- ---------- ---------- ---------- -----------
$200,000 ...........  $ 42,932   $ 57,242   $ 71,553   $ 85,864   $100,000
 250,000 ...........    54,182     72,242     90,303    108,364    125,000
 300,000 ...........    65,432     87,242    109,053    130,864    150,000
 350,000 ...........    76,682    102,242    127,803    153,364    175,000
 400,000 ...........    87,932    117,242    146,553    175,864    200,000
 500,000 ...........   110,432    147,242    184,053    220,864    250,000
 600,000 ...........   132,932    177,242    221,553    265,864    300,000
 700,000 ...........   155,432    207,242    259,053    310,864    350,000
 800,000 ...........   177,932    237,242    296,553    355,864    400,000
 900,000 ...........   200,432    267,242    334,053    400,864    450,000
 1,000,000 .........   222,932    297,242    371,553    445,864    500,000
 1,200,000 .........   267,932    357,242    446,553    535,864    600,000
 1,400,000 .........   312,932    417,242    521,553    625,864    700,000
 1,600,000 .........   357,932    477,242    596,553    715,864    800,000

     The Advantica Pension Plan (the "Advantica Retirement Plan") is noncontributory and generally covers all employees of Advantica and its subsidiaries (other than employees of the Denny's, El Pollo Loco, Coco's and Carrows concepts) who have attained the age of 21 and who have completed one thousand hours of service. There are two entry dates per year for new employees, January 1 and July 1. As a result of a plan amendment effective January 1, 1989, a participant's annual retirement benefit under the Advantica Retirement Plan at normal retirement age is calculated by multiplying the number of years of participation in the Advantica Retirement Plan (not to exceed 35 years) by the sum of one percent of the average Compensation (as defined below) paid during 60 consecutive calendar months chosen to produce the highest average ("Average Compensation" for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. "Compensation" for the purposes of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any 1996 year-end bonus paid in 1997), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Advantica Retirement Plan or any other benefit plan and imputed income resulting from the use of Company property or services). Except for limited purposes described in the plan, Compensation also includes any deferred compensation under a Section 401(k) plan maintained by the employer and salary reduction amounts under a Section 125 plan maintained by the employer. The funding of the Advantica Retirement Plan is based on actuarial determinations.

     Ancillary to the Advantica Retirement Plan is a nonqualified plan for key executive employees that provides future service benefits and benefits in excess of the annual maximum benefits limit under the Code to certain key employees. "Compensation" and "Average Compensation" are defined in this ancillary plan the same way they are defined in the Advantica Retirement Plan. Benefits payable under the ancillary plan are included in the table above.

     The maximum annual pension benefit payable under the Advantica Retirement Plan for 1996 was $120,000 (or, if greater, the participant's 1982 accrued benefit).

     Except for the exclusion of 1996 bonuses paid in 1997 and the accrual of certain nonqualified benefits as described herein, the Compensation included under the Advantica Retirement Plan (including the ancillary nonqualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 1997 for Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman was $950,000, $261,538, $486,875, $0 and $154,364, respectively.

     As of December 31, 1996, the estimated credited years of service under the Advantica Retirement Plan for Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman at normal retirement age was 18, 24, 14, 20 and 41, respectively.

     The early retirement provisions of the Advantica Retirement Plan were amended effective January 1, 1989 to provide an improved benefit for long service employees. Employees with age and service equaling or exceeding 85 and who are within five years of the Social Security retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced beginning at age 55. Vesting of retirement benefits was also changed to comply with the law from 12-year graduating vesting to five-year cliff vesting for the plan.


Employment Agreements

     Adamson Employment Agreement

     Mr. Adamson and Advantica entered into an employment agreement (as amended on February 27, 1995, December 31, 1996 and amended and restated as of January 7, 1998, the "Adamson Employment Agreement") which took effect on January 23, 1995 and which provides that FCI will employ Mr. Adamson as President and Chief Executive Officer of FCI until his death or termination of employment by reason of permanent disability, voluntary termination of employment or involuntary termination with or without cause (as defined). Pursuant to the Adamson Employment Agreement, Mr. Adamson was appointed the Chairman of the Board of Directors of FCI. The Adamson Employment Agreement prohibits Mr. Adamson from soliciting for employment the employees of the Company or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of two years after the later of the termination of his employment or the date on which the Company is no longer required to make certain termination benefits. The Adamson Employment Agreement further prohibits Mr. Adamson from using or disclosing certain "confidential" or "proprietary" information for purposes other than carrying out his duties with the Company.

     Under the Adamson Employment Agreement, Mr. Adamson is entitled to receive
(i) an annual base salary in the amount of $1,100,000 for the calendar year ending December 31, 1998 (for each calendar year thereafter during Mr. Adamson's term of employment, such base salary shall be determined by the Board but shall not be less than $1,100,000, unless the Company implements a broad scale salary reduction initiative), (ii) an annual performance bonus at an annual rate up to 200% of his base salary (targeted to equal 75% of his base salary) if the Company and Mr. Adamson achieve budgeted financial and other performance targets to be established by the Compensation and Incentives Committee, (iii) a grant (as soon as practical after January 7, 1998) of an option (the "Adamson Option"), under the Company's newly adopted stock option plan, to purchase 500,000 shares of the Common Stock, with an exercise price equal to the fair market value of the Common Stock on the date of grant (30% of such option grant will be exercisable immediately upon shareholder approval of the underlying stock option plan with the remaining portion of the option becoming exercisable at rate of 20% per year for the first and second anniversary dates of the option grant and 15% per year for the third and fourth anniversary dates, provided, that such options shall become 100% exercisable in the event of (a) termination without cause, (b) a dissolution or liquidation of Advantica, (c) a sale of all or substantially all of Advantica's assets, (d) a merger or consolidation involving Advantica where Advantica is not the surviving corporation or where holders of the Common Stock receive securities from another corporation, or (e) a tender offer for at least a majority of the outstanding Common Stock, (iv) as soon as practical after January 7, 1998, a number of shares of Common Stock with an aggregate fair market value most nearly equal to $2,000,000, (v) on the date of grant of the Common Stock referenced in (iv) above, a cash payment equal to $1,750,000 which payment is intended to assist Mr. Adamson in the payment of federal, state and local income taxes associated with the above referenced receipt of common stock, and
(vi) life insurance coverage maintained by the Company with death benefits of at least $3,250,000 in the aggregate. The Adamson Employment Agreement also entitles Mr. Adamson to certain other privileges and benefits, including participation in all of the Company's benefit plans generally applicable to the Company's executive officers.

     In the event of Mr. Adamson's termination of employment during the term of the Adamson Employment Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Adamson's surviving spouse is entitled to be paid an amount equal to Mr. Adamson's base salary and annual bonus and continuation of certain benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Adamson is entitled to be paid one-half of his base salary and annual bonus and continuation of certain benefits for a period of two years after termination of employment; and (iii) if by the Company other than for "cause," Mr. Adamson is, in general, entitled to (a) a lump sum in an amount equal to two years' base salary, (b) 200% of his targeted annual bonus, (c) the immediate vesting of 100% of the Adamson Option to be exercisable as of the date of termination, and (d) continuation of certain benefits and other contract rights. Furthermore, in the event of termination for "cause" or voluntary termination, the

Company shall pay Mr. Adamson generally the benefits due him under the Company's benefit plans for his services rendered to the Company through his date of termination.


     Other Employment Arrangements

     During 1996, Messrs. Bushey, Campbell, Romandetti and Shipman were each party to employment arrangements with the Company providing for specified base salaries, subject to annual adjustment by the Compensation and Benefits Committee, an annual performance bonus and options to purchase Old Common Stock. These agreements also contained provisions for the payment of certain additional compensation to each of the named executive officers at or near the time of their initial employment. See the Summary Compensation Table above. Additionally, these agreements contained termination provisions for the payment of severance benefits (generally equal to two years' annual base salary) upon termination of employment under certain circumstances. In January 1997, these agreements were amended further to provide: (1) retention bonuses at June 30 in amounts of $50,000 and at December 31 in amounts of $100,000, $125,000 and $175,000 for years 1997, 1998 and 1999, respectively, provided the named executive officers remain employed with the Company as of such dates; (2) a change of control benefit entitling the named executive to tender his resignation, at any time during the first six months after a change of control (defined as the date on which designees of KKR affiliates no longer constitute a majority of the Board of Directors of FCI), and receive within five (5) business days, subject to certain provisions pertaining to Section 280G of the Code, (a) 200% of the executive's base salary, (b) 200% of the executive's target performance bonus under the Company's Incentive Plan, and (c) 167% of the Company's actual subsidy for the executive's (and his family members') medical coverage for an 18 month period following such resignation; (3) for the payment of the above referenced severance benefit within five (5) business days following any such termination; and (4) that such payment obligations of the Company with respect to the above referenced retention bonus, change of control and severance payment benefits shall be guaranteed by certain subsidiaries of the Company.

     Five other senior level executives entered into employment arrangements with the Company which provided for retention bonuses, change of control benefits and severance arrangements with substantially the same terms as described above for Messrs. Bushey, Campbell, Romandetti and Shipman.

     Additionally, certain other officers of the Company (vice presidents and above) are entitled to receive, as long as they remain employed as officers with the Company, retention bonuses at June 30 in amounts generally of $10,000 for the years 1997 and 1998 and $25,000 for 1999, and at December 31 in amounts of $15,000 for the years 1997 and 1998 and $50,000 for 1999. Further, such officers and certain other employees are entitled to receive severance benefits, upon termination of employment under certain circumstances, consisting of the continuation of base pay for periods ranging from two weeks to one year.

     Advantica assumed the Adamson Employment Agreement and related agreements and all of the other above-described employment agreements in connection with the confirmation and effectiveness of the Plan of Reorganization.


     Post-Petition Employment Arrangements

     In connection with the Plan of Reorganization, a new management incentive program was developed for the management of Advantica which provides for the following: (1) the existing retention bonus, incentive bonus, and severance program for management as outlined above will generally remain in effect, (2) ten percent (10%) of the Common Stock, on a fully diluted basis, is reserved for a new management stock option program, (3) payment will be made to Mr. Adamson, as soon as practicable following January 7, 1998 of shares of Common Stock (to be purchased by the Company on the open market) the value of which, along with a corresponding tax gross-up, will equal $3.75 million, in lieu of the January 1999 $3 million retention bonus payment, described above, and in exchange for his relinquishing his right to voluntarily terminate employment and receive a severance package upon a change of control, as described above, and (4) stock option grants to each member of management under the stock option program referred to in (2) above contingent upon his or her relinquishing the right to the change of control benefits described above.


Compensation and Benefits Committee Interlocks and Insider Participation

     Messrs. Raether, Robbins and Tokarz served on the Company's Compensation and Benefits Committee during 1996. Messrs. Tokarz and Raether also served as officers of certain subsidiaries of the Company. Messrs. Raether, Robbins and Tokarz are general partners of KKR. In 1996, KKR received an annual financial advisory fee of $1,250,000.

Compensation of Directors

     Directors of the Company other than Mr. Adamson receive the following compensation: (i) a $20,000 annual cash retainer (paid in $5,000 installments on a quarterly basis), (ii) a $10,000 annual restricted stock retainer (paid on a quarterly basis with a requirement that the restricted stock be held until the director resigns or retires from the board), (iii) a $1,000 cash payment for each "face-to-face" (non-telephonic) board or board committee meeting attended, and (iv) an annual stock option grant with an exercise price (based upon the Common Stock's fair market value on the date of grant) equal in value to $20,000. Such options will have a term of 10 years and become exercisable at a rate of 25% per annum for four consecutive years beginning on the first anniversary of the date of grant.


                        OWNERSHIP OF CAPITAL SECURITIES

     The following table sets forth, as of January 7, 1998, the beneficial ownership of the Common Stock by each stockholder known by Advantica to own more than 5% of the outstanding shares, by each director of Advantica, by each executive officer of the Company included in the Summary Compensation Table in "Management Compensation" above, and by all directors and executive officers of Advantica as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.



                                                                       Amount and Nature of   Percentage of
Beneficial Owner                                                       Beneficial Ownership   Common Stock
--------------------------------------------------------------------- ---------------------- --------------
Loomis Sayles & Company, L.P. .......................................        9,526,775(1)         23.82%
 (and related entities)
 One Financial Center
 Boston, MA 02111
Moore Capital Management, Inc. ......................................        3,859,077(2)          7.91%
 (and related entities)
 1251 Avenue of the Americas
 New York, New York 10020 ...........................................
James B. Adamson ....................................................               --               --
Robert H. Allen .....................................................               --               --
Ronald E. Blaylock ..................................................               --               --
Vera King Farris ....................................................               --               --
James J. Gaffney ....................................................               --               --
Irwin N. Gold .......................................................               --               --
Robert E. Marks .....................................................               --               --
Charles F. Moran ....................................................               --               --
Elizabeth A. Sanders ................................................               --               --
Donald R. Shepherd ..................................................               --               --
Craig S. Bushey .....................................................               --               --
C. Robert Campbell ..................................................               --               --
John Romandetti .....................................................               --               --
Mark L. Shipman .....................................................               --               --
All current directors and executive officers as a group (20 persons)                --               --

---------
(1) Shares shown as beneficially owned by Loomis Sayles & Company, L.P. ("Loomis") and certain related entities are as reported on the latest
    Schedule 13D filing by Loomis. According to such Schedule 13D filing, Loomis is an investment adviser to certain managed accounts (the "Loomis Managed Accounts"), each of which is entitled to the pecuniary interest (including, without limitation, the sole right to receive dividends, proceeds and profits from sale) in the shares allocated to such Loomis Managed Account. According to such Schedule 13D, as investment adviser to the Loomis Managed Accounts, Loomis retains the right to dispose of, and either retains or shares with the Loomis Managed Accounts the right to vote, such shares. According to such Schedule 13D, no Loomis Managed Account holds more than 5% of the outstanding shares of the Common Stock.

(2) Shares shown as owned by Moore Capital Management, Inc. ("Moore Capital") and related entities are as reported on the latest 13D filing by Moore Capital.

     As of January 7, 1998, 40,000,000 shares of Common Stock were issued and outstanding.

Adamson Shareholder Agreement

     Pursuant to a shareholder agreement (the "Adamson Shareholder Agreement") dated January 10, 1995 between Mr. Adamson and a KKR affiliate, the KKR affiliate agreed to vote all shares of Old Common Stock owned by it to elect Mr. Adamson to the Board of Directors of FCI as long as Mr. Adamson is employed by FCI. If at any time during Mr. Adamson's Employment Term (as defined in the Adamson Employment Agreement) while Mr. Adamson was an active employee of the Company, the KKR affiliate proposed to sell or exchange any shares of its Old Common Stock to any third party which was not a KKR affiliate, then Mr. Adamson had the right to have included in such sale or exchange a number of his shares of Old Common Stock determined by multiplying (i) the total number of shares of Old Common Stock proposed to be sold or exchanged by the KKR affiliate by (ii) a fraction, the numerator of which is equal to the number of such shares of Old Common Stock owned by Mr. Adamson and the denominator of which is equal to the aggregate number of such shares of Old Common Stock owned by Mr. Adamson and the number of shares owned by the KKR affiliate.

     The Adamson Shareholder Agreement was terminated in connection with the consummation and effectiveness of the Plan of Reorganization described elsewhere in this Prospectus.


                             CERTAIN TRANSACTIONS

     For information concerning certain transactions in which KKR (and their affiliates) and Mr. Adamson have an interest, see "Management Compensation" and "Ownership of Capital Securities."


                          DESCRIPTION OF INDEBTEDNESS

     The following summary of the principal terms of the indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness, including the definitions of certain terms therein, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Whenever particular provisions of such documents are referred to herein, such provisions are incorporated by reference, and the statements are qualified in their entirety by such reference.


The Advantica Credit Agreement

     On the Effective Date the Company entered into a credit agreement with Chase and other lenders named therein which established the $200 million senior secured Credit Facility.

     Such facility will be used for working capital advances, letters of credit and general corporate purposes by the Company's principal operating subsidiaries (other than FRI-M) which are borrowers thereunder (the "Borrowers"). The Credit Facility is guaranteed by Advantica and, subject to certain exceptions, by the Company's subsidiaries that are not borrowers thereunder and generally are secured by liens on the same collateral that formerly secured the Company's obligations under the Prepetition Credit Agreement (with additional liens on the Company's corporate headquarters in Spartanburg, South Carolina and accounts receivable).

     The Credit Facility matures on the date that is five years after the Effective Date (the "Maturity Date"), subject to earlier termination on March 31, 2000 in the event that the Mortgage Financings have not, on or prior to such date, been refinanced with other indebtedness that (a) matures at least 90 days after the Maturity Date, and (b) is otherwise satisfactory to the lenders. Commitments under the Credit Facility will be reduced in amounts equal to (a) a percentage of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Advantica, subject to certain exceptions, and
(b) 100% of the net cash proceeds of issuances of debt obligations of Advantica, subject to certain exceptions (including exceptions for certain subordinated indebtedness).

     The Credit Facility contains covenants customarily found in credit agreements for leveraged financings that, among other things, place limitations on (i) dividends on capital stock; (ii) redemptions and repurchases of capital stock; (iii) prepayments, redemptions and repurchases of debt (other than loans under the Credit Facility); (iv) liens and sale-leaseback transactions; (v) loans and investments; (vi) incurrence of debt; (vii) capital expenditures;
(viii) operating leases; (ix) mergers and acquisitions; (x) asset sales; (xi) transactions with affiliates; (xii) changes in the business conducted by Advantica and its subsidiaries; and (xiii) amendment of debt and other material agreements.

     The Credit Facility also contains covenants that require Advantica and its subsidiaries on a consolidated basis to meet certain financial ratios and tests described below:

     Total Debt to EBITDA Ratio. Advantica is required not to permit the ratio of (a) Total Debt (as defined below) outstanding on the last day of any fiscal quarter to (b) EBITDA (as defined below) of Advantica, the Borrowers and the Specified Subsidiaries (as defined) on a consolidated basis for the period of four consecutive fiscal quarters then ended to be more than a specified ratio, ranging from a ratio of 5.10:1.00 applicable on March 31, 1998 to a ratio of 4.00:1.00 applicable on or after December 31, 2001.

     Senior Secured Debt Ratio. Advantica is required not to permit the ratio of (a) Senior Secured Debt (as defined below) outstanding on the last day of any fiscal quarter to (b) EBITDA of Advantica, the Borrowers and the Specified Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters then ended to be more than a specified ratio, ranging from a ratio of 2.35:1.00 applicable on March 31, 1998 to a ratio of 2.00:1.00 applicable on or after September 30, 1999.

     Interest Ratio Coverage. Advantica is required not to permit the ratio, determined on the last day of each fiscal quarter for the period of four consecutive fiscal quarters then ended, of (a) EBITDA of Advantica, the Borrowers and the Specified Subsidiaries on a consolidated basis to (b) Cash Interest Expense (as defined below) to be less than a specified ratio, ranging from a ratio of 1.65:1.00 applicable on December 31, 1997 to a ratio of 1.85:1.00 applicable on or after December 31, 1999.

     Fixed Charge Coverage Ratio. Advantica is required not to permit the ratio, determined on the last day of each fiscal quarter for the period of four consecutive fiscal quarters then ended, of (a) the sum of (i) EBITDA of Advantica, the Borrowers and the Specified Subsidiaries on a consolidated basis and (ii) Lease Expense (as defined below) to (b) the sum of (i) Cash Interest Expense and (ii) Lease Expense to be less than a specified ratio, ranging from a ratio of 1.35:1.00 applicable on December 31, 1997 to a ratio of 1.55:1.00 applicable on or after December 31, 2000.

     Capital Expenditures Test. Advantica is required not to permit Advantica, the Borrowers and the Specified Subsidiaries on a consolidated basis to incur Capital Expenditures (as defined below) in excess of $90.0 million in the aggregate for the fiscal year ending December 31, 1997 and $100 million in the aggregate for the fiscal years ending December 31, 1998 and thereafter.

     Certain Defined Terms. As used in the Credit Facility, the following terms shall have the following meanings.

     "Capital Expenditures" means, for any period, without duplication, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by Advantica, the Borrowers and the Specified Subsidiaries during such period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Advantica, the Borrowers and the Specified Subsidiaries for such period, including (a) Capital Lease Obligations (as defined) and (b) expenditures for equipment that is purchased simultaneously with the trade-in of existing equipment owned by any Borrower or any of the Specified Subsidiaries to the extent of the gross amount of the purchase price less the book value of the equipment being traded in at such time, but excluding (c) interest capitalized during construction and (d) expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced, and net of cash amounts received by the Borrowers and the Specified Subsidiaries from other persons during that period in reimbursement of Capital Expenditures made by the Borrowers and the Specified Subsidiaries.

     "Cash Interest Expense" means, for any period, Interest Expense minus (a) interest not paid in cash (including amortization of (i) discount and deferred debt expenses (but excluding any capitalized interest expense with respect to the Old Senior Notes) and (ii) fees with respect to Interest Rate Protection Agreements (as defined) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP (including fees and expenses in connection with the transactions relating to the Plan of Reorganization, plus (b) the amortization of the write-up of indebtedness relating to the fresh-start accounting treatment (in accordance with GAAP) of Advantica's consolidated financial statements resulting from the Reorganization Cases and Advantica's emergence therefrom.

     "EBITDA" means, with respect to Advantica, the Borrowers and the Specified Subsidiaries for any period, all as determined in accordance with GAAP on a consolidated basis after eliminating intercompany items, the net income (or net loss) for such period, plus (a) to the extent deducted in computing such net income (or net loss) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges, (iv) provisions for LIFO adjustment for inventory valuation,

(v) net total federal, state and local income tax expense, (vi) Interest Expense, (vii) extraordinary losses, (viii) any non-recurring charge or restructuring charge that in accordance with GAAP is excluded from operating income, (ix) the cumulative effect of any change in accounting principles and
(x) "Chapter 11 expenses" (or "administrative costs reflecting Chapter 11 expenses") as shown on Advantica's consolidated statement of income for such period minus (b) extraordinary gains minus (c) the amount of cash expended in such period in respect of any amount that, under clause (viii) above, was taken into account in determining EBITDA for such or any prior period.

     "Indebtedness" of any person means, without duplication, (a) all indebtedness of such person for borrowed money; (b) all indebtedness of such person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (d) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations of such person; (f) all reimbursement, payment or similar obligations of such person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all obligations of such person in respect of (i) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and (ii) interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates; (h) all Guarantees (as defined) by such person of Indebtedness referred to in clauses (a) through (g) above; and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (as defined) upon or in property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner. Notwithstanding the foregoing, the amount of Indebtedness of Advantica and the Subsidiaries (or any of them) shall exclude, for all purposes in the Credit Facility, the fair market value write-up of indebtedness relating to the fresh-start accounting treatment (in accordance with GAAP) of Advantica's consolidated financial statements resulting from the Reorganization Cases and Advantica's emergence therefrom.

     "Interest Expense" means, for any period, all interest expense (including the interest component in respect of Capital Lease Obligations), net of interest income, accrued or paid by Advantica, the Borrowers and the Specified Subsidiaries during such period in respect of Indebtedness of Advantica, the Borrowers and the Specified Subsidiaries, including (a) any amortization of initial debt discount or any fees (including fees with respect to Interest Rate Protection Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP (including fees and expenses in connection with the transactions relating to the Plan of Reorganization), (b) any commitment fees, agent's and other regularly scheduled fees and charges in respect of such Indebtedness, (c) commissions and other fees and charges payable in connection with letters of credit, (d) the net payment, if any, payable in connection with all interest rate protection contracts and (e) interest capitalized during construction, all determined on a consolidated basis in accordance with GAAP after eliminating all intercompany items.

     "Lease Expense" means, for any period, all payment obligations of Advantica, the Borrowers and the Specified Subsidiaries during such period under Operating Leases (as defined), as determined on a consolidated basis for Advantica, the Borrowers and the Specified Subsidiaries in accordance with GAAP.

     "Senior Secured Debt" means, at any date and without duplication, Total Debt at such date minus (a) the aggregate principal amount of New Senior Notes outstanding on such date and (b) to the extent included in computing such Total Debt, the aggregate amount of other unsecured Indebtedness of Advantica at such date on a consolidated basis in accordance with GAAP.

     "Total Debt" means, at any date and without duplication, the aggregate amount of all Indebtedness of Advantica, the Borrowers and the Specified Subsidiaries at such date on a consolidated basis in accordance with GAAP (other than (a) the undrawn amount of (i) outstanding letters of credit and (ii) other obligations under similar facilities and (b) Indebtedness of the type described in clause (g) of the definition of the term "Indebtedness" or Indebtedness of the type referred to in clause (h) or (i) or the final sentence of such definition to the extent that the Indebtedness of the other person referred to in such clause (h) or (i) or such final sentence is Indebtedness of the type referred to in clause (a) or (b) above).

     Under the Credit Facility, an event of default includes, among other things, a reversal, modification or stay, in whole or in part, of any of the orders issued by the Bankruptcy Court, nonpayment of principal or interest, violations of covenants, breaches of representations and warranties, the triggering of certain cross-default and cross-acceleration provisions, certain events of bankruptcy, material judgments against Advantica or its subsidiaries, and the occurrence of a "Change in Control", as defined in the Credit Agreement. If such an event of default were to occur, the lenders under the Credit Facility would be entitled to exercise a number of remedies, including acceleration of all amounts owed under the Credit Facility.


Advantica Public Debt

     Pursuant to the Plan of Reorganization, Advantica issued on January 7, 1998, $592,005,000 million aggregate principal amount of 11 1/4% Senior Notes. The New Senior Notes are senior unsecured obligations of Advantica and rank pari passu in right of payment to all Senior Indebtedness, including the Credit Facility. Interest on the New Senior Notes accrues at a rate equal to 11 1/4% per annum and is payable semi-annually in arrears on each July 15 and January 15, beginning July 15, 1998. They will mature on January 15, 2008.

     The New Senior Notes will be redeemable, in whole or in part, at the option of Advantica at any time on or after January 15, 2003, initially at a redemption price equal to 105.625% of the principal amount thereof to and including January 14, 2004, at 103.750% of the principal amount thereof to and including January 14, 2005, at 101.875% of the principal amount thereof to and including January 14, 2006, and thereafter at 100% of the principal amount thereof, together in each case with accrued interest.

     Notwithstanding the foregoing, from January 15, 1998 until January 15, 2001, Advantica may redeem up to 35% of the aggregate principal amount of New Senior Notes outstanding on the date of the Indenture at a redemption price (expressed as a percentage of the principal amount) of 110%, plus accrued and unpaid interest, if any, to the redemption date, from the net proceeds of any public offering for cash of any equity securities of Advantica or any subsidiary thereof.


Mortgage Financings

     A subsidiary of Advantica had issued and outstanding, at December 31, 1996, $190.2 million in aggregate principal amount of 10 1/4% Guaranteed Secured Bonds due 2000. Interest is payable semi-annually in arrears on each November 15 and May 15. As a result of the downgrade of Advantica's outstanding debt securities during 1994, certain payments by the Company which fund such interest payments are due and payable on a monthly basis. Principal payments total $12.5 million annually for the years 1997 through 1999; and $152.7 million in 2000. The bonds are secured by a financial guaranty insurance policy issued by Financial Security Assurance, Inc. and by collateral assignment of mortgage loans on 238 Hardee's and 148 Quincy's restaurants. In connection with the transaction to sell FEI, as described elsewhere in this Prospectus, the Company intends to use a portion of the proceeds from the disposition to effect an in-substance defeasance of certain of such Mortgage Financings with a book value of $183.9 million at October 1, 1997 ($105.3 of which is collateralized by the assets of FEI). Such Mortgage Financings will not be retained or assumed by the purchaser in the disposition. The Company intends to purchase Defeasance Eligible Investments which will be deposited in an irrevocable trust to satisfy principal and interest payments on the related bonds through the stated maturity.

     Another subsidiary of Advantica has outstanding $160 million aggregate principal amount of 11.03% Notes due 2000. Interest is payable quarterly in arrears, with the principal maturing in a single installment payable in July 2000. These notes are redeemable, in whole, at the subsidiary's option, upon payment of a premium. They are secured by a pool of cross-collateralized mortgages on approximately 240 Denny's restaurant properties.

     The foregoing financings by subsidiaries of Advantica, as described in the two preceding paragraphs, are referred to collectively and separately in this Prospectus as the "Mortgage Financings."


The FRI-M Credit Facility

     In connection with the acquisition by FRD of Coco's and Carrows on May 23, 1996, FRI-M, a wholly-owned subsidiary of FRD, obtained a new credit facility (the "FRI-M Credit Facility") consisting of a $56 million term loan (the "FRI-M Term Loan") and a $35 million working capital facility (the "FRI-M Revolver"). Proceeds from the FRI-M Term Loan were used to fund the Coco's and Carrows acquisition and to pay the transactions costs associated therewith. Proceeds from the FRI-M Revolver are to be used for working capital requirements and other general corporate purposes, which may include the making of intercompany loans to any of FRI-M's wholly-owned subsidiaries for their own working capital and other general corporate purposes. Letters of credit may be issued under the FRI-M Revolver for the purpose of supporting (i) workers' compensation liabilities of FRI-M or any of its subsidiaries; (ii) the obligations of third party insurers of FRI-M or any of its subsidiaries; and (iii) certain other obligations of FRI-M and its subsidiaries.

     The FRI-M Term Loan matures on August 31, 1999. Principal installments of the FRI-M Term Loan are payable quarterly as follows: $4 million per quarter for four consecutive quarters beginning February 28, 1997; $5 million for four consecutive quarters beginning February 28, 1998; $6 million on February 28, 1999; and $7 million for two consecutive quarters beginning May 31, 1999. All amounts owing under the FRI-M Term Loan are required to be repaid on August 31, 1999. The commitment to make loans or issue letters of credit pursuant to the FRI-M Revolver expires, and all amounts outstanding under the FRI-M Revolver must be repaid, on August 31, 1999. All borrowings under the FRI-M Credit Facility accrue interest at a variable rate based on a base rate (as defined therein) or an adjusted Eurodollar rate. The rate at year end 1996 was 8.125%.

     The FRI-M Credit Facility requires FRI-M to make mandatory prepayments in certain circumstances out of its Consolidated Excess Cash Flow (as defined therein), out of cash proceeds of certain asset sales, out of assets distributed to FRD, FRI-M or any of FRI-M's direct or indirect subsidiaries (each, a "Loan Party") in connection with an employee benefit plan termination and out of net cash proceeds received by a Loan Party from certain other sources. Any mandatory partial prepayment of the FRI-M Term Loan shall be applied to installments scheduled to be paid during the twelve months immediately following the date of such prepayment, with any excess being applied ratably to the scheduled installments of the FRI-M Term Loan.

     The FRI-M Credit Facility contains certain restrictive covenants which, among other things, limit (subject to certain exceptions) FRI-M and its subsidiaries with respect to (a) incurrence of debt; (b) the existence of liens; (c) investments and joint ventures; (d) the declaration or payment of dividends; (e) the making of guarantees and other contingent obligations; (f) the amendment or waiver of certain related agreements; (g) mergers, consolidations, liquidations and sales of assets (including sale and leaseback transactions); (h) payment obligations under leases; (i) transactions with shareholders and affiliates; (j) the sale, assignment, pledge or other disposition of shares of FRI-M or its subsidiaries by FRI-M or its subsidiaries; (k) capital expenditures; and (l) material changes in their business.

     The FRI-M Credit Facility also imposes on FRD, FRI-M and its subsidiaries certain financial tests and minimum ratios which, among other things, require that FRI-M (a) shall not permit the ratio determined on the last day of each fiscal quarter for such quarter and the three preceding quarters ("Rolling Period") then ended of Consolidated Adjusted EBITDA (as defined therein) to Consolidated Interest Expense (as defined therein) to be less than levels increasing from 1.50:1.00 on September 26, 1996 to 2.10:1.00 on September 23, 1999 and each fiscal quarter end thereafter; (b) permit the ratio determined on the last day of each fiscal quarter for the Rolling Period then ended of Consolidated Total Debt (as defined therein) to Consolidated Adjusted EBITDA (as defined) to exceed a level varying from 5.65:1.00 on September 26, 1996 to 3.65:1.00 on September 23, 1999 and each fiscal quarter end thereafter; and (c) shall not permit Consolidated Adjusted EBITDA determined on the last day of each fiscal quarter for the Rolling Period then ended to be less than an amount increasing from $11.2 million for the Rolling Period ending September 26, 1996 to $49.5 million for the Rolling Period ending June 25, 1998 and each Rolling Period thereafter.

     FRD and all of FRI-M's subsidiaries have guaranteed the obligations of FRI-M under the FRI-M Credit Facility and the other Loan Documents (as defined therein). All of the issued and outstanding common stock of FRI-M and its subsidiaries has been pledged as security for the obligations of FRD under the FRI-M Credit Facility and the other Loan Documents. The obligations of FRI-M under the FRI-M Credit Facility and the other Loan Documents are secured by substantially all assets of FRI-M and its subsidiaries.


The FRD Senior Notes

     In connection with the May 23, 1996 acquisition of FRI-M, FRD issued $156.9 million principal amount of 12 1/2% FRD Senior Notes due 2004 (the "FRD Notes"). Interest on the FRD Notes accrues at the rate of 12 1/2% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1996. They will mature on July 15, 2004. The FRD Notes are senior unsecured, general obligations of FRD and rank senior in right of payment to all existing and future subordinated indebtedness of FRD and rank pari passu in right of payment with all existing and future unsubordinated indebtedness of FRD. The FRD Notes are effectively subordinated to secured indebtedness of FRD, including borrowings under the FRI-M Credit Facility to the extent of the value of FRD's assets securing such indebtedness. Borrowings under the FRI-M Credit Facility are secured by substantially all of FRD's assets (The FRD Notes are structurally subordinated to all indebtedness of FRI-M (as defined above), including its indebtedness under the FRI-M Credit Facility).

                          DESCRIPTION OF COMMON STOCK

General

     Advantica has 100,000,000 authorized shares of Common Stock, par value $.01 per share, and 25,000,000 authorized shares of preferred stock. 40,000,000 shares of Common Stock were issued in connection with the consummation and effectiveness of the Plan of Reorganization (not including shares issuable upon the exercise of the Warrants and shares issuable upon the exercise of stock options granted to Advantica's employees and directors under bona fide employee benefit plans). All of the Common Stock issued and outstanding as of the Effective Date are fully paid and nonassessable.

     The following summary description of the Common Stock does not purport to be complete and is qualified in its entirety by this reference to Advantica's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by Advantica stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or Advantica's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present are able to elect all of the directors to be elected.

     The holders of Common Stock will have no preemptive rights and have no rights to convert the Common Stock into any other securities.

     Subject to the rights of holders of preferred stock of Advantica, if any, in the event of a liquidation, dissolution or winding up of Advantica, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The Credit Facility and the indenture governing the New Senior Notes contain negative covenants that restrict, among other things, the ability of Advantica to pay dividends.

     The Board of Directors of Advantica is authorized to issue, from time to time, up to 25,000,000 shares of preferred stock. The Board of Directors may issue preferred stock in one or more series and may fix the relative rights and preferences for each such series, including annual dividend rates, redemption prices, sinking fund provisions, liquidation preferences, conversion rights and voting rights.


Registration Rights of Affiliates

     Flagstar and FCI undertook, pursuant to the terms of the Original Plan, to enter into a registration rights agreement on the Effective Date with each holder of more than 10% of the Common Stock. Advantica entered into a Registration Rights Agreement (the "Registration Rights Agreement") on the Effective Date with the Selling Stockholder, then the only holder of 10% or more of the Common Stock. Pursuant to the Registration Rights Agreement, Advantica agreed to file and use its best efforts to cause to become effective the shelf Registration Statement of which this Prospectus is a part covering resales by the Selling Stockholder from time to time, and use its best efforts to cause this Registration Statement to remain effective for a period of three years from the Effective Date (or five years from the Effective Date if Advantica becomes entitled to use a registration statement on Form S-3 under the Securities Act). In addition, the Selling Stockholder may make three written demands on Advantica for registration under the Securities Act of all or a part of the Common Stock issued to it pursuant to the Plan of Reorganization, and may make unlimited demands for registrations so long as such registrations may be effected on Form S-3 registration statements. In addition, the Selling Stockholder has customary "piggyback" registration rights to include its shares of Common Stock, subject to certain limitations, in other registration statements filed by Advantica under the Securities Act.

     Advantica agreed to pay all expenses in connection with the performance of the obligations to effect the shelf, demand and piggyback registrations under the Securities Act of the Common Stock covered by the Registration Rights Agreement, other than (a) underwriting fees, discounts, commissions or other similar selling expenses attributable to the sale of Common Stock under the Registration Rights Agreement; and (b) any expenses (other than internal expenses of its own officers and employees) in connection with any additional demand registration on Form S-3 after the three designated demand registrations. Advantica agreed to indemnify and hold harmless, to the fullest extent permitted by law, the Selling Stockholder against certain securities law liabilities (including, under certain circumstances, liabilities unrelated to the participation of the Selling Stockholder in a registered offering or sale of the Common Stock) and, in lieu thereof, to contribute to payments required to be made by such Selling Stockholder.

     The obligations of Advantica to effect and maintain the effectiveness of any registration required by the Registration Rights Agreement terminates upon the earliest of (a) the sale of all shares of the Common Stock subject to the Registration Rights Agreement that are held by the Selling Stockholder; (b) upon notice from the Selling Stockholder that it no longer needs the benefits of the Registration Rights Agreement; and (c) when the Selling Stockholder owns or holds (on a fully-diluted basis) less than 10% of the shares of Common Stock then outstanding (on a fully-diluted basis) and Advantica has delivered to the Selling Stockholder an opinion of recognized securities counsel to the effect that the Common Stock held by it may be freely resold by it without resort to the provisions of Rule 144.


                              SELLING STOCKHOLDER

     The following table provides certain information with respect to the Common Stock held by the Selling Stockholder as of January 7, 1998. The Selling Stockholder received the 9,526,775 shares offered hereunder (the "Shares") as a distribution under the Original Plan in respect of approximately $211,772,000 in principal amount of the 11.25% Debentures owned by the Selling Stockholder on behalf of the Loomis Managed Accounts prior to consummation of the Plan of Reorganization. In addition, the Selling Stockholder owned shares of the Old Preferred Stock on behalf of the Loomis Managed Accounts prior to consummation of the Plan of Reorganization, and received no distribution in respect thereof. The obligations of the Company in respect of the 11.25% Debentures and the Old Preferred Stock were discharged as a result of the Reorganization Cases. Other than the ownership of such securities and except as otherwise noted elsewhere in this Prospectus, the Selling Stockholder has not held any position, office, or other material relationship with Advantica or any of its predecessors or affiliates within the past three years other than as a result of the ownership of the Common Stock. The Shares may be offered from time to time by the Selling Stockholder named below:



                                          Number of Shares
                                        Owned and Registered
Selling Stockholder                          Hereunder
-------------------------------------- ---------------------
           Loomis Sayles & Company, L.P      9,526,775
  One Financial Center
  Boston, MA 02111


---------
(1) According to the latest Schedule 13D filing by Loomis, Loomis is an investment adviser to the Loomis Managed Accounts, each of which is entitled to the pecuniary interest (including, without limitation, the sole right to receive dividends, proceeds and profits from sale) in Shares being sold which are allocated to such Loomis Managed Account. According to such Schedule 13D, as investment adviser to the Loomis Managed Accounts, Loomis retains the right to dispose of, and either retains or shares with the Loomis Managed Accounts the right to vote, such Shares. According to such Schedule 13D, no Loomis Managed Account holds more than 5% of the outstanding shares of Common Stock.

     Because the Selling Stockholder may sell all, some or none of the Shares to be sold hereunder from time to time, the number of Shares and percentage of the class held by the Selling Stockholder after the offering cannot be determined at this time.


                             PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Shares may be sold from time to time to purchasers in privately negotiated transactions or in open market transactions. The Selling Stockholder may from time to time offer the Shares directly or through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; or (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholder, may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to such market prices, at negotiated prices or at fixed prices. In addition, the Selling Stockholder may engage in hedging or other similar transactions, and may pledge the Shares being offered, and, upon default, the pledgee may effect sales of the pledged shares pursuant to this Prospectus. In connection with any hedging transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of Shares for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in any distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offering of Shares is made, a Prospectus Supplement or a post-effective amendment to the Registration Statement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     There is no assurance that the Selling Stockholder will sell any of the Shares. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this Prospectus.

     The Common Stock is currently listed for trading on the NASDAQ National Market System, and its trading symbol is "DINE." There can be no assurance that an active trading market will be sustained for the Common Stock.

     Pursuant to the Registration Rights Agreement, Advantica will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions, fees and discounts of underwriters, dealers or agents. Under the Registration Rights Agreement, Advantica will indemnify the Selling Stockholder and any underwriter it may utilize against certain civil liabilities, including liabilities under the Securities Act and, in lieu thereof, will contribute to payments required to be made by the Selling Stockholder.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for Advantica by Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina 28244.


                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1996 and the statements of consolidated operations and cash flows for the three years ended December 31, 1994, 1995 and 1996 of Advantica Restaurant Group, Inc. included in this Prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined statements of operations and net combined equity and cash flows of FRI-M and its subsidiaries for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon such reports given upon the authority of these firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                            Page
                                                                                           -----
Consolidated Financial Statements of Advantica Restaurant Group, Inc. (formerly
 Flagstar Companies, Inc.)
Independent Auditors' Report .............................................................  F-2
Statements of Consolidated Operations for the Three Years Ended December 31, 1994, 1995
and
 1996 and for the (unaudited) Three Quarters Ended September 30, 1996 and October 1, 1997   F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996 and (unaudited) October 1,     F-4
  1997
Statements of Consolidated Cash Flows for the Three Years Ended December 31, 1994, 1995
and
 1996 and for the (unaudited) Three Quarters Ended September 30, 1996 and October 1, 1997   F-5
Notes to Consolidated Financial Statements ...............................................  F-7
FRI-M Combined Financial Statements
Independent Auditors' Report .............................................................  F-31
Combined Statements of Operations for the Year Ended December 26, 1993, the One Month
Ended
 January 26, 1994 (FRI-Predecessor Company), the Eleven Months Ended December 25, 1994
and the Year
 Ended December 31, 1995 (FRI-Successor Company) .........................................  F-32
Combined Statements of Cash Flows for the Year Ended December 26, 1993, the One Month
Ended
 January 26, 1994 (FRI-Predessor Company), the Eleven Months Ended December 25, 1994 and
the Year
 Ended December 31, 1995 (FRI-Successor Company) .........................................  F-33
Notes to Combined Financial Statements ...................................................  F-34
FRI-M Unaudited Combined Condensed Financial Statements
Combined Condensed Statements of Operations for the three months ended March 26, 1995
 (unaudited) and the three months ended March 31, 1996 (unaudited) .......................  F-39
Combined Condensed Statements of Cash Flows for the three months ended March 26, 1995
 (unaudited) and the three months ended March 31, 1996 (unaudited) .......................  F-40
Notes to Combined Condensed Financial Statements (unaudited) .............................  F-41

                          INDEPENDENT AUDITORS' REPORT



ADVANTICA RESTAURANT GROUP, INC.

     We have audited the accompanying consolidated balance sheets of Advantica Restaurant Group, Inc. (formerly Flagstar Companies, Inc.) and subsidiaries (the Company) as of December 31, 1995 and 1996, and the related statements of consolidated operations and consolidated cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets.


DELOITTE & TOUCHE LLP
Greenville, South Carolina
February 13, 1997

                        ADVANTICA RESTAURANT GROUP, INC.


                     STATEMENTS OF CONSOLIDATED OPERATIONS


                                                                     Year Ended     Year Ended
                                                                    December 31,   December 31,
                                                                        1994           1995
                                                                   -------------- --------------
($ in thousands except per share amounts)
Operating revenue ................................................   $2,665,966     $2,571,487
                                                                     ----------     ----------
Operating expenses:
 Product cost ....................................................      919,087        864,505
 Payroll & benefits ..............................................      919,928        916,951
 Depreciation & amortization expense .............................      129,633        132,872
 Utilities expenses ..............................................       99,021         98,212
 Other ...........................................................      394,012        393,482
 Provision for (recovery of) restructuring charges (Note 3) ......       (7,207)        15,873
 Charge for impaired assets (Note 3) .............................           --         51,358
                                                                     ----------     ----------
                                                                      2,454,474      2,473,253
                                                                     ----------     ----------
Operating income .................................................      211,492         98,234
                                                                     ----------     ----------
Other charges (credits):
 Interest and debt expense (contractual interest for the three
  quarters ended October 1, 1997 is $207,482) (Note 4)............      232,515        232,874
 Interest income (Note 12) .......................................       (5,077)        (3,725)
 Other -- net (Note 12) ..........................................        3,087          2,005
                                                                     ----------     ----------
                                                                        230,525        231,154
                                                                     ----------     ----------
Loss before reorganization expenses and taxes ....................      (19,033)      (132,920)
Reorganization expenses ..........................................           --             --
                                                                     ----------     ----------
Loss before income taxes .........................................      (19,033)      (132,920)
(Benefit from) provision for income taxes (Note 6) ...............       (2,213)           (14)
                                                                     ----------     ----------
Loss from continuing operations ..................................      (16,820)      (132,906)
Gain on sale of discontinued operation, net of income tax
 provision of: 1994 -- $9,999; 1995--$10,092 (Note 13)............      399,188         77,877
Loss from discontinued operations, net of income tax provision
 (benefit) of: 1994 -- $471; 1995--$(1,361) (Note 13).............       (6,518)          (636)
                                                                     ----------     ----------
Income (loss) before extraordinary items .........................      375,850        (55,665)
Extraordinary items, net of income tax provision
 (benefit) of: 1994 -- $(174); 1995--$25
 (Note 11) .......................................................      (11,757)           466
                                                                     ----------     ----------
Net income (loss) ................................................      364,093        (55,199)
Dividends on preferred stock .....................................      (14,175)       (14,175)
                                                                     ----------     ----------
Net income (loss) applicable to common shareholders (Note 10)        $  349,918     $  (69,374)
                                                                     ==========     ==========



                                                                                      Three Quarters Ended
                                                                                  -----------------------------
                                                                                                    Debtor-In-
                                                                     Year Ended                     Possession
                                                                    December 31,   September 30,    October 1,
                                                                        1996            1996           1997
                                                                   -------------- --------------- -------------
                                                                                           (unaudited)
($ in thousands except per share amounts)
Operating revenue ................................................   $2,542,302     $1,880,834     $1,989,355
                                                                     ----------     ----------     ----------
Operating expenses:
 Product cost ....................................................      744,072        572,732        580,979
 Payroll & benefits ..............................................      945,772        708,749        736,059
 Depreciation & amortization expense .............................      129,948         92,606        106,902
 Utilities expenses ..............................................      104,477         77,781         82,956
 Other ...........................................................      461,641        309,792        369,005
 Provision for (recovery of) restructuring charges (Note 3) ......           --             --             --
 Charge for impaired assets (Note 3) .............................           --             --             --
                                                                     ----------     ----------     ----------
                                                                      2,385,910      1,761,660      1,875,901
                                                                     ----------     ----------     ----------
Operating income .................................................      156,392        119,174        113,454
                                                                     ----------     ----------     ----------
Other charges (credits):
 Interest and debt expense (contractual interest for the three
  quarters ended October 1, 1997 is $207,482) (Note 4)............      261,633        193,924        185,171
 Interest income (Note 12) .......................................       (6,926)        (4,793)        (1,604)
 Other -- net (Note 12) ..........................................        3,537            228          6,612
                                                                     ----------     ----------     ----------
                                                                        258,244        189,359        190,179
                                                                     ----------     ----------     ----------
Loss before reorganization expenses and taxes ....................     (101,852)       (70,185)       (76,725)
Reorganization expenses ..........................................           --             --         23,549
                                                                     ----------     ----------     ----------
Loss before income taxes .........................................     (101,852)       (70,185)      (100,274)
(Benefit from) provision for income taxes (Note 6) ...............      (16,392)       (12,923)         1,484
                                                                     ----------     ----------     ----------
Loss from continuing operations ..................................      (85,460)       (57,262)      (101,758)
Gain on sale of discontinued operation, net of income tax
 provision of: 1994 -- $9,999; 1995--$10,092 (Note 13)............           --             --             --
Loss from discontinued operations, net of income tax provision
 (benefit) of: 1994 -- $471; 1995--$(1,361) (Note 13).............           --             --             --
                                                                     ----------     ----------     ----------
Income (loss) before extraordinary items .........................      (85,460)       (57,262)      (101,758)
Extraordinary items, net of income tax provision
 (benefit) of: 1994 -- $(174); 1995--$25
 (Note 11) .......................................................           --             --             --
                                                                     ----------     ----------     ----------
Net income (loss) ................................................      (85,460)       (57,262)      (101,758)
Dividends on preferred stock .....................................      (14,175)       (10,631)       (10,631)
                                                                     ----------     ----------     ----------
Net income (loss) applicable to common shareholders (Note 10)        $  (99,635)    $  (67,893)    $ (112,389)
                                                                     ==========     ==========     ==========

                See notes to consolidated financial statements.

                        ADVANTICA RESTAURANT GROUP, INC.


                          CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                                 1995
                                                                                           ---------------
 ($ in thousands, except par value)
 Assets
 Current Assets:
  Cash and cash equivalents .............................................................. $  196,966
  Receivables, less allowance for doubtful accounts of: 1995 -- $2,506; 1996--$2,405;
   1997 -- $3,190.........................................................................     29,844
  Loan receivable from former officer (Note 12) ..........................................         --
  Merchandise and supply inventories .....................................................     32,445
  Net assets held for sale ...............................................................         --
  Other ..................................................................................     26,087
                                                                                           ----------
                                                                                              285,342
                                                                                           ----------
 Property:
  Property owned (at cost) (Notes 2, 3 and 4):
   Land ..................................................................................    255,719
   Buildings and improvements ............................................................    838,956
   Other property and equipment ..........................................................    484,684
                                                                                           ----------
 Total property owned ....................................................................  1,579,359
 Less accumulated depreciation ...........................................................    569,079
                                                                                           ----------
 Property owned -- net ...................................................................  1,010,280
                                                                                           ----------
 Buildings and improvements, vehicles, and other equipment held under capital leases (Note
  5)                                                                                          170,859
 Less accumulated amortization ...........................................................     76,778
                                                                                           ----------
 Property held under capital leases -- net ...............................................     94,081
                                                                                           ----------
                                                                                            1,104,361
                                                                                           ----------
 Other Assets:
  Goodwill net of accumulated amortization of: 1996 -- $3,077; 1997--$6,789 (Note 2)......         --
  Other intangible assets, net of accumulated amortization: 1995 -- $17,051;
   1996 -- $20,611; 1997--$16,589.........................................................     22,380
  Deferred financing costs -- net (Note 11) ..............................................     63,482
  Other (including loan receivable from former officer of: 1995 -- $16,454) (Note 12).....     32,186
 Reorganization value in excess of amounts allocable to identifiable assets ..............         --
                                                                                           ----------
                                                                                              118,048
                                                                                           ----------
                                                                                           $1,507,751
                                                                                           ==========
 Liabilities
 Current Liabilities:
  Current maturities of long-term debt (Notes 4 and 16) .................................. $   38,835
  Accounts payable .......................................................................    125,467
  Accrued salaries and vacations .........................................................     41,102
  Accrued insurance ......................................................................     48,060
  Accrued taxes ..........................................................................     30,705
  Accrued interest and dividends .........................................................     42,916
  Other ..................................................................................     80,445
                                                                                           ----------
                                                                                              407,530
                                                                                           ----------
 Long-Term Liabilities:
  Debt, less current maturities (Notes 4 and 16) .........................................  1,996,111
  Deferred income taxes (Note 6) .........................................................     18,175
  Liability for self-insured claims ......................................................     53,709
  Other non-current liabilities and deferred credits .....................................    163,203
                                                                                           ----------
                                                                                            2,231,198
                                                                                           ----------
 Total liabilities not subject to compromise .............................................  2,638,728
 Liabilities subject to compromise (Note 14) .............................................         --
                                                                                           ----------
  Total liabilities ......................................................................  2,638,728
 Commitments and Contingencies (Notes 4, 5 and 8)
 Shareholders' Equity (Deficit) (Notes 7, 9 and 16):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
   $0.10 par value; 1995, 1996 and 1997, 25,000 shares authorized; 6,300 shares issued
    and outstanding; liquidation preference $157,500, excluding dividends in arrears......        630
  Common Stock:
   $0.50 par value; shares authorized--200,000; issued and outstanding 1995, 1996 and
    1997 -- 42,434
    Pro forma -- $0.01 par value; shares authorized--100,000; issued and
    outstanding -- 40,000 ................................................................     21,218
  Paid-in capital ........................................................................    724,912
  Deficit ................................................................................ (1,877,274)
  Minimum pension liability adjustment ...................................................       (463)
                                                                                           ----------
                                                                                           (1,130,977)
                                                                                           ----------
                                                                                           $1,507,751
                                                                                           ==========



                                                                                                              Debtor-In-
                                                                                                              Possession
                                                                                             December 31,     October 1,
                                                                                                 1996            1997
                                                                                           --------------- ---------------
                                                                                                           (unaudited)
 ($ in thousands, except par value)
 Assets
 Current Assets:
  Cash and cash equivalents ..............................................................  $      92,369   $     29,678
  Receivables, less allowance for doubtful accounts of: 1995 -- $2,506; 1996--$2,405;
   1997 -- $3,190.........................................................................         17,812         14,343
  Loan receivable from former officer (Note 12) ..........................................         13,922             --
  Merchandise and supply inventories .....................................................         31,543         27,809
  Net assets held for sale ...............................................................          5,114             --
  Other ..................................................................................         29,895         44,496
                                                                                            -------------   ------------
                                                                                                  190,655        116,326
                                                                                            -------------   ------------
 Property:
  Property owned (at cost) (Notes 2, 3 and 4):
   Land ..................................................................................        253,067        250,590
   Buildings and improvements ............................................................        891,512        889,374
   Other property and equipment ..........................................................        536,886        552,389
                                                                                            -------------   ------------
 Total property owned ....................................................................      1,681,465      1,692,353
 Less accumulated depreciation ...........................................................        629,676        696,752
                                                                                            -------------   ------------
 Property owned -- net ...................................................................      1,051,789        995,601
                                                                                            -------------   ------------
 Buildings and improvements, vehicles, and other equipment held under capital leases (Note
  5)                                                                                              210,533        225,323
 Less accumulated amortization ...........................................................         93,740        109,530
                                                                                            -------------   ------------
 Property held under capital leases -- net ...............................................        116,793        115,793
                                                                                            -------------   ------------
                                                                                                1,168,582      1,111,394
                                                                                            -------------   ------------
 Other Assets:
  Goodwill net of accumulated amortization of: 1996 -- $3,077; 1997--$6,789 (Note 2)......        205,389        209,190
  Other intangible assets, net of accumulated amortization: 1995 -- $17,051;
   1996 -- $20,611; 1997--$16,589.........................................................         27,595         26,408
  Deferred financing costs -- net (Note 11) ..............................................         64,153         55,607
  Other (including loan receivable from former officer of: 1995 -- $16,454) (Note 12).....         30,996         33,141
 Reorganization value in excess of amounts allocable to identifiable assets ..............             --             --
                                                                                            -------------   ------------
                                                                                                  328,133        324,346
                                                                                            -------------   ------------
                                                                                            $   1,687,370   $  1,552,066
                                                                                            =============   ============
 Liabilities
 Current Liabilities:
  Current maturities of long-term debt (Notes 4 and 16) ..................................  $      62,890   $     85,006
  Accounts payable .......................................................................        160,444         99,610
  Accrued salaries and vacations .........................................................         58,838         58,916
  Accrued insurance ......................................................................         52,244         46,562
  Accrued taxes ..........................................................................         25,060         16,109
  Accrued interest and dividends .........................................................         47,676         15,639
  Other ..................................................................................         76,123         81,009
                                                                                            -------------   ------------
                                                                                                  483,275        402,851
                                                                                            -------------   ------------
 Long-Term Liabilities:
  Debt, less current maturities (Notes 4 and 16) .........................................      2,179,393        655,703
  Deferred income taxes (Note 6) .........................................................         16,361         15,392
  Liability for self-insured claims ......................................................         57,665         53,565
  Other non-current liabilities and deferred credits .....................................        178,203        156,309
                                                                                            -------------   ------------
                                                                                                2,431,622        880,969
                                                                                            -------------   ------------
 Total liabilities not subject to compromise .............................................      2,914,897      1,283,820
 Liabilities subject to compromise (Note 14) .............................................             --      1,597,531
                                                                                            -------------   ------------
  Total liabilities ......................................................................      2,914,897      2,881,351
 Commitments and Contingencies (Notes 4, 5 and 8)
 Shareholders' Equity (Deficit) (Notes 7, 9 and 16):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
   $0.10 par value; 1995, 1996 and 1997, 25,000 shares authorized; 6,300 shares issued
    and outstanding; liquidation preference $157,500, excluding dividends in arrears......            630            630
  Common Stock:
   $0.50 par value; shares authorized--200,000; issued and outstanding 1995, 1996 and
    1997 -- 42,434
    Pro forma -- $0.01 par value; shares authorized--100,000; issued and
    outstanding -- 40,000 ................................................................         21,218         21,218
  Paid-in capital ........................................................................        724,912        724,912
  Deficit ................................................................................     (1,973,365)    (2,075,123)
  Minimum pension liability adjustment ...................................................           (922)          (922)
                                                                                            -------------   ------------
                                                                                               (1,227,527)    (1,329,285)
                                                                                            -------------   ------------
                                                                                            $   1,687,370   $ (1,552,066)
                                                                                            =============   ============



                                                                                             Pro Forma
                                                                                             October 1,
                                                                                                1997
                                                                                           -------------
                                                                                             Note 1, 16
 ($ in thousands, except par value)
 Assets
 Current Assets:
  Cash and cash equivalents .............................................................. $  173,227
  Receivables, less allowance for doubtful accounts of: 1995 -- $2,506; 1996--$2,405;
   1997 -- $3,190.........................................................................     13,080
  Loan receivable from former officer (Note 12) ..........................................
  Merchandise and supply inventories .....................................................     21,008
  Net assets held for sale ...............................................................
  Other ..................................................................................     54,070
                                                                                           ----------
                                                                                              261,385
                                                                                           ----------
 Property:
  Property owned (at cost) (Notes 2, 3 and 4):
   Land ..................................................................................    197,389
   Buildings and improvements ............................................................    611,022
   Other property and equipment ..........................................................    384,342
                                                                                           ----------
 Total property owned ....................................................................  1,192,753
 Less accumulated depreciation ...........................................................    495,208
                                                                                           ----------
 Property owned -- net ...................................................................    697,545
                                                                                           ----------
 Buildings and improvements, vehicles, and other equipment held under capital leases (Note
  5)                                                                                          163,660
 Less accumulated amortization ...........................................................     82,175
                                                                                           ----------
 Property held under capital leases -- net ...............................................     81,485
                                                                                           ----------
                                                                                              779,030
                                                                                           ----------
 Other Assets:
  Goodwill net of accumulated amortization of: 1996 -- $3,077; 1997--$6,789 (Note 2)......         --
  Other intangible assets, net of accumulated amortization: 1995 -- $17,051;
   1996 -- $20,611; 1997--$16,589.........................................................     14,840
  Deferred financing costs -- net (Note 11) ..............................................     25,257
  Other (including loan receivable from former officer of: 1995 -- $16,454) (Note 12).....    221,298
 Reorganization value in excess of amounts allocable to identifiable assets ..............    908,856
                                                                                           ----------
                                                                                            1,170,251
                                                                                           ----------
                                                                                           $2,210,666
                                                                                           ==========
 Liabilities
 Current Liabilities:
  Current maturities of long-term debt (Notes 4 and 16) .................................. $   80,615
  Accounts payable .......................................................................     83,501
  Accrued salaries and vacations .........................................................     51,956
  Accrued insurance ......................................................................     39,976
  Accrued taxes ..........................................................................     34,440
  Accrued interest and dividends .........................................................     11,406
  Other ..................................................................................     75,757
                                                                                           ----------
                                                                                              377,651
                                                                                           ----------
 Long-Term Liabilities:
  Debt, less current maturities (Notes 4 and 16) .........................................  1,232,381
  Deferred income taxes (Note 6) .........................................................      9,619
  Liability for self-insured claims ......................................................     46,465
  Other non-current liabilities and deferred credits .....................................    138,896
                                                                                           ----------
                                                                                            1,427,361
                                                                                           ----------
 Total liabilities not subject to compromise .............................................  1,805,012
 Liabilities subject to compromise (Note 14) .............................................         --
                                                                                           ----------
  Total liabilities ......................................................................  1,805,012
 Commitments and Contingencies (Notes 4, 5 and 8)
 Shareholders' Equity (Deficit) (Notes 7, 9 and 16):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
   $0.10 par value; 1995, 1996 and 1997, 25,000 shares authorized; 6,300 shares issued
    and outstanding; liquidation preference $157,500, excluding dividends in arrears......         --
  Common Stock:
   $0.50 par value; shares authorized--200,000; issued and outstanding 1995, 1996 and
    1997 -- 42,434
    Pro forma -- $0.01 par value; shares authorized--100,000; issued and
    outstanding -- 40,000 ................................................................        400
  Paid-in capital ........................................................................    405,254
  Deficit ................................................................................         --
  Minimum pension liability adjustment ...................................................         --
                                                                                           ----------
                                                                                              405,654
                                                                                           ----------
                                                                                           $2,210,666
                                                                                           ==========

                See notes to consolidated financial statements.

                        ADVANTICA RESTAURANT GROUP, INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                                        Three Quarters Ended
                                                                                                   ------------------------------
                                                                                                                     Debtor-In-
                                                        Year Ended     Year Ended     Year Ended                     Possession
                                                       December 31,   December 31,   December 31,   September 30,    October 1,
                                                           1994           1995           1996            1996           1997
                                                      -------------- -------------- -------------- --------------- --------------
                                                                                                            (unaudited)
 ($ in thousands)
 Cash Flows from Operating Activities:
  Net income (loss) .................................   $  364,093     $  (55,199)    $  (85,460)    $  (57,262)     $ (101,758)
  Adjustments to Reconcile Net Income (Loss)
   to Cash Flows from Operating Activities:
   Provision for (recovery of) restructuring
     charges ........................................       (7,207)        15,873             --             --              --
   Charge for impaired assets .......................           --         51,358             --             --              --
   Depreciation and amortization of property ........      122,870        126,488        120,059         85,320          96,910
   Amortization of goodwill .........................           --             --          3,077          2,425           3,786
   Amortization of other intangible assets ..........        6,763          6,384          6,812          4,861           6,205
   Amortization of deferred financing costs .........        6,453          7,504          8,920          6,183           7,639
   Deferred income tax benefit ......................       (2,793)        (3,451)        (9,031)          (269)           (745)
   Gains on sales of Company-owned
     restaurants ....................................      (10,007)       (24,456)        (8,360)        (7,532)           (956)
   Write-off deferred financing costs ...............           --             --             --             --           2,533
   Other ............................................        2,644          4,428        (10,644)        (4,046)         (9,812)
   Loss from discontinued operations, net ...........        6,518            636             --             --              --
   Gain on sale of discontinued operation, net.......     (399,188)       (77,877)            --             --              --
   Extraordinary items, net .........................       11,757           (466)            --             --              --
 Changes in Assets and Liabilities Net of Effects
  of Acquisition, Dispositions and Restruc-
  turings:
  Decrease (increase) in assets:
   Receivables ......................................       (4,452)        (4,713)           327          8,910           1,332
   Inventories ......................................          340           (848)          (833)          (865)          3,734
   Other current assets .............................      (11,849)        (7,086)        (3,964)       (10,482)         (1,699)
   Other assets .....................................        2,241         (2,622)        (5,456)       (15,925)         (8,562)
  Increase (decrease) in liabilities:
   Accounts payable .................................        9,029         16,496         19,132        (21,661)        (59,770)
   Accrued salaries and vacations ...................        8,821         (5,551)         4,560          1,261           1,612
   Accrued taxes ....................................       (9,582)          (429)        (5,502)        (6,018)          4,138
   Other accrued liabilities ........................      (16,696)        (4,014)        (6,283)        (6,541)         51,359
   Other noncurrent liabilities and deferred
     credits ........................................      (25,198)       (28,364)       (10,628)         1,453          (9,886)
                                                        ----------     ----------     ----------     ----------      ----------
 Net cash flows from (used in) operating
  activities before reorganization activities .......       54,557         14,091         16,726        (20,188)        (13,940)
 Increase in liabilities from reorganization
  activities:
  Accrued salaries and vacations ....................           --             --             --             --             795
  Other accrued liabilities .........................           --             --             --             --           2,417
                                                        ----------     ----------     ----------     ----------      ----------
 Net cash flows provided by (used in) operating
  activities ........................................       54,557         14,091         16,726        (20,188)        (10,728)
                                                        ----------     ----------     ----------     ----------      ----------
 Cash Flows from Investing Activities:
  Purchase of property ..............................     (154,480)      (123,739)       (55,026)       (24,699)        (42,171)
  Proceeds from dispositions of property ............       20,135         25,693         14,323         10,499          14,342
  Advances to discontinued operations, net ..........       (9,670)        (6,952)            --             --              --
  Proceeds from sale of discontinued
   operations .......................................      447,073        172,080             --             --              --
  Proceeds from sales of subsidiaries ...............           --        122,500         62,992         60,592              --
  Acquisition of business, net of cash acquired .....           --             --       (127,068)      (127,068)             --
  Other long-term assets, net .......................       (6,205)        (3,217)        (4,670)           421            (283)
                                                        ----------     ----------     ----------     ----------      ----------
 Net cash flows provided by (used in) investing
  activities ........................................      296,853        186,365       (109,449)       (80,255)        (28,112)
                                                        ----------     ----------     ----------     ----------      ----------

                See notes to consolidated financial statements.

                        ADVANTICA RESTAURANT GROUP, INC.

                                                                                                     Three Quarters Ended
                                                                                                  ---------------------------
                                                                                                                   Debtor-In-
                                                       Year Ended     Year Ended     Year Ended                    Possession
                                                      December 31,   December 31,   December 31,   September 30,   October 1,
                                                          1994           1995           1996            1996          1997
                                                     -------------- -------------- -------------- --------------- -----------
                                                                                                          (unaudited)
($ in thousands)
Cash Flows from Financing Activities:
  Net borrowings (repayments) under credit
   agreements ......................................   $  (93,000)    $      --      $   56,000      $  56,000     $  23,000
  Deferred financing costs .........................          (25)           --          (9,591)        (7,995)       (1,533)
  Long-term debt payments ..........................     (201,664)      (56,035)        (44,108)       (28,353)      (45,318)
  Cash dividends on preferred stock ................      (14,175)      (14,175)        (14,175)       (10,631)           --
                                                       ----------     ---------      ----------      ---------     ---------
  Net cash flows (used in) provided by financing
   activities ......................................     (308,864)      (70,210)        (11,874)         9,021       (23,851)
                                                       ----------     ---------      ----------      ---------     ---------
  Increase (decrease) in cash and cash
   equivalents .....................................       42,546       130,246        (104,597)       (91,422)      (62,691)
Cash and Cash Equivalents at:
  Beginning of period ..............................       24,174        66,720         196,966        196,966        92,369
                                                       ----------     ---------      ----------      ---------     ---------
  End of period ....................................   $   66,720     $ 196,966      $   92,369      $ 105,544     $  29,678
                                                       ==========     =========      ==========      =========     =========
Supplemental Cash Flow Information:
  Income taxes paid ................................   $    8,035     $   3,591      $    2,196
                                                       ==========     =========      ==========
  Interest paid ....................................   $  244,478     $ 238,832      $  239,284
                                                       ==========     =========      ==========
  Non-cash financing activities:
   Capital lease obligations .......................   $   18,800     $   5,505      $   12,310
                                                       ==========     =========      ==========
   Dividends declared but not paid .................   $    3,544     $   3,544      $       --
                                                       ==========     =========      ==========
  Non Cash investing activities:
   Notes receivable related to sales of
    restaurants ....................................   $    3,024     $   3,738      $    1,217
                                                       ==========     =========      ==========
   Other investing .................................   $       --     $   8,185      $       --
                                                       ==========     =========      ==========

                See notes to consolidated financial statements.

                        ADVANTICA RESTAURANT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(Information as of and for the three quarters ended September 30, 1996 and
                         October 1, 1997 is unaudited)


Introduction

     On January 7, 1998, the Plan of Reorganization of Flagstar Companies, Inc. ("FCI") became effective (as further described in Note 16). On the effective date, Flagstar Corporation ("Flagstar"), a wholly-owned subsidiary, merged with and into FCI, with FCI being the surviving corporation, and FCI changed its name to Advantica Restaurant Group, Inc. ("Advantica" or, together with its subsidiaries, the "Company"). FCI was incorporated under the laws of the State of Delaware on September 24, 1988 to effect the acquisition of Flagstar. Prior to June 16, 1993 FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.

     Advantica, through its wholly-owned subsidiaries, Denny's Holdings, Inc., Spartan Holdings, Inc. and FRD Acquisition Co. (and their respective subsidiaries), owns and operates the Denny's, El Pollo Loco, Quincy's Family Steakhouse, Coco's and Carrows restaurant brands and is the largest franchisee of Hardee's. Denny's, a family-style restaurant chain, operates in forty-nine states, two U.S. territories, and two foreign countries, with principal concentrations in California, Florida, Texas, Washington, Arizona, Pennsylvania, Illinois, and Ohio. Hardee's competes in the quick-service hamburger category and Quincy's operates in the family-steak restaurant category. The Company's Hardee's and Quincy's restaurant chains are located primarily in the southeastern United States; El Pollo Loco is a quick-service flame-broiled chicken concept which operates primarily in southern California. Coco's and Carrows restaurant chains, acquired by Flagstar in May 1996, compete in the family-style category and are located primarily in the western United States.

     The Company's financial statements as of October 1, 1997 have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Accordingly, all prepetition liabilities of the Debtors that are subject to compromise under the Plan (as defined in Note 16) are segregated in the Company's consolidated balance sheets as liabilities subject to compromise. These liabilities are recorded at the amounts expected to be allowed as claims by the Bankruptcy Court rather than estimates of the amounts for which those allowed claims may be settled as a result of the plan of reorganization approved by the Bankruptcy Court. In addition, SOP 90-7 requires the Company to report interest expense during the bankruptcy proceeding only to the extent that it will be paid during the proceedings or that it is probable to be an allowed priority, secured, or unsecured claim. Accordingly, and in view of the terms of the Plan, as of July 11, 1997, the Company ceased recording interest on its 11.25% Debentures, 11 3/8% Debentures and 10% Convertible Debentures (each as defined in Note 16 below). The contractual interest expense for the three quarters ended October 1, 1997 is disclosed in the accompanying Statements of Consolidated Operations.

     As of the effective date of the Plan (the "Effective Date"), the Company will adopt "fresh start" reporting pursuant to the guidance provided by SOP 90-7. Under "fresh start" reporting, the reorganization value of the entity is allocated to the entity's assets. If any portion of the reorganization value cannot be attributed to specific tangible or identified intangible assets of the emerging entity, such amount is to be reported as "reorganization value in excess of amounts allocable to identifiable assets". The Company intends to amortize such amount over a five-year amortization period. As a result of adopting "fresh start" reporting upon emerging from Chapter 11, the Company's financial statements will not be comparable with those prepared before the Effective Date, including the historical financial statements included in this report.

     Prior year comparative balances have not been reclassified to conform with the current year's balances stated under SOP 90-7. The most significant difference between the current and prior years' presentations is the reclassification of substantially all of the outstanding debt of the Debtors to "liabilities subject to compromise". See Note 14 for a detailed description of liabilities subject to compromise at October 1, 1997.

     The consolidated financial statements include the accounts of the operating subsidiaries of the Company which are not parties to the previously described Chapter 11 proceedings. The following condensed financial statements of the Debtors have been prepared using the equity method of accounting for reporting the results of all wholly-owned subsidiaries of FCI that are not parties to such Chapter 11 proceedings.

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


Flagstar Companies, Inc., Flagstar Corporation and Flagstar Holdings, Inc. (Debtors-in-Possession)
Condensed Statements of Operations
(Unaudited)



                                                     Three Quarters Ended
                                                       October 1, 1997
                                                    ---------------------
          (In thousands)
          Operating revenue .......................      $      --
          Operating expenses ......................         16,974
                                                         ---------
          Operating loss ..........................        (16,974)
          Equity in earnings of subsidiaries ......         47,203
          Other charges:
           Interest ...............................        108,442
           Other ..................................               (4)
                                                         ------------
          Loss before reorganization expenses .....        (78,209)
          Reorganization expenses .................         23,549
                                                         -----------
          Net loss ................................      $(101,758)
                                                         ===========

Flagstar Companies, Inc., Flagstar Corporation and Flagstar Holdings, Inc. (Debtors-in-Possession)
Condensed Balance Sheet
(Unaudited)



                                                              October 1, 1997
                                                             ----------------
           (In thousands)
           Assets
           Current assets ..................................   $      3,273
           Investment in operating subsidiaries, net .......         (9,303)
           Property owned, net .............................          2,791
           Property held under capital leases, net .........          2,220
           Other assets:
    Deferred financing costs ...............................         15,886
    Receivable from operating subsidiaries .................        341,329
    Other ..................................................         19,693
                                                               ------------
           Total assets ....................................   $    375,889
                                                               ============

           Liabilities
           Liabilities not subject to compromise
    Current liabilities ....................................   $     49,461
    Long-term liabilities ..................................         58,182
                                                               ------------
           Total liabilities not subject to compromise .....        107,643
           Liabilities subject to compromise ...............      1,597,531
                                                               ------------
           Total liabilities ...............................      1,705,174
                                                               ------------
           Shareholders' deficit ...........................     (1,329,285)
                                                               ------------
           Total liabilities and shareholders' deficit .....   $    375,889
                                                               ============

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows and results of operations are as follows:

     The consolidated balance sheet as of October 1, 1997 and the statements of consolidated operations and cash flows for the three quarters ended September 30, 1996 and October 1, 1997 are unaudited. In the opinion of management, these statements contain all adjustments necessary to present fairly the financial position of the Company and subsidiaries as of October 1, 1997 and the results of their operations and their cash flows for the three quarters ended September 30, 1996 and October 1, 1997. All such adjustments are of a normal recurring nature.

   (a) Consolidated Financial Statements. The Consolidated Financial Statements include the accounts of the Company, and its subsidiaries. Certain prior year amounts have been reclassified to conform to the 1996 presentation.

   (b) Financial Statement Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

   (c) Cash and Cash Equivalents. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     (d) Inventories. Merchandise and supply inventories are valued primarily at the lower of average cost or market.

   (e) Property and Depreciation. Owned property is stated at cost and is depreciated on the straight-line method over its estimated useful life. Property held under capital leases (at capitalized value) is amortized over its estimated useful life, limited generally by the lease period. The following estimated useful service lives were in effect during all periods presented in the financial statements:

        Merchandising equipment -- Principally five to ten years
        Buildings -- Fifteen to forty years
        Other equipment -- Two to ten years
        Leasehold improvements -- Estimated useful life limited by the lease period.

   (f) Goodwill and Other Intangible Assets. The excess of cost over the fair value of the net assets acquired of FRI-M Corporation (see Note 2 for further details) is being amortized over a 40-year period on the straight-line method. Other intangible assets consist primarily of costs allocated to tradenames, franchise and other operating agreements. Such assets are being amortized on the straight-line basis over the useful lives of the franchise or the contract period of the operating agreements. The Company assesses the recoverability of goodwill and other intangible assets by projecting future net income related to the acquired business, before the effect of amortization of intangible assets, over the remaining amortization period of such assets.

   (g) Impairment of Long-Lived Assets. During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ". Pursuant to this statement, the Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In addition, long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell. See Note 3 for further discussion of the impairment of long-lived assets.

   (h) Deferred Financing Costs. Costs related to the issuance of debt are deferred and amortized as a component of interest and debt expense over the terms of the respective debt issues using the interest method.

   (i) Preopening Costs. The Company capitalizes certain direct incremental costs incurred in conjunction with the opening of restaurants and amortizes such costs over a twelve month period from the date of opening.


   (j) Income Taxes. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

   (k) Insurance. The Company is primarily self insured for workers compensation, general liability, and automobile risks which are supplemented by stop loss type insurance policies. The liabilities for estimated incurred losses are discounted to their present value based on expected loss payment patterns determined by independent actuaries or experience. The total discounted self-insurance liabilities recorded at December 31, 1995 and 1996 were $91.0 million and $100.1 million respectively, reflecting a 4% discount rate. The related undiscounted amounts at such dates were $98.0 million and $111.1 million, respectively.

   (l) Interest Rate Exchange Agreements. As a hedge against fluctuations in interest rates, the Company has entered into interest rate exchange agreements to swap a portion of its fixed rate interest payment obligations for floating rates without the exchange of the underlying principal amounts. The Company does not speculate on the future direction of interest rates nor does the Company use these derivative financial instruments for trading purposes. Since such agreements are not entered into on a speculative basis, the Company uses the settlement basis of accounting. See Note 4 for further discussion of the interest rate exchange agreements.

   (m) Advertising Costs. Production costs for radio and television advertising are expensed as of the date the commercials are initially aired. Advertising expense for the years ended December 31, 1994, 1995 and 1996 was $85.8 million, $93.0 million, and $114.3 million, respectively.

   (n) Discontinued Operations. The Company has allocated to discontinued operations a pro-rata portion of interest and debt expense related to its acquisition debt based on a ratio of the net assets of its discontinued operations to its total consolidated net assets as of the 1989 acquisition date. Interest included in discontinued operations for the years ended December 31, 1994 and 1995 was $37.4 million and $18.9 million, respectively.

   (o) Deferred Gains. In September 1995, the Company sold its distribution subsidiary, Proficient Food Company (PFC), for approximately $122.5 million. In conjunction with the sale, the Company entered into an eight year distribution contract with the acquirer of PFC. This transaction resulted in a deferred gain of approximately $72.0 million that is being amortized over the life of the distribution contract as a reduction of product cost. During the third quarter of 1996, the Company sold Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, its two food processing operations. The sales were finalized in the fourth quarter of 1996 pursuant to the purchase price adjustment provisions of the related agreements. Consideration from the sales totaled approximately $72.1 million, including the receipt of approximately $60.6 million in cash. In conjunction with each of the sales, the Company entered into five year purchasing agreements with the acquirers. These transactions resulted in deferred gains totaling approximately $41.5 million that are being amortized over the lives of the respective purchasing agreements as a reduction of product cost. The portion of the deferred gains recognized as a reduction in product costs in 1995 and 1996 was approximately $2.8 million and $11.1 million, respectively.

   (p) Cash overdrafts. The Company has included in accounts payable on the accompanying consolidated balance sheets cash overdrafts totalling $54.4 million and $51.6 million at December 31, 1995 and 1996, respectively.

   (q) Franchise and License Fees. Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees for all periods presented are insignificant. Monthly fees are accrued as earned based on the respective monthly sales. Such fees totaled $46.4 million, $59.3 million, and $71.1 million for the years ended December 31, 1994, 1995 and 1996, respectively.

   (r) Gains on Sales of Company-Owned Restaurants. Gains on the sales of Company-owned restaurants to franchisees are recognized in accordance with Statement of Financial Accounting Standards Statement No. 66, "Accounting for Sales of Real Estate". In this regard, gains on such sales are recognized when the cash proceeds from the sale exceed 20% of the sales price. During the years ended December 31, 1994, 1995 and 1996 the Company recognized gains related to sales of Company-owned restaurants of approximately $10.0 million, $24.5 million and $8.4 million, respectively, receiving cash proceeds of $11.1 million, $26.1 million and $8.5 million, respectively. Such gains are included as a reduction of other operating expenses in the accompanying statements of consolidated operations. Deferred gains and the non-cash portion of proceeds related to such transactions are not significant.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

   (s) Unaudited Pro Forma Information. The unaudited pro forma consolidated balance sheet information gives effect to the restructuring plan and the disposition discussed in Note 16, as if such plan and disposition had been consummated on October 1, 1997. In conjunction with the restructuring plan, the Company effected a restructuring of its debt and preferred stock through "prepackaged" bankruptcy filings made under Chapter 11 of the Bankruptcy Code by Flagstar Companies, Inc., and its wholly-owned subsidiary, Flagstar Corporation. The Company's operating subsidiaries were not a party to any such filings under the Bankruptcy Code. In accordance with the principles of AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", the restructuring will result in the application of fresh start reporting. Such reporting results in the revaluation of assets and liabilities to estimated current fair value. The unaudited pro forma consolidated balance sheet information reflects the impact of the conversion of certain issuances of long-term debt and preferred stock to common stock, the revaluation of the net assets of the Company to estimated reorganization value, the revaluation of debt obligations not compromised to estimated current fair value, and the elimination of goodwill and deferred financing costs. The reorganization value was determined by estimating the fair value of the Company. The carrying values of the identifiable assets and liabilities other than debt obligations were assumed to represent their fair values for purposes of this pro forma information; such carrying values are subject to revision following the results of appraisals and other studies. Relative to the disposition, the unaudited pro forma consolidated balance sheet information reflects the impact of the receipt of cash proceeds of $369 million, the incurrence of $15 million of estimated sale costs and the use of $205 million of the proceeds to purchase Defeasance Eligible Investments (as defined in the documents governing such mortgage financings) to in substance defease mortgage debt with a book value of $183.9 million at October 1, 1997.

   (t) Change in Fiscal Year. Effective January 1, 1997, the Company changed its fiscal year end from December 31 to the last Wednesday of the calendar year. Concurrent with this change, the Company changed to a four-four-five week quarterly closing calendar which is the restaurant industry standard, and generally results in four thirteen-week quarters during the year with each quarter ending on a Wednesday. Due to the timing of this change, the first quarter of 1997 includes more than thirteen weeks of operations. Carrows and Coco's include an additional six days, Denny's includes an additional five days, El Pollo Loco includes an additional week and Hardee's and Quincy's include an additional day. The prior year comparable quarter consisted of thirteen weeks.

   (u) Pro Forma Earnings per Share. The Company will adopt Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share" in the quarter ended December 31, 1997. This standard will require the presentation of "basic" and "diluted" earnings (loss) per share. As discussed in Note 10, historical earnings (loss) per share amounts are not meaningful due to the significant change in capital structure in connection with the confirmation of the Company's Plan of Reorganization. For the pro forma three quarters ended October 1, 1997, basic loss per share under the new standard will not differ from loss per share as presented in the pro forma condensed consolidated financial statements. (See Note 16)


NOTE 2 ACQUISITION

     On May 23, 1996, the Company, through FRD Acquisition Co. ("FRD"), a newly formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains consisting of 347 company-owned units within the family-style category. The acquisition price of $313.4 million plus acquisition costs (which was paid in exchange for all of the outstanding stock of FRI-M Corporation ("FRI-M"), the subsidiary of Family Restaurants Inc. ("FRI") which owns the Coco's and Carrows chains) was financed with $125.0 million in cash ($75.0 million of which was provided from the Company's cash balances and the remaining $50.0 million pursuant to bank term loans which totaled $56.0 million with the remaining $6.0 million being used to pay transaction fees), the issuance of $156.9 million in senior notes of FRD to the seller, including an additional $6.9 million principal amount of notes issued by FRD to FRI pursuant to the purchase price adjustment provisions of the Stock Purchase Agreement on September 4, 1996 and the assumption of certain capital lease obligations of approximately $31.5 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets and liabilities and results of operations of Coco's and Carrows are included in the Company's consolidated financial statements for the period subsequent to the acquisition.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 2 ACQUISITION -- Continued

     In accordance with the purchase method of accounting, the purchase price has been allocated to the underlying assets and liabilities of FRI-M based on their estimated respective fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $209 million. The resulting goodwill is being amortized on a straight line basis over 40 years. This amount reflects a decrease from the original estimate of approximately $12 million. The revision, which was recorded during the fourth quarter of 1996, is primarily due to the completion of certain valuations and other studies which were prepared in order to estimate the fair value of the net assets acquired. No further revisions to the purchase price allocation are expected except for the potential impact of adjustments related to deferred income taxes, which are expected to be resolved in early 1997.

     The following unaudited pro forma financial information shows the results of operations of the Company as though the acquisition occurred as of January 1, 1995. These results include the straight-line amortization of the excess of purchase price over the net assets acquired over a 40-year period, a reduction of overhead expenses resulting from the elimination of management fees formerly paid to FRI, an increase in interest expense as a result of the debt issued to finance the acquisition, and a reduction in FRI-M's income tax expense to reflect the fact that the Company's net operating losses will offset FRI-M's separate income tax provision (except for current foreign and state income taxes) when calculated on a consolidated basis.



                                                     Years Ended
                                                    December 31,
                                             ---------------------------
                                                  1995          1996
                                             ------------- -------------
($ in thousands, except per share amounts)
          Revenue ..........................  $  3,077.1    $  2,738.2
          Loss from continuing operations ..    (  126.6)     (   83.4)
          Net Loss .........................    (   48.9)     (   83.4)
          Loss per common share:
           Loss from continuing operations .   (    3.32)    (    2.30)
           Net loss ........................   (    1.49)    (    2.30)

     The pro forma financial information presented above does not purport to be indicative of either (i) the results of operations had the acquisition taken place on January 1, 1995 or (ii) future results of operations of the combined businesses.


NOTE 3 RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS

     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan. The plan generally involved the reduction in personnel and a decision to outsource the Company's information systems function.

     In addition, the Company adopted SFAS No. 121 during 1995 (see Note 1(g)). In connection with such adoption, 99 restaurant units, which the Company intended to continue to operate were identified as impaired as the future undiscounted cash flows of each of these units was estimated to be insufficient to recover the related carrying value. As such, the carrying values of these units were written down to the Company's estimate of fair value based on sales of similar units or other estimates of selling price.

     During 1995, the Company also identified 36 underperforming units for sale or closure generally during 1996. The carrying value of these units was written down to estimated fair value, based on sales of similar units or other estimates of selling price, less costs to sell. The 36 units identified in 1995 for disposal had aggregate operating revenues of approximately $26.1 million, an operating loss of approximately $2.9 million during 1995, and an aggregate carrying value of approximately $5.8 million as of December 31, 1995. As of December 31, 1996, 29 units have been closed or sold. Management intends to dispose of two of the remaining units in 1997 and continue to operate the other five. The two units to be disposed of in 1997 had aggregate operating revenues of approximately $1.6 million and operating income of $0.04 million during 1996 and an aggregate carrying amount of $0.3 million at December 31, 1996.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 3 RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS -- Continued

     Charges attributable to the restructuring plan and the adoption of SFAS No. 121 during the year ended December 31, 1995 are comprised of the following:



       ($ in thousands)
       Restructuring:
        Severance .......................................................  $ 5,376
        Write-down of computer hardware and software and other assets ...    7,617
        Other ...........................................................    2,880
                                                                           -------
                                                                           $15,873
                                                                           =======
       Impairment of Long-lived Assets:
        Write-down attributable to the restaurant units the Company will continue to operate .......................................  $41,670
        Write-down attributable to the restaurant units to be disposed ..    9,688
                                                                           -------
                                                                           $51,358
                                                                           =======

     The 1995 restructuring plan was substantially completed in 1996 except for certain asset replacement projects (where the assets to be replaced were written down as part of the restructuring) which were postponed in 1996 due to the Company's capital constraints. Such projects are expected to be completed in 1997. Pursuant to the restructuring plan, approximately 74 employees, primarily corporate and field management, have been terminated as of December 31, 1996, resulting in payments of approximately $4.5 million as of that date.

     Effective in the fourth quarter of 1993, the Company approved a restructuring plan, which, among other things, resulted in the identification for sale, conversion to another concept or closure of 240 restaurants. As of December 31, 1996, four units remain relative to the 1993 restructuring plan, of which two are scheduled for disposal in 1997. Management has decided to continue to operate the remaining two units. The two units to be disposed of in 1997 had operating revenues of approximately $1.3 million and operating income of $0.03 million during 1996 and an aggregate carrying amount that was immaterial at December 31, 1996.


NOTE 4 DEBT

     At December 31, 1996, the Flagstar Second Amended and Restated Credit Agreement (the "Credit Agreement") includes a working capital and letter of credit facility of up to a total of $150.0 million which includes a working capital advance sublimit of $75.0 million. At such date, the Company had no working capital advances outstanding; however, letters of credit outstanding were $79.7 million. The Credit Agreement terminates on April 10, 1999 and is subject to mandatory prepayments and commitment reductions under certain circumstances upon the Company's sale of assets or incurrence of additional debt. See also the discussion below.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 4 DEBT -- Continued

     Long-term debt consists of the following:



                                                                                                  December 31,
                                                                                           ---------------------------
                                                                                                1995          1996
                                                                                           ------------- -------------
($ in thousands)
Notes and Debentures:
  10.75% Senior Notes due September 15, 2001, interest payable semi-annually .............  $  270,000    $  270,000
  10.875% Senior Notes due December 1, 2002, interest payable semi-annually ..............     280,025       280,025
  11.25% Senior Subordinated Debentures due November 1, 2004, interest payable
   semi-annually .........................................................................     722,411       722,411
  11.375% Senior Subordinated Debentures due September 15, 2003, interest payable
   semi-annually .........................................................................     125,000       125,000
  10% Convertible Junior Subordinated Debentures due 2014 (10% Convertible
   Debentures), interest payable semi-annually; convertible into Company common stock
   any time prior to maturity at $24.00 per share.........................................      99,259        99,259
  12.5% Senior Notes of FRD due July 15, 2004, interest payable semi-annually ............          --       156,897
Mortgage Notes Payable:
  10.25% Guaranteed Secured Bonds due 2000 ...............................................     202,715       190,164
  11.03% Notes due 2000 ..................................................................     160,000       160,000
Term loan of FRI-M, principal payable in quarterly installments ..........................          --        56,000
  Other notes payable, mature over various terms to 20 years, payable in monthly or
   quarterly installments with interest rates ranging from 7.5% to 13.25% (a) ............      17,415        13,561
Capital lease obligations (see Note 5) ...................................................     144,573       160,226
Notes payable secured by equipment, mature over various terms up to 7 years, payable in
  monthly installments with interest rates ranging from 8.5% to 9.64%(b) .................      13,548         8,740
                                                                                            ----------    ----------
Total ....................................................................................   2,034,946     2,242,283
Less current maturities (c) ..............................................................      38,835        62,890
                                                                                            ----------    ----------
                                                                                            $1,996,111    $2,179,393
                                                                                            ==========    ==========

---------
(a) Collateralized by restaurant and other properties with a net book value of $20.9 million at December 31, 1996.

(b) Collateralized by equipment with a net book value of $13.2 million at December 31, 1996.

(c) Aggregate annual maturities during the next five years of long-term debt are as follows ($ in thousands): 1997 --
  $62,890; 1998 -- $57,830; 1999 -- $51,169; 2000 -- $326,666; and 2001 --
  $280,999. See Note 14 for discussion regarding current maturities at April 2, 1997.

     The borrowings under the Credit Agreement are secured by the stock of certain operating subsidiaries and certain of the Company's trade and service marks and are guaranteed by certain operating subsidiaries. Such guarantees are further secured by certain operating subsidiary assets.

     The Credit Agreement and indentures under which the debt securities have been issued contain a number of restrictive covenants. Such covenants restrict, among other things, the ability of Flagstar and its restricted subsidiaries to incur indebtedness, create liens, engage in business activities which are not in the same field as that in which the Company currently operates, mergers and acquisitions, sales of assets, transactions with affiliates and the payment of dividends. In addition, the Credit Agreement contains financial covenants including provisions for the maintenance of a minimum level of interest coverage (as defined), limitations on ratios of indebtedness (as defined) to earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations on annual capital expenditures.

     The Company was in compliance with the terms of the Credit Agreement at December 31, 1996. Under the most restrictive provision of the Credit Agreement (ratio of senior debt to EBITDA, as defined), at December 31, 1996, the Company could incur approximately $28.4 million of additional indebtedness.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 4 DEBT -- Continued

     With respect to short-term liquidity, management believes that through a combination of cash generated from operations, funds available through the bank credit facility, various cash management measures and other sources, adequate liquidity exists to meet the Company's working capital, debt service and capital expenditure requirements for at least the next twelve months. Although no assurances can be given in this regard, management believes, based on the Company's historical relationship with its banks, that it will be able, as necessary, to maintain access to funds available under the credit agreement. See also Note 14, "Subsequent Events -- Financial Restructuring (unaudited)."

     At December 31, 1996, the 10.25% guaranteed bonds were secured by, among other things, mortgage loans on 386 restaurants, a lien on the related restaurant equipment, assignment of intercompany lease agreements, and the stock of the issuing subsidiaries. At December 31, 1996, the restaurant properties and equipment had a net book value of $317.6 million. In addition, the bonds are insured with a financial guaranty insurance policy written by a company that engages exclusively in such coverage. Principal and interest on the bonds are payable semiannually; certain payments are made by the Company on a monthly basis. Principal payments total $12.5 million annually through 1999 and $152.7 million in 2000. The Company through its operating subsidiaries covenants that it will maintain the properties in good repair and expend annually (or on a five year average basis) to maintain the properties at least $19.3 million in 1997 and increasing each year to $23.7 million in 2000. (See
Note 16 regarding the Company's plans to in-substance defease the 10.25% guaranteed bonds).

     The 11.03% mortgage notes are secured by a pool of cross collateralized mortgages on 240 restaurants with a net book value at December 31, 1996 of $220.9 million. In addition, the notes are collateralized by, among other things, a security interest in the restaurant equipment, the assignment of intercompany lease agreements and the stock of the issuing subsidiary. Interest on the notes is payable quarterly with the entire principal due at maturity in 2000. The notes are redeemable, in whole, at the issuer's option, upon payment of a premium. The Company through its operating subsidiary covenants that it will use each property as a food service facility, maintain the properties in good repair and expend at least $5.3 million per annum and not less than $33 million, in the aggregate, in any five year period to maintain the properties.

     In connection with the acquisition by FRD of Coco's and Carrows on May 23, 1996, FRI-M (the "Borrower"), a wholly-owned subsidiary of FRD, obtained a new credit facility (the "FRI-M Credit Facility") consisting of a $56 million, 39-month term loan (the "FRI-M Term Loan") and a $35 million working capital facility (the "FRI-M Revolver"). Proceeds from the FRI-M Term Loan were used to fund the Coco's and Carrows acquisition, and to pay the transactions costs associated therewith. Proceeds from the FRI-M Revolver are to be used for working capital requirements and other general corporate purposes, which may include the making of intercompany loans to any of the Borrower's wholly owned subsidiaries for their own working capital and other general corporate purposes. Letters of credit may be issued under the FRI-M Revolver for the purpose of supporting (i) workers' compensation liabilities of the Borrower or any of its subsidiaries; (ii) the obligations of third party insurers of the Borrower or any of its subsidiaries; and (iii) certain other obligations of the Borrower and its subsidiaries. At December 31, 1996, there were no working capital borrowings outstanding; however, letters of credit outstanding were $20.8 million. Principal installments of the FRI-M Term Loan are payable quarterly as follows: $4.0 million per quarter for four consecutive quarters beginning February 28, 1997; $5.0 million for four consecutive quarters beginning February 28, 1998; $6 million on February 28, 1998; and $7 million for two consecutive quarters beginning May 31, 1999. The FRI-M Credit Facility expires, and all amounts under the Facility must be repaid, on August 31, 1999. All borrowings under the FRI-M Credit Facility accrue interest at a variable rate based on a base rate or an adjusted Eurodollar rate (8.125% at year end
1996) and are secured by the issued and outstanding stock, as well as substantially all the assets, of FRI-M and its subsidiaries.

     The FRI-M Credit Facility and the indenture under which the 12.5% senior notes have been issued contain a number of restrictive covenants which, among other things, limit (subject to certain exceptions) FRD and its subsidiaries with respect to the incurrence of debt, existence of liens, investments and joint ventures, the declaration or payment of dividends, the making of guarantees and other contingent obligations, mergers, the sale of assets, capital expenditures and material change in their business. In addition, the FRI-M Credit Facility contains certain financial covenants including provisions for the maintenance of a minimum level of interest coverage (as defined), limitations on ratios of indebtedness (as defined) to earnings before interest, taxes, depreciation and amortization (EBITDA), maintenance of a minimum level of EBITDA, and limitations on annual capital expenditures. The cash flows from FRD are required to be used to service the debt issued in the Coco's and Carrows acquisition (the FRI-M Credit Facility and the 12.5% Senior Notes), and, therefore, other than for

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 4 DEBT -- Continued

the payment of certain management fees and tax reimbursements payable to Flagstar under certain conditions, are currently unavailable to service the debt of Flagstar and its other subsidiaries. FRD's cash flows from operating activities, included in the Company's total cash flow from operating activities, were $21.2 million in 1996.

     FRD and its subsidiaries were in compliance with the terms of the FRI-M Credit Facility at December 31, 1996. Under the most restrictive provision of the FRI-M Credit Facility (ratio of Consolidated Adjusted EBITDA to interest expense), at December 31, 1996, FRD's consolidated EBITDA for the six months ended December 31, 1996 could be $5.6 million less and the Company would still be in compliance.

     At December 31, 1996, the Company has $575 million aggregate notional amount in effect of reverse interest rate exchange agreements with maturities ranging from one to thirty-six months. These notional amounts reflect only the extent of the Company's involvement in these financial instruments and do not represent the Company's exposure to market risk. The Company receives interest at fixed rates calculated on such notional amounts and pays interest at floating rates based on six months LIBOR in arrears calculated on like notional amounts. The net expense from such agreements is reflected in interest and debt expense and totalled $9.2 million, $3.1 million, and $1.4 million for the years ended December 31, 1994, 1995, and 1996, respectively. Management intends to maintain its exchange agreements until maturity, unless there is a material change in the underlying hedged instruments of the Company.

     The counterparties to the Company's interest rate exchange agreements are major financial institutions who participate in the Company's senior bank credit facility. Such financial institutions are leading market-makers in the financial derivatives markets, are well capitalized, and are expected to fully perform under the terms of such exchange agreements, thereby mitigating the credit risk to the Company.

     The Company is exposed to market risk for such exchange agreements due to the interest rate differentials described above. The Company monitors its market risk by periodically preparing sensitivity analyses of various interest rate fluctuation scenarios and the results of such scenarios on the Company's cash flows on a nominal and discounted basis. In addition, the Company obtains portfolio mark-to-market valuations from market-makers of financial derivatives products.

     Information regarding the Company's reverse interest rate exchange agreements at December 31, 1996 is as follows ($ in millions):



                                Weighted
                                 Average
              Amount of       Interest Rate
 Year of      Notional    ---------------------
Maturity       Payment     Received     Paid
----------   ----------   ---------- ----------
   1997         $275          5.22%      5.74%
   1998          200          5.58%      5.72%
   1999          100          5.82%      5.72%
                ----          ----       ----
                $575          5.45%      5.73%
                ====          ====       ====

     The estimated fair value of the Company's long-term debt (excluding capital lease obligations) is approximately $1.7 billion at December 31, 1996. Such computations are based on market quotations for the same or similar debt issues or the estimated borrowing rates available to the Company. At December 31, 1996, the estimated fair value of the $575 million notional amount of reverse interest rate swaps was a net payable of approximately $3.7 million and represents the estimated amount that the Company would be required to pay to terminate the swap agreements at December 31, 1996. This estimate is based upon a mark-to-market valuation of the Company's swap portfolio obtained from a major financial institution which is one of the counterparties to the exchange agreements.

     See Note 16 "Subsequent Events -- Financial Restructuring (Unaudited)".


NOTE 5 LEASES AND RELATED GUARANTEES

     The Company's operations utilize property, facilities, equipment and vehicles leased from others. In addition, certain owned and leased property, facilities and equipment are leased to others.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 5 LEASES AND RELATED GUARANTEES -- Continued

     Buildings and facilities leased from others primarily are for restaurants and support facilities. At December 31, 1996, restaurants were operated under lease arrangements which generally provide for a fixed basic rent, and, in some instances, contingent rental based on a percentage of gross operating profit or gross revenues. Initial terms of land and restaurant building leases generally are not less than twenty years exclusive of options to renew. Leases of other equipment primarily consist of merchandising equipment, computer systems and vehicles, etc.

     Information regarding the Company's leasing activities at December 31, 1996 is as follows:



                                               Capital Leases       Operating Leases
                                            --------------------- --------------------
                                              Minimum    Minimum    Minimum   Minimum
                                               Lease    Sublease     Lease    Sublease
                                             Payments   Receipts   Payments   Receipts
                                            ---------- ---------- ---------- ---------
($ in thousands)
Year:
 1997                                        $ 41,517   $ 6,865    $ 61,395   $ 7,589
 1998                                          35,321     6,363      58,514     7,422
 1999                                          29,221     5,753      54,997     7,067
 2000                                          23,380     4,938      51,173     6,749
 2001                                          20,257     4,285      44,655     6,402
 Subsequent years .........................   124,917    21,353     238,326    45,957
                                             --------   -------    --------   -------
   Total ..................................   274,613   $49,557    $509,060   $81,186
                                                        =======    ========   =======
Less imputed interest .....................   114,387
                                             --------
Present value of capital lease obligations   $160,226
                                             ========

     Payments for certain FRD operating leases are being made by FRI in accordance with the provisions of the Stock Purchase Agreement. As such, these payments have been excluded from the amount of minimum lease payments and minimum sublease receipts reported above.

     The total rental expense included in the determination of operating income for the years ended December 31, 1994, 1995 and 1996 is as follows:



                             Year Ended     Year Ended     Year Ended
                            December 31,   December 31,   December 31,
                                1994           1995           1996
                           -------------- -------------- -------------
($ in thousands)
Base rents ...............     $49,234        $48,269       $59,322
Contingent rents .........      12,178         11,274        10,929
                               -------        -------       -------
 Total ...................     $61,412        $59,543       $70,251
                               =======        =======       =======

     Total rental expense does not reflect sublease rental income of $9,975,000, $14,426,000, and $16,282,000 for the years ended December 31, 1994,
1995, and 1996, respectively.

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 6 INCOME TAXES

     A summary of the provision for (benefit from) income taxes attributable to the loss before discontinued operations and extraordinary items is as follows:



                                                                  Year Ended     Year Ended     Year Ended
                                                                 December 31,   December 31,   December 31,
                                                                     1994           1995           1996
                                                                -------------- -------------- -------------
($ in thousands)
Current:
 Federal ......................................................    $    365       $  1,940      $  (6,074)
 State, Foreign and Other .....................................         215          1,497         (1,287)
                                                                   --------       --------      ---------
                                                                        580          3,437         (7,361)
                                                                   --------       --------      ---------
Deferred:
 Federal ......................................................          --             --         (6,797)
 State, Foreign and Other .....................................      (2,793)        (3,451)        (2,234)
                                                                   --------       --------      ---------
                                                                     (2,793)        (3,451)        (9,031)
                                                                   --------       --------      ---------
Benefit from income taxes .....................................    $ (2,213)      $    (14)     $ (16,392)
                                                                   ========       ========      =========
The total provision for (benefit from) income taxes related to:
 Loss before discontinued operations and extraordinary items ..    $ (2,213)      $    (14)     $ (16,392)
 Discontinued operations ......................................      10,470          8,731             --
 Extraordinary items ..........................................        (174)            25             --
                                                                   --------       --------      ---------
Total provision for (benefit from) income taxes ...............    $  8,083       $  8,742      $ (16,392)
                                                                   ========       ========      =========

     For the years ended December 31, 1994 and 1995, the provision for income taxes relating to discontinued operations was reduced due to the utilization of regular tax net operating loss carryforwards of approximately $89 million in 1994 and $75 million in 1995. In addition, for the year ended December 31, 1996, the Company recorded a $7.3 million deferred Federal tax benefit related to the reversal of certain reserves established in connection with the proposed deficiencies from the Internal Revenue Service.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 6 INCOME TAXES -- Continued

     The following represents the approximate tax effect of each significant type of temporary difference and carryforward giving rise to deferred income tax liabilities or assets:



                                                             December 31,
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
($ in thousands)
Deferred tax assets:
Deferred income ......................................  $  24,326    $  39,953
Self-insurance reserves ..............................     33,522       43,006
Capitalized leases ...................................     15,823       19,869
Amortization of intangible assets ....................         --        2,949
Other accruals and reserves ..........................      6,924       18,054
Alternative minimum tax credit carryforwards .........     18,444       10,459
General business credit carryforwards ................     21,623       19,232
Net operating loss carryforwards .....................      9,764       32,135
Less: valuation allowance ............................    (54,452)     (83,828)
                                                        ---------    ---------
Total deferred tax assets ............................     75,974      101,829
                                                        ---------    ---------
Deferred tax liabilities:
Depreciation of fixed assets .........................     89,787      118,190
Amortization of intangible assets ....................      4,362           --
                                                        ---------    ---------
Total deferred tax liabilities .......................     94,149      118,190
                                                        ---------    ---------
Total deferred income tax liability ..................  $  18,175    $  16,361
                                                        =========    =========

     The Company has provided a valuation allowance for the portion of the deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     The difference between the statutory federal income tax rate and the effective tax rate on loss from continuing operations before discontinued operations and extraordinary items is as follows:



                                                                                     Year Ended     Year Ended     Year Ended
                                                                                    December 31,   December 31,   December 31,
                                                                                        1994           1995           1996
                                                                                   -------------- -------------- -------------
Statutory rate ...................................................................        35%            35%           35%
Differences:
 State, foreign, and other taxes, net of federal income tax benefit ..............        12             --             2
 Amortization of goodwill ........................................................        --             --             1
 Reversal of certain reserves established in connection with proposed
   Internal Revenue Service deficiencies .........................................        --             --             7
 Portion of losses not benefited as a result of the establishment of valuation
   allowance .....................................................................       (35)           (35)          (29)
                                                                                         ---            ---           ---
Effective tax rate ...............................................................        12%            --%           16%
                                                                                         ===            ====          ===

     At December 31, 1996, the Company has available, to reduce income taxes that become payable in the future, general business credit carryforwards of approximately $19 million, most of which expire in 2002 through 2007; and alternative minimum tax (AMT) credits of approximately $10 million. The AMT credits may be carried forward indefinitely. In addition, the Company has available regular income tax net operating loss carryforwards of approximately $92 million which expire in 2007 through 2011. Due to the recapitalization of the Company which occurred during 1992, the Company's ability to utilize general business credits and AMT credits which arose prior to the recapitalization will be limited to a specified annual amount. The annual limitation for the utilization of the tax credit carryforwards is approximately $8 million. The net operating loss carryforward arose subsequent to the recapitalization and is presently not subject to any annual limitation.

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 7 EMPLOYEE BENEFIT PLANS

     The Company maintains several defined benefit plans which cover a substantial number of employees. Benefits are based upon each employee's years of service and average salary. The Company's funding policy is based on the minimum amount required under the Employee Retirement Income Security Act of 1974. The Company also maintains defined contribution plans.

     Total net pension cost of defined benefit plans for the years ended December 31, 1994, 1995, and 1996 amounted to $4.0 million, $5.6 million and $3.5 million, respectively, of which $3.3 million related to funded defined benefit plans for all three years and $0.7 million, $2.3 million and $0.2 million related to nonqualified unfunded supplemental defined benefit plans for executives.

     The components of net pension cost of the funded and unfunded defined benefit plans for the years ended December 31, 1994, 1995, and 1996 determined under SFAS No. 87 follow:



                                                                                    Year Ended     Year Ended     Year Ended
                                                                                   December 31,   December 31,   December 31,
                                                                                       1994           1995           1996
                                                                                  -------------- -------------- -------------
($ in thousands)
Service cost ....................................................................    $  3,076       $  2,829      $  3,151
Interest cost on projected benefit obligations ..................................       2,427          2,651         2,895
Actual return on plan assets ....................................................         761         (3,722)       (2,277)
Net amortization and deferral ...................................................      (2,269)         2,074          (242)
Curtailment/settlement losses (due to early retirements of certain participants)           --          1,762            --
                                                                                     --------       --------      --------
Net pension cost ................................................................    $  3,995       $  5,594      $  3,527
                                                                                     ========       ========      ========

     The following table sets forth the funded status and amounts recognized in the Company's balance sheet for its funded defined benefit plans:



                                                                              December 31,
                                                                        -------------------------
                                                                            1995         1996
                                                                        ------------ ------------
($ in thousands)
Actuarial present value of accumulated benefit obligations:
 Vested benefits ......................................................  $  23,993    $  27,661
 Non-vested benefits ..................................................      1,466        1,488
                                                                         ---------    ---------
Accumulated benefit obligations .......................................  $  25,459    $  29,149
                                                                         =========    =========
Plan assets at fair value .............................................  $  26,513    $  31,109
Projected benefit obligation ..........................................    (32,059)     (36,416)
                                                                         ---------    ---------
Funded status .........................................................     (5,546)      (5,307)
Unrecognized net loss from past experience different from that assumed       6,301        6,890
Unrecognized prior service cost .......................................         69           --
                                                                         ---------    ---------
Prepaid pension costs .................................................  $     824    $   1,583
                                                                         =========    =========

     Assets held by the Company's plans are invested in money market and other fixed income funds as well as equity funds.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued

     The following sets forth the funded status and amounts recognized in the Company's balance sheet for its unfunded defined benefit plans:



                                                                                     December 31,
                                                                               -------------------------
                                                                                   1995         1996
                                                                               ----------- -------------
($ in thousands)
Actuarial present value of accumulated benefit obligations: ..................
  Vested benefits ............................................................  $  4,080     $ 4,924
  Non-vested benefits ........................................................        12          33
                                                                                --------     -------
Accumulated benefit obligations ..............................................  $  4,092     $ 4,957
                                                                                ========     =======
Plan assets at fair value ....................................................  $     --     $    --
Projected benefit obligation .................................................    (4,188)     (5,051)
                                                                                --------     -------
Funded status ................................................................    (4,188)     (5,051)
Unrecognized net (gain) loss from past experience different from that assumed       (112)        616
Unrecognized prior service cost ..............................................       109          68
Unrecognized net asset at January 1, 1987 being amortized over 15 years ......       (49)           (9)
Additional liability .........................................................      (543)       (974)
Other ........................................................................        24          --
                                                                                --------     ---------
Accrued pension costs ........................................................  $ (4,759)    $(5,350)
                                                                                ========     =========

     Significant assumptions used in determining net pension cost and funded status information for all the periods shown above are as follows:



                                                            1994        1995        1996
                                                         ---------   ---------   ---------
        Discount rate ................................       8.3%        8.0%        8.0%
        Rates of salary progression ..................       4.0%        4.0%        4.0%
        Long-term rates of return on assets ..........      10.0%       10.0%       10.0%

     In addition, the Company has defined contribution plans whereby eligible employees can elect to contribute from 1%-15% of their compensation to the plans. These plans include profit sharing and savings plans under which the Company makes matching contributions, with certain limitations. Amounts charged to income under these plans were $3.9 million for the years ended December 31, 1994 and 1995 respectively. The Company made no matching contributions for the year ended December 31, 1996.

     Incentive compensation plans provide for awards to management employees based on meeting or exceeding certain levels of income as defined by such plans The amounts charged to income under the plans for the years ended December 31, 1994, 1995, and 1996 were as follows: $4.2 million, $0.6 million, and $1.9 million. In addition to these incentive compensation plans, certain operations have incentive plans in place under which regional, divisional and local management participate.

     At December 31, 1996, the Company has two stock-based compensation plans, which are described below. The company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123, "Accounting for Stock Based Compensation" (SFAS 123) while continuing to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The 1989 Stock Option Plan (the 1989 Plan) permits a Committee of the Board of Directors to grant options to key employees of the Company and its subsidiaries to purchase shares of common stock of the Company at a stated price established by the Committee. Such options are exercisable at such time or times either in whole or part, as determined by the Committee. The 1989 Plan authorizes grants of up to 6.5 million common shares. The exercise price of each option equals or exceeds the market price of the Company's stock on the date of grant. Options granted to officer level employees vest

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued

at a rate of 20% per annum beginning on the first anniversary date of the grant. Options granted to non-officer level employees prior to August 13, 1996 vest at a rate of 25% per annum. Those granted on August 13, 1996 or subsequent thereto, vest at a rate of 20% per annum If not exercised, all options expire ten years from the date of grant.

     During January 1995, the Company issued 65,306 shares of common stock (Note 9) and granted an option under the 1989 Stock Option Plan to purchase 800,000 shares of the Company's common stock to an executive officer, at market value at date of grant, for a ten year period. Such grant becomes exercisable at a rate of 20% per year beginning on January 9, 1996 and each anniversary thereafter.

     On June 21, 1995, generally all of the outstanding options held by the then current employees of the Company under the 1989 Plan were repriced to $6.00 per share, the market value of the common stock on that date. All officer level employees were given the choice of either retaining their current options at their existing exercise prices and vesting schedule or surrendering their existing options in exchange for an option to purchase the same number of shares exercisable at a rate of 20% per annum beginning on the first anniversary date of the new grant. All non-officer employees received the new exercise price of $6.00 per share and retained their original vesting schedules for all of their outstanding options previously granted.

     Options of 4.3 million were outstanding at December 31, 1995, of which 728,221 were exercisable. Such options had exercise prices of between $5.13 and $17.50 per share. During 1995 no options were exercised.

     On December 13, 1996, the outstanding options of certain officers and senior staff, representing approximately 2.2 million outstanding options, were repriced to $1.25 per share, the closing price of the common stock on December 12, 1996. The repricing did not impact the option vesting schedules.

     In 1990, the Board of directors adopted a 1990 Non-qualified Stock Option Plan (the 1990 Plan) for its directors who do not participate in management and are not affiliated with GTO (See Note 12). Such plan authorizes the issuance of up to 110,000 shares of common stock. The plan is substantially similar in all respects to the 1989 Plan described above. At both December 31, 1995 and 1996, options outstanding under the 1990 Option Plan totaled 10,000 shares.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted or repriced during 1995 and 1996 under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 0.0% for both years; expected volatility of 0.438 for both years; risk-free interest rates of 5.6% and 5.7%; and a weighted average expected life of the options of 8.3 years and 8.9 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:



                                                          Year Ended
                                                         December 31,
                                                  ---------------------------
                                                       1995          1996
($ in thousands, except for earnings per share)   ------------- -------------
      Pro forma net loss ........................   $ (57,719)    $ (87,124)
      Pro forma loss per share:
        Primary .................................       (1.68)        (2.39)
        Fully diluted ...........................       (1.68)        (2.39)

     Due to the fact that the pro forma amounts above include only the impact of the application of fair value accounting to options issued in 1995 and 1996 as prescribed by Statement 123, they are not, and will not be, indicative of future pro forma amounts until fair value accounting is applied to all outstanding nonvested awards.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued

     A summary of the Company's stock option plans as of December 31, 1996 and changes during the year ended December 31, 1996 is presented below:



                                                               Options    Weighted-Average
                                                                (000)      Exercise Price
                                                             ----------- -----------------
       Outstanding at beginning of year ....................     4,338        $  8.02
       Granted
        Exercise price equals fair value at grant date .....       687           2.75
        Exercise price exceeds fair value at grant date ....     3,167           2.68
       Exercised ...........................................
       Forfeited/Expired ...................................    (3,873)          6.05
                                                                ------        -------
       Outstanding at end of year ..........................     4,319        $  5.04
                                                                ======        =======
       Exercisable at year-end .............................     1,154        $  9.84
                                                                ======        =======

     The following table summarizes information about stock options outstanding at December 31, 1996:



                                  Number         Weighted-Average                              Number
                              Outstanding at         Remaining        Weighted-Average     Exercisable at     Weighted-Average
Range of Exercise Prices         12/31/96        Contractual Life      Exercise Price         12/31/96         Exercise Price
--------------------------   ----------------   ------------------   ------------------   ----------------   -----------------
$    1.25-$1.25                  2,210,895              9.06               $ 1.25               191,358           $ 1.25
$    2.75-$2.75                    126,700              9.62                 2.75                    --               --
$    6.00-$6.13                  1,381,280              7.71                 6.07               482,475             6.04
$  15.00-$17.50                    600,000              1.88                17.08               480,000            17.08
                                 ---------              ----               ------               -------           ------
                                 4,318,875              7.64               $ 5.04             1,153,833           $ 9.84
                                 =========              ====               ======             =========           ======


     The weighted average fair value per option of options granted during the years ended December 31, 1995 and 1996 are as follows:



                                                            1995       1996
                                                         ---------- ----------
      Exercise price equals fair value at grant date ...  $  3.06    $  1.65
      Exercise price exceeds fair value at grant date ..     2.97        .78

NOTE 8 COMMITMENTS AND CONTINGENCIES

     There are various claims and pending legal actions against or indirectly involving the Company, including actions concerned with civil rights of employees and customers, other employment related matters, taxes, sales of franchise rights and businesses, and other matters. Certain of these are seeking damages in substantial amounts. The amounts of liability, if any, on these direct or indirect claims and actions at December 31, 1996, over and above any insurance coverage in respect to certain of them, are not specifically determinable at this time.

     In 1994, Flagstar was advised of proposed deficiencies from the Internal Revenue Service for federal income taxes totaling approximately $12.7 million. The proposed deficiencies relate to examinations of certain income tax returns filed by the Company and Flagstar for the seven taxable periods ended December 31, 1992. In the third quarter of 1996, this proposed deficiency was reduced by approximately $7.0 million as a direct result of the passage of the Small Business Jobs Protection Act ("the Act") in August 1996. The Act included a provision that clarified Internal Revenue Code Section 162(k) to allow for the amortization of borrowing costs incurred by a corporation in connection with a redemption of its stock. As the Company believes the remaining proposed deficiencies are substantially incorrect, it intends to continue to contest such proposed deficiencies.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 8 COMMITMENTS AND CONTINGENCIES -- Continued

     The Company's Hardee's restaurants are operated under licenses from Hardee's Food Systems, Inc. ("HFS"). The Company does not believe HFS has satisfied its contractual obligations to support the Hardee's franchise, and on March 19, 1997, the Company notified HFS, pursuant to its various license agreements, that its subsidiary was seeking to arbitrate certain claims of the subsidiary against HFS. In its demand for arbitration, the Company's subsidiary alleges (i) breach by HFS of its license agreements with the Company's subsidiary, (ii) breach of fiduciary duty and negligence by HFS in mishandling and misapplying funds of the Company's subsidiary held for advertising, and
(iii) unfair trade practices. Such arbitration proceeding has been suspended by the parties as a result of the letter of intent of the sale of FEI, the wholly-owned subsidiary which operates the company's Hardee's restaurants, to HFS' parent company (or an affiliate thereof). If such proposed sale were not consummated and the arbitration proceeding were to resume, no assurance can be given as to the outcome of such proceeding or its impact on the Company's continuing Hardee's operations. If the proposed sale is consummated all claims made by the Company against HFS would be released. See Note 16 regarding potential disposition of the Company's Hardee's restaurants.

     It is the opinion of Management (including General Counsel), after considering a number of factors, including but not limited to the current status of the litigation (including any settlement discussions), the views of retained counsel, the nature of the litigation or proposed tax deficiencies, the prior experience of the consolidated companies, and the amounts which the Company has accrued for known contingencies that the ultimate disposition of these matters will not materially affect the consolidated financial position, liquidity or results of operations of the Company.

     The Company is guarantor on capital lease obligations of approximately $4.5 million at December 31, 1996 from the sale of PFC. See Note 1(o).

     On February 22, 1996, the Company entered into an agreement with Integrated Systems Solutions Corporation (ISSC). The ten year agreement (as amended) for $357.5 million, which requires annual payments ranging from $24.0 million to $51.2 million, provides for ISSC to manage and operate the Company's information systems, as well as develop and implement new systems and applications to enhance information technology for the Company's corporate headquarters, restaurants and field management. Under the agreement, ISSC has full oversight responsibilities for the data center operations, applications development and maintenance, voice and data networking, help desk operations, and point-of-sale technology.

     In conjunction with the sales of Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, the Company entered into five year purchasing agreements with the acquirers under which the Company is required to make minimum annual purchases over the contract terms. The aggregate estimated commitments remaining at December 31, 1996 relative to Portion-Trol Foods, Inc. and Mother Butler Pies, respectively, are approximately $450 million and $54 million.

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 9 SHAREHOLDERS' EQUITY (DEFICIT)



                                                                                      Total
                                                     Total                        Shareholders'
                                                 Other Equity       Deficit      Equity (Deficit)
                                                -------------- ---------------- -----------------
($ in thousands)
 Balance December 31, 1993 ....................    $735,269      $ (2,157,818)    $ (1,422,549)
  Activity:
   Net Income .................................          --           364,093          364,093
   Dividends declared on Preferred Stock ......          --           (14,175)         (14,175)
   Minimum pension liability adjustment .......      10,131                --           10,131
                                                   --------      ------------     ------------
 Balance December 31, 1994 ....................     745,400        (1,807,900)      (1,062,500)
  Activity:
   Net Loss ...................................          --           (55,199)         (55,199)
   Dividends declared on Preferred Stock ......          --           (14,175)         (14,175)
   Issuance of Common Stock (Note 7) ..........         400                --              400
   Minimum pension liability adjustment .......         497                --              497
                                                   --------      ------------     ------------
 Balance December 31, 1995 ....................     746,297        (1,877,274)      (1,130,977)
  Activity:
   Net Loss ...................................          --           (85,460)         (85,460)
   Dividends declared on Preferred Stock ......          --           (10,631)         (10,631)
   Minimum pension liability adjustment .......        (459)                              (459)
                                                   --------                       ------------
 Balance December 31, 1996 ....................     745,838        (1,973,365)      (1,227,527)
  Activity:
   Net Loss ...................................                      (101,758)        (101,758)
                                                                 ------------     ------------
 Balance October 1, 1997 ......................    $745,838      $ (2,075,123)    $ (1,329,285)
                                                   ========      ============     ============

     Each share of the $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock ($2.25 Preferred Stock) is convertible at the option of the holder, unless previously redeemed, into 1.359 shares of common stock. The Preferred Stock may be exchanged at the option of the Company, in up to two parts, at any dividend payment date for the Company's 9% Convertible Subordinated Debentures (Exchange Debentures) due July 15, 2017 in a principal amount equal to $25.00 per share of $2.25 Preferred Stock. Each $25.00 principal amount of Exchange Debenture, if issued, would be convertible at the option of the holder into 1.359 shares of common stock of the Company. The $2.25 Preferred Stock may be redeemed at the option of the Company, in whole or in part, on or after July 15, 1994 at $26.80 per share if redeemed during the twelve month-period beginning July 15, 1994, and thereafter at prices declining annually to $25.00 per share on or after July 15, 2002.

     The Company did not make the fourth quarter 1996 or first, second or third quarter 1997 dividend payments on its Preferred stock. Such cumulative dividends that have not been declared or paid total $3.5 million, at December 31, 1996 and $14.2 million at October 1, 1997.

     At December 31, 1996, there are warrants outstanding which entitle the holder, an affiliate of Kohlberg, Kravis, Roberts & Co. (KKR), a shareholder of the Company, to purchase 15 million shares of Company common stock at $17.50 per share, subject to adjustment for certain events. Such warrants may be exercised through November 16, 2000.


NOTE 10 EARNINGS (LOSS) PER SHARE APPLICABLE TO COMMON SHAREHOLDERS

     Historical earnings (loss) per share amounts are not presented as they are not considered meaningful due to the significant change in the capital structure of the Company in connection with the confirmation and effectiveness of the Company's Plan of Reorganization (See Note 16 for discussion of the Company's Plan of Reorganization).

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 11 EXTRAORDINARY ITEMS

     The Company recorded losses from extraordinary items as follows:



                                                                                   Year Ended December 31, 1994
                                                                                 --------------------------------
                                                                                              Income     Losses,
                                                                                                Tax      Net of
                                                                                   Losses    Benefits     Taxes
                                                                                 ---------- ---------- ----------
  ($ in thousands)
  Prepayment of Term Loan:
   Write-off of unamortized deferred financing costs on indebtedness retired ...  $11,931     $ (174)   $11,757
                                                                                  =======     ======    =======


                                                                                       Year Ended December 31, 1995
                                                                                    ----------------------------------
                                                                                                  Income       Gain
                                                                                                    Tax       (Loss),
                                                                                       Gain      Provision    Net of
                                                                                      (Loss)    (Benefits)     Taxes
                                                                                    ---------- ------------ ----------
  ($ in thousands)
  Repurchase of Senior Indebtness:
   Gain on repurchase of senior indebtedness ......................................   $1,461      $  74       $1,387
   Write-off of deferred financing costs on repurchase of senior indebtedness .....     (970)       (49)        (921)
                                                                                      ------      -----       ------
  Total ...........................................................................   $  491      $  25       $  466
                                                                                      ======      =====       ======

     During the second quarter of 1994, the Company sold Canteen Corporation, a wholly-owned subsidiary. A portion of the proceeds from the sale was used to prepay $170.2 million of term loans and $126.1 million of working capital advances which were outstanding under the Company's Restated Credit Agreement resulting in a charge-off of $11.9 million of unamortized deferred financing costs.

     During the third quarter of 1995, the Company recognized an extraordinary gain totaling $0.5 million, net of income taxes, which represents the repurchase of $25.0 million principal amount of certain senior indebtedness, net of the charge-off of the related unamortized deferred financing costs of $0.9 million.


NOTE 12 RELATED PARTY TRANSACTIONS

     The Company expensed annual advisory fees of $250,000 for the year ended December 31, 1994 for Gollust Tierney & Oliver, Incorporated (GTO), a stockholder of the Company.

     KKR received annual financial advisory fees of approximately $1.3 million for the years ended December 31, 1994, 1995, and 1996.

     During January 1997, the Company settled its employment and benefits arrangments with, and loan receivable from, a former officer previously scheduled to mature in November 1997. The Company received net proceeds of $8.2 million and recorded a net charge of approximately $3.5 million which has been included in other non-operating expenses in the accompanying 1996 Statement of Consolidated Operations.

     Interest income for the loan receivable from the former officer for the years ended December 31, 1994, 1995 and 1996 totaled $842,000, $886,000 and
$935,000, respectively.


NOTE 13 DISCONTINUED OPERATIONS

     During April 1994, the Company announced the signing of a definitive agreement to sell the food and vending business and its intent to dispose of the remaining concession and recreation services businesses of its subsidiary, Canteen Holdings, Inc. The Company sold Canteen Corporation, a food and vending subsidiary, for $447.1 million during June 1994, and recognized a net gain of approximately $399.2 million, net of income taxes, during the year ended December 31, 1994.

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 13 DISCONTINUED OPERATIONS -- Continued

     During December 1995, the Company sold TW Recreational Services, Inc., a concession and recreation services subsidiary, for $98.7 million and Volume Services, Inc., a stadium concession services subsidiary for $75.8 million, and recognized gains totaling $77.9 million, net of income taxes.

     The financial statements and related notes presented herein classify Canteen Holdings, Inc. and its subsidiaries as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. Revenues and operating income (loss) of the discontinued operations for the years ended December 31, 1994, and 1995 were $859.7 million, and $322.3 million and $32.6 million, and $17.1 million, respectively.


NOTE 14 LIABILITIES SUBJECT TO COMPROMISE

     Liabilities subject to compromise are obligations which were outstanding on the Petition Date and are subject to compromise under the terms of the Plan.









                                                                  October 1, 1997
                                                                 ----------------
   (In thousands)
   10 3/4% Senior Notes Due 2001 ...............................    $  270,000
   10 7/8% Senior Notes Due 2002 ...............................       280,025
   11.25% Senior Subordinated Debentures Due 2004 ..............       722,411
   11 3/8% Senior Subordinated Debentures Due 2003 .............       125,000
   10% Convertible Junior Subordinated Debentures Due 2014 .....        99,259
   Accrued interest ............................................       100,836
                                                                    ----------
   Total liabilities subject to compromise .....................    $1,597,531
                                                                    ==========

NOTE 15 REORGANIZATION EXPENSES

     Reorganization expenses included in the accompanying Statements of Consolidated Operations for the three quarters ended October 1, 1997 consist of the following items:



   (In thousands)
   Professional fees ...............................  $15,186
   Debtor-in-possession financing expenses .........    2,963
   Other reorganization items ......................    5,400
                                                      -------
                                                      $23,549
                                                      =======

NOTE 16 SUBSEQUENT EVENTS (UNAUDITED)


Financial Restructuring

     Flagstar Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of Flagstar, filed on June 27, 1997, and FCI and Flagstar each filed on July 11, 1997, their respective petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court"). FCI, Flagstar and Holdings (collectively referred to as the "Debtors") sought bankruptcy protection in order to implement their joint prepackaged plan of reorganization (the "Prepackaged Plan"). On November 12, 1997, the Bankruptcy Court entered an order confirming an Amended Joint Plan of Reorganization (the "Amended Plan"), subject to notice to creditors. The Company's operating subsidiaries, Denny's Holdings, Inc., Spartan Holdings, Inc. and FRD Acquisition Co. (and their respective subsidiaries), are not parties to and are unaffected by these Chapter 11 proceedings. On January 7, 1998 (the "Effective Date") the Amended Plan became effective. Material features of the Amended Plan are as follows:

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 16 SUBSEQUENT EVENTS (UNAUDITED) -- Continued

   (a) On the Effective Date, Flagstar merged with and into FCI, and FCI, the surviving corporation, changed its name to Advantica Restaurant Group, Inc.;

   (b) The following securities of Flagstar and FCI were cancelled, extinguished, and retired as of the Effective Date: (i) Flagstar's
      10 7/8% Senior Notes due 2002 (the "10 7/8% Senior Notes") and 10 3/4% Senior Notes due 2001 (the "10 3/4% Senior Notes" and, collectively with the 10 7/8% Senior Notes, the "Old Senior Notes"), (ii) Flagstar's 11.25% Senior Subordinated Debentures due 2004 (the "11.25% Debentures") and
      11 3/8% Senior Subordinated Debentures due 2003 (the "11 3/8% Debentures" and, collectively with the 11.25% Debentures, the "Senior Subordinated Debentures"), (iii) Flagstar's 10% Convertible Junior Subordinated Debentures due 2014 (the "10% Convertible Debentures"), (iv) FCI's $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock (the "Old Preferred Stock") and (v) FCI's $.50 par value common stock (the "Old Common Stock");

   (c) Advantica had 100,000,000 authorized shares of Common Stock (of which 40,000,000 shares were issued and outstanding) and 25,000,000 authorized shares of preferred stock (none of which are currently outstanding). Under the terms of the Plan of Reorganization, ten percent (10%) of the number of shares of Common Stock, issued and outstanding on the effective date, on a fully diluted basis, is reserved for issuance under a new management stock option program. Additionally, 4,000,000 shares of Common Stock are reserved for issuance upon the exercise of new warrants expiring January 7, 2005 that were issued and outstanding on the Effective Date and entitle the holders thereof to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $14.60 per share (the "Warrants");

   (d) Each holder of the Old Senior Notes received such holder's pro rata portion of 100% of Advantica's 11 1/4% Senior Notes due 2007 (the "New Senior Notes") in exchange for 100% of the principal amount of Old Senior Notes and accrued interest through the Effective Date;

   (e) Each holder of the Senior Subordinated Debentures received such holder's pro rata portion of shares of Common Stock equivalent to 95.5% of the Common Stock issued on the Effective Date;

   (f) Each holder of the 10% Convertible Debentures received such holder's pro rata portion of shares of (i) Common Stock equivalent to 4.5% of the Common Stock issued on the Effective Date and (ii) 100% of the Warrants outstanding on the Effective Date; and

   (g) The Company refinanced its prior credit facility by entering into a credit agreement with the Chase Manhattan Bank ("Chase") and other lenders named therein providing the Company (excluding FRI-M Corporation "FRI-M", the subsidiary that operates the Company's Coco's and Carrows operations) with a $200 million senior secured revolving credit facility (the "Credit Facility").

     On March 17, 1997, in connection with the Prepackaged Plan, Flagstar elected not to make the $7.1 million interest payment due and payable as of that date to holders of the 11 3/8% Debentures. In addition, on May 1, 1997, also in connection with the Prepackaged Plan, Flagstar elected not to make the $40.6 million and $5.0 million interest payments due and payable as of that date to holders of the 11.25% Debentures and the 10% Convertible Debentures, respectively. As a result of these nonpayments, and as a result of a continuation of such nonpayments for 30 days past their respective due dates, Flagstar is in default under the terms of the indentures governing such debentures. During the pendency of Flagstar's bankruptcy proceeding, Flagstar also failed to make the $14.5 million interest payment due September 15, 1997 on its 10 3/4% Senior Notes and the $7.1 million interest payment due September 15, 1997 on its 11 3/8% Debentures. The bankruptcy filings operate as an automatic stay of all collection and enforcement actions by the holders of the Senior Subordinated Debentures, 10% Convertible Debentures, the Old Senior Notes and the respective indenture trustees with respect to Flagstar's failure to make the interest payments when due.


Disposition

     On January 14, 1998 the Company signed a letter of intent (the "Letter of Intent") to sell Flagstar Enterprises, Inc. ("FEI"), a wholly-owned subsidiary which operates Hardee's restaurants under licenses from Hardee's Food Systems. The Company would receive $369.1 million of cash (subject to adjustment as outlined in the Letter of Intent) in exchange for

                       ADVANTICA RESTAURANT GROUP, INC.

NOTE 16 SUBSEQUENT EVENTS (UNAUDITED) -- Continued

all of the outstanding stock of FEI. In addition, the purchaser would assume $45.6 million of capital leases. The transaction is expected to be completed by the end of the first quarter of 1998. The proposed transaction would require consents of the lenders under the Credit Facility and the Company is currently negotiating the terms of an amendment which would include such consent.

     Certain secured bonds of FEI with a book value of $105.3 million at October 1, 1997 which are collateralized by the assets of FEI, will not be assumed by the purchaser in the disposition. As a result, the Company will be required to replace the collateral and intends to do so through the purchase of Defeasance Eligible Investments which will be deposited in an irrevocable trust to satisfy principal and interest payments on the related bonds through the stated maturity and will constitute an in-substance defeasance. At the same time, the Company also intends to in substance defease similar secured bonds of Quincy's Restaurants, Inc. with a book value of $78.6 million at October 1, 1997.


Pro Forma Financial Information

     The following unaudited pro forma financial information shows the results of operations of the Company as though the acquisition discussed in Note 2, and the restructuring plan and disposition discussed above had occurred as of January 1, 1996. Relative to the acquisition, for the year ended December 31, 1996 these results include a reduction of overhead expenses resulting from the elimination of management fees formerly paid to FRI, an increase in interest expense as a result of the debt issued to finance the acquisition, and a reduction in FRI-M's income tax expense to reflect the fact that the Company's net operating losses will offset FRI-M's separate income tax provision (except for current foreign and state income taxes) when calculated on a consolidated basis. Relative to the disposition, for the year ended December 31, 1996 and the three quarters ended October 1, 1997 these results reflect the removal of the results of operations of FEI as well as a reduction in interest expense due to the in-substance defeasance of certain secured bonds. Relative to the restructuring plan, for the year ended December 31, 1996 and the three quarters ended October 1, 1997 these results reflect the elimination of amortization of deferred financing costs and interest on debt securities retired, amortization of deferred financing costs related to the exchange of the Old Senior Notes, amortization of deferred financing costs related to the Exit Facility, an increase in interest expense due to the exchange of the Old Senior Notes, the impact on interest expense of the amortization of the premium on long-term debt, and the amortization of reorganization value in excess of amounts allocable to identifiable assets over a five-year period.




                                                                  Three
                                                                 Quarters
                                                 Year Ended       Ended
                                                December 31,    October 1,
                                                    1996           1997
                                               -------------- -------------
      (in thousands, except per share amounts)
      Revenue ................................   $  2,135.3    $  1,572.4
      Net loss ...............................     (  190.1)     (  149.5)
      Loss per common share ..................    (    4.75)    (    3.74)
      Number of shares .......................       40,000        40,000

                       ADVANTICA RESTAURANT GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- Continued


NOTE 17 QUARTERLY DATA (UNAUDITED)

     The results for each quarter include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or an annual basis. Selected consolidated financial data for each quarter within 1995 and 1996 are as follows:



                                                              First         Second        Third         Fourth
                                                             Quarter       Quarter       Quarter       Quarter
                                                          ------------- ------------- ------------- -------------
($ in thousands, except per share amounts)
Year Ended December 31, 1995:
Operating revenue .......................................   $ 636,464     $ 681,464     $ 676,899     $ 576,660
Operating expenses:
  Product costs .........................................     218,246       238,514       229,446       178,299
  Payroll & benefits ....................................     228,809       238,889       229,368       219,885
  Depreciation & amortization expense ...................      33,249        33,748        32,802        33,073
  Utilities expense .....................................      23,261        23,708        27,361        23,882
  Other .................................................      95,561        96,471       101,634        99,816
  Provision for restructuring charges ...................          --            --            --        15,873
  Charge for impaired assets ............................          --            --            --        51,358
                                                            ---------     ---------     ---------     ---------
Operating income (loss) .................................   $  37,338     $  50,134     $  56,288     $ (45,526)
                                                            =========     =========     =========     =========
Income (loss) before extraordinary item .................   $ (31,060)    $ (13,554)    $  13,765     $ (24,816)
                                                            =========     =========     =========     =========
Net income (loss) applicable to common shareholders .....   $ (34,604)    $ (17,098)    $  10,688     $ (28,360)
                                                            =========     =========     =========     =========
Year Ended December 31, 1996:
Operating revenue .......................................   $ 550,425     $ 626,570     $ 703,838     $ 661,469
Operating expenses:
  Product costs .........................................     160,028       184,842       206,777       192,425
  Payroll & benefits ....................................     214,531       235,605       258,613       237,023
  Depreciation & amortization expense ...................      29,047        30,006        33,555        37,340
  Utilities expense .....................................      22,754        24,329        30,698        26,696
  Other .................................................      96,579       108,428       125,868       130,766
                                                            ---------     ---------     ---------     ---------
Operating income ........................................   $  27,486     $  43,360     $  48,327     $  37,219
                                                            =========     =========     =========     =========
Loss before extraordinary item ..........................   $ (27,310)    $ (17,435)    $ (12,519)    $ (28,196)
                                                            =========     =========     =========     =========
Net loss applicable to common shareholders ..............   $ (30,854)    $ (20,979)    $ (16,062)    $ (31,740)
                                                            =========     =========     =========     =========
Three Quarters Ended October 1, 1997
Operating Revenue .......................................   $ 675,775     $ 659,428     $ 654,153
Operating expenses:
  Product costs .........................................     197,692       192,261       191,026
  Payroll & benefits ....................................     256,787       243,446       235,826
  Depreciation & amortization expense ...................      34,682        33,546        38,672
  Utilities expense .....................................      27,480        26,508        28,968
  Other .................................................     136,107       117,505       115,394
                                                            ---------     ---------     ---------
Operating income ........................................   $  23,027     $  46,162     $  44,267
                                                            =========     =========     =========
Net loss applicable to common shareholders ..............   $ (55,272)    $ (35,815)    $ (21,302)
                                                            =========     =========     =========

     Historical earnings (loss) per share not meaningful due to the significant change in the Company's capital structure in connection with the confirmation and effectiveness of the Company's Plan of Reorganization.

     During the fourth quarter of 1995, the Company sold its concession and recreation services subsidiaries and recorded a $77.9 million net gain on the sales of such discontinued operations.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
FRD Acquisition Co.:

We have audited the accompanying combined statements of operations and net combined equity and cash flows of FRI-M which includes FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (The Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division and including the FRD Commissary (collectively FRI-M or the Company) for the year ended December 26, 1993 and the one month ended January 26, 1994 (FRI-Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (FRI-Successor Company). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of the Company's operations and their cash flows for the year ended December 26, 1993 and the one month ended January 26, 1994 (FRI-Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (FRI-Successor Company) in conformity with generally accepted accounting principles.

As discussed in note 1 to the combined financial statements, the Parent commenced a Chapter 11 bankruptcy case on November 23, 1993, which was confirmed by the United States Bankruptcy Court for the District of Delaware on January 7, 1994. Accordingly, the accompanying combined financial statements have been prepared in conformity with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code."





                                        KPMG PEAT MARWICK LLP
Orange County, California
February 9, 1996 except as to note 8
which is as of May 23, 1996

                                 FRI-M (NOTE 1)


                       COMBINED STATEMENTS OF OPERATIONS


                                 (In thousands)




                                                     FRI-Predecessor Company        FRI-Successor Company
                                                   ---------------------------- -----------------------------
                                                    For the year    One month    Eleven months   For the year
                                                        ended         ended          ended          ended
                                                    December 26,   January 26,    December 25,   December 31,
                                                        1993           1994           1994           1995
                                                   -------------- ------------- --------------- -------------
Operating revenues ...............................    $487,433       $43,538       $ 460,636      $ 501,248
                                                      --------       -------       ---------      ---------
Product cost .....................................     143,619        12,946         131,436        143,206
Payroll and benefits .............................     187,757        17,175         170,346        180,922
Occupancy and other operating expenses ...........      78,370         7,130          72,509         79,331
Depreciation and amortization ....................      10,042           778          23,221         28,447
General, administrative and selling expenses .....      41,035         4,341          40,083         43,535
Franchise fees ...................................      (4,850)         (539)         (5,389)        (4,371)
Loss on disposition of properties, net ...........         938            --           3,064          2,269
                                                      --------       -------       ---------      ---------
                                                       456,911        41,831         435,270        473,339
                                                      --------       -------       ---------      ---------
Operating income .................................      30,522         1,707          25,366         27,909
Interest expense .................................       4,594           458           6,476         16,515
                                                      --------       -------       ---------      ---------
Income before income taxes........................      25,928         1,249          18,890         11,394
Pro forma income tax provision ...................      10,692           532           9,496          6,670
                                                      --------       -------       ---------      ---------
 Net income ......................................    $ 15,236       $   717           9,394          4,724
                                                      ========       =======
Net combined equity, beginning of period .........                                   242,275        192,354
Intercompany and equity activity, net ............                                   (59,315)       (44,477)
                                                                                   ---------      ---------
Net combined equity, end of year .................                                 $ 192,354      $ 152,601
                                                                                   =========      =========

            See accompanying notes to combined financial statements.

                                 FRI-M (NOTE 1)


                       COMBINED STATEMENTS OF CASH FLOWS


                                 (In thousands)




                                                                     FRI-Predecessor Company        FRI-Successor Company
                                                                   ---------------------------- -----------------------------
                                                                    For the year    One month    Eleven months   For the year
                                                                        ended         ended          ended          ended
                                                                    December 26,   January 26,    December 25,   December 31,
                                                                        1993           1994           1994           1995
                                                                   -------------- ------------- --------------- -------------
Increase (decrease) in cash:
  Cash flows from operating activities:
   Net income ....................................................   $  15,236      $    717       $   9,394      $   4,724
   Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization ................................      10,042           778          23,221         28,447
Amortization of debt issuance costs ..............................          --            --             463          4,785
    Loss on disposition of properties ............................         938            --           3,064          2,269
    (Increase) decrease in assets:
      Receivables ................................................      (3,032)          503            (486)         1,975
      Inventories ................................................       1,413           199            (377)           775
      Other current assets .......................................      (1,510)        3,365          (3,941)        (2,888)
    Increase (decrease) in liabilities:
      Accounts payable ...........................................        (748)         (312)         (4,376)         4,386
      Self-insurance reserves ....................................       1,917        (2,430)         (1,776)         2,998
      Other accrued liabilities ..................................      (2,003)        2,029           3,431         (1,598)
       Total adjustments .........................................       7,017         4,132          19,223         41,149
       Net cash provided by operating activities .................      22,253         4,849          28,617         45,873
                                                                     ---------      --------       ---------      ---------
Cash flows from investing activities -- proceeds from disposal
  of property and equipment ......................................         346            --             283          7,866
Capital expenditures .............................................     (14,720)         (412)        (23,742)       (22,890)
Other ............................................................         650           317            (199)          (881)
                                                                     ---------      --------       ---------      ---------
       Net cash used in investing activities .....................     (13,724)          (95)        (23,658)       (15,905)
                                                                     ---------      --------       ---------      ---------
Cash flows from financing activities:
  Net intercompany and equity activity ...........................      (5,730)       (4,425)        (59,315)       (44,477)
  Borrowings (repayments) of loans payable to bank and
   long-term debt, including capitalized lease obligations .......      (1,746)         (686)         56,184         15,786
                                                                     ---------      --------       ---------      ---------
       Net cash used in financing activities .....................      (7,476)       (5,111)         (3,131)       (28,691)
                                                                     ---------      --------       ---------      ---------
       Net increase (decrease) in cash and cash
        equivalents ..............................................       1,053          (357)          1,828          1,277
Cash and cash equivalents at beginning of period .................       1,696         2,749           2,392          4,220
                                                                     ---------      --------       ---------      ---------
Cash and cash equivalents at end of period .......................   $   2,749      $  2,392       $   4,220      $   5,497
                                                                     =========      ========       =========      =========

            See accompanying notes to combined financial statements.

                                 FRI-M (NOTE 1)


                     NOTES TO COMBINED FINANCIAL STATEMENTS


                    December 25, 1994 and December 31, 1995


(1) ORGANIZATION AND BASIS OF PRESENTATION

The FRI-M combined financial statements combine operations of FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (the Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division (FRD) and including the FRD Commissary, a division of the Parent (collectively, the Company). FRD primarily represents the Coco's and Carrows concept restaurants. The FRI-M combined financial statements exclude the financial position and operations of FRI-MRD Corporation, a wholly owned subsidiary of the FRI-M Corporation which owns El Torito Restaurants, Inc. and Chi-Chi's, Inc., the Traditional Dinnerhouse Division, which operates the Charley Brown's and Reuben's concept restaurants, FRI-Admin Corporation and the Parent. See note 8 regarding the sale of the Company.

Reference to the "FRI-Predecessor Company" refers to the period of ownership of the Company by The Restaurant Enterprises Group, Inc. prior to January 27, 1994. Reference to the "FRI-Successor Company" refers to the period of ownership of the Company by Family Restaurants, Inc. giving effect to information about events occurring upon the Parent's emergence from a Chapter 11 bankruptcy code reorganization (the Reorganization).

At December 31, 1995, the Company operated 349 full-service restaurants located in 10 states, with approximately 74% of its restaurants located in California. FRD restaurants primarily offer moderately priced breakfast, lunch and dinner items. Additionally, as of December 31, 1995, the Company was the licensor of 251 full-service restaurants in Japan and South Korea and the franchisor of 6 family restaurants in the United States.

The combined financial statements of the FRI-Predecessor Company were prepared on a going concern basis, which contemplated continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. While the reorganization plan was in process, the Parent continued in possession of its properties and operated and managed its business as a debtor-in-possession pursuant to the bankruptcy code. The Company applied the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," (SOP 90-7) in the December 23, 1993 combined financial statements.

Pursuant to SOP 90-7, the FRI-Predecessor Parent qualified for fresh start reporting as of January 27, 1994. Under this concept, all assets and liabilities of the Parent are restated to current value at the date of reorganization. The Parent obtained an appraisal of the assets and liabilities of the FRI-Successor Company. This appraisal determined the reorganization value (i.e., fair value) of the assets and liabilities of the FRI-Successor Company. The Company utilized the results of this appraisal to implement fresh start reporting, which resulted in reorganization value in excess of amounts allocable to identifiable assets of $155,540,000 at January 27, 1994.

The accompanying combined statements of operations for the eleven months ended December 25, 1994 and the year ended December 31, 1995 represent that of the FRI-Successor Company which, in effect, is a new entity with assets and liabilities having carrying values not comparable with prior periods. The accompanying combined statements of operations for the year ended December 26, 1993 and for the one month ended January 26, 1994 represent that of the FRI-Predecessor Company.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Fiscal Year

The Company reported 1993 and 1994 results of operations based on 52 weeks ending on last Sunday in December.

The Company reported 1995 results of operations based on 53 weeks ending on the last Sunday in December.

                                FRI-M (NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS-- Continued


Principles of Combination

The combined financial statements include the operations described in note 1 including their affiliated subsidiaries. All significant affiliated intercompany transactions have been eliminated.


Estimations

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Inventories

Inventories consist primarily of food and liquor and are stated at the lower of cost or market. Costs are determined using the first-in, first-out (FIFO) method.


Pre-Opening Expenses

Certain costs incurred in connection with opening a restaurant which consist solely of direct incremental costs which the Company believes provide a specific quantifiable benefit to future periods and are probable of recovery (principally stocking the restaurant and training staff) are capitalized and amortized on a straight-line basis over one year after opening. Amortization of pre-opening expenses, included in depreciation and amortization in the combined statements of income, was $2,747,000 for the year ended December 26, 1993, $235,000 for the one month ended January 26, 1994, $2,644,000 for the eleven months ended December 25, 1994 and $1,917,000 for the year ended December 31, 1995.


Property and Equipment

Property and equipment are stated at appraised value or cost and are depreciated on a straight-line basis over estimated useful lives (buildings principally over 25 to 35 years and furniture, fixtures and equipment over 3 to 10 years). Leasehold improvements are amortized on a straight-line basis over the shorter of estimated useful lives or the terms of related leases. Property under capitalized leases is amortized over the terms of the leases using the straight-line method.

Losses on disposition of properties are recognized when a commitment to divest a restaurant property is made by the Company and include estimated carrying costs through the expected date of disposal.


Reorganization Value

Reorganization value in excess of amounts allocable to identifiable assets is amortized using the straight-line method over 30 years. Accumulated amortization of reorganization value amounted to $4,912,000 and $10,192,000 at December 25, 1994 and December 31, 1995, respectively.


Self-Insurance Reserves

The Parent is self-insured for workers compensation and general liability claims up to $500,000. Provisions for expected future payments are accrued based on the Parent's estimate of its aggregate liability for all open claims, using actuarially determined methods.


Franchise and License Fees

Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees for all periods presented are insignificant. Monthly fees are accrued as earned based on the respective monthly sales. Such fees totaled $4,850,000 for the year ended December 26, 1993, $539,000 for the one month ended January 26, 1994, $5,389,000 for the eleven months ended December 25, 1994 and $4,371,000 for the year ended December 31, 1995.

                                FRI-M (NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS-- Continued


Advertising

Production costs of commercials, programming and the costs of other advertising, promotion and marketing programs are expensed in the year incurred and are included in occupancy and other operating expenses in the combined statement of operations. Such costs totaled $12,910,000 for the year ended December 26, 1993, $1,318,000 for the one month ended January 26, 1994, $13,068,000 for the eleven months ended December 25, 1994 and $16,328,000 for the year ended December 31, 1995.


Pro Forma Income Taxes

The accompanying combined financial statements combine the accounts of subsidiaries and divisions and exclude some operations of the combined entities. Some combined entities are not taxable entities, but all are included in the consolidated tax return of the parent. For financial reporting purposes, a pro forma tax expense has been provided at 40% of reported combined income excluding amortization of certain intangibles.


(3) PROPERTY AND EQUIPMENT

Depreciation and amortization relating to property and equipment was $6,494,000 for the year ended December 26, 1993, $463,000 for the one month ended January 26, 1994, $15,728,000 for the eleven months ended December 25, 1994, and $21,297,000 for the year ended December 31, 1995, of which $2,600,000, $204,000, $4,647,000 and $4,624,000, respectively, was related to amortization of property under capitalized leases.

A majority of the capitalized and operating leases have original terms of 25 years, and substantially all of these leases expire in the year 2005 or later. Most leases have renewal options. The leases generally provide for payment of minimum annual rent, real estate taxes, insurance and maintenance and, in most cases, contingent rent, calculated as a percentage of sales, in excess of minimum rent. The total amount of contingent rent under capitalized leases for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995 was $3,089,000, $207,000, $2,914,000 and $3,107,000 respectively. Total rental expense for all operating leases comprised the following:



                                                 One month    Eleven months
                                  Year ended       ended          ended        Year ended
                                 December 26,   January 26,   December 25,    December 31,
                                     1993           1994          1994            1995
                                -------------- ------------- -------------- ---------------
Minimum rent ..................  $11,130,000    $  845,000    $11,066,000     $12,568,000
Contingent rent ...............    1,651,000       113,000      1,621,000       2,245,000
Leased equipment rent .........    2,070,000       189,000      1,810,000       1,343,000
Sublease rent .................      (81,000)       (5,000)      (174,000)       (321,000)
                                 -----------    ----------    -----------     -----------
                                 $14,770,000    $1,142,000    $14,323,000     $15,835,000
                                 ===========    ==========    ===========     ===========

                                FRI-M (NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS-- Continued


(4) OTHER ASSETS

Franchise operating rights are stated at their appraised value determined as of the date of the Reorganization, based on royalty income streams, and are amortized over 15 years. Debt issuance costs are amortized over the term of the related debt agreement.


(5) PRO FORMA INCOME TAXES

The Company reported income before income tax provision for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995. For financial reporting purposes, a pro forma tax expense equal to 40% of reported earnings, excluding certain amortization of intangibles, has been provided in the statements of operations.

Upon the Reorganization on January 27, 1994, the Parent's net operating loss carryovers and other tax attributes were reduced significantly for Federal income tax purposes. In addition, because the consummation of the Reorganization triggered an ownership change of the Parent for Federal income tax purposes, the Parent's and the Company's post-Reorganization use of its remaining net operating loss carryovers for regular and alternative minimum Federal income tax purposes is subject to an annual limitation in an amount equal to the product of (i) the long-term tax-exempt rate prevailing on the closing date of the Reorganization and (ii) the value of the Parent's stock, increased to reflect the cancellation of indebtedness pursuant to the Reorganization (but without taking into account contributions to capital pursuant to the Reorganization). The Parent's annual limit is approximately $5,300,000.

At December 31, 1995, the Parent and its subsidiaries had additional tax credit carryforwards of approximately $1,981,000 not utilized by a former owner (Former Owner). In accordance with a previous acquisition, the Parent must reimburse the Former Owner for 75% of the benefit of these tax credits if they are utilized in future Company tax returns.


(6) RELATIONSHIPS WITH PARENT

The Company's FRI-Successor and FRI-Predecessor Parent provide certain financial, administrative, legal and staff functions and services. These costs are allocated to the Company based on number of opened and operating units. The Company believes that this method is reasonable. The management fee for these services was $3,410,000 for the year ended December 26, 1993, $257,000 for the one month ended January 26, 1994, $2,626,000 for the eleven months ended December 25, 1994, and $2,634,000 for the year ended December 31, 1995. These costs are included in general and administrative expenses in the combined statements of operations. Further, interest expense associated with the revolving credit loan is also allocated to the subsidiaries, based on current liabilities outstanding. The Company deposits cash in excess of its operating requirements with its Parent, and the Parent advances funds to the Company to finance expansion of its restaurant business. These deposits and advances have been made on an interest-free basis.

The Company is charged premiums by its Parent for certain insurance coverage provided under the Parent's insurance plans (employee group medical and life, workers compensation, general liability and property insurance). During the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995, such premium charges amounted to $16,393,000, $1,286,000, $14,358,000 and
$12,730,000, respectively.

                                FRI-M (NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS-- Continued


A summary of intercompany and equity activity, for 1994 and 1995 follows. FRI-Predecessor information is not presented as it is not considered relevant.



                                                                    Eleven months
                                                                        ended       Year ended
                                                                    December 25,   December 31,
                                                                        1994           1995
                                                                   -------------- -------------
        Net combined equity, beginning of period .................   $ 242,275      $ 192,354
        Allocation of management expenses ........................       2,626          2,634
        Pro forma income tax provision ...........................       9,496          6,670
        (Borrowings) repayments on revolving credit facility .....     (56,184)       (15,786)
        Self-insurance premium charges ...........................      14,358         12,730
        Change in intercompany ...................................     (29,611)       (50,725)
        Net income ...............................................       9,394          4,724
                                                                     ---------      ---------
        Net combined equity, end of period .......................   $ 192,354      $ 152,601
                                                                     =========      =========

(7) BENEFIT PLANS

The Parent maintains several incentive compensation and related plans for executives and key operating personnel of its subsidiaries, including restaurant and field management. Total expenses for these plans included in the combined statements of operations were $5,252,000 for the year ended December 26, 1993, $413,000 for the one month ended January 26, 1994, $4,718,000 for the eleven months ended December 25, 1994 and $2,235,000 for the year ended December 31, 1995.

The Company participated in savings and investment plans sponsored by the Parent. Substantially all of the Company's salaried employees were eligible to participate in the plans. The Company's expenses under such plans for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994, and the year ended December 31, 1995 were $15,000, $0, $17,000 and $159,000, respectively.


(8) SUBSEQUENT EVENTS

Flagstar Corporation (Flagstar), through a newly-formed company, FRD Acquisition Co. (Acquisition Co.), acquired 100% of the capital stock of FRI-M Corporation and certain of its Family Restaurant Division operating subsidiaries (see note 1) on May 23, 1996 for a purchase price of approximately $306,000,000 (the Acquisition). Acquisition Co. financed the Acquisition with $125,000,000 in cash, $150,000,000 in 12 1/2% senior notes and the assumption of approximately $31,000,000 in lease and other debt obligations of FRI-M Corporation. The $125,000,000 in cash paid to the Parent was funded by a $75,000,000 equity investment from Flagstar and a $50,000,000 loan from FRI-M Corporation. In order to fund the loan and provide a source of working capital, FRI-M obtained at the May 23, 1996 closing of the Acquisition, a new credit facility consisting of a $56,000,000, 39-month senior term loan and a $35,000,000 working capital facility to support letters of credit and for working capital purposes.

                                 FRI-M (NOTE 1)

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS


                                 (In thousands)



                                                    Three months   Three months
                                                        ended         ended
                                                      March 26,     March 31,
                                                        1995           1996
                                                   -------------- -------------
                                                           (Unaudited)
Operating revenues ...............................   $ 117,596      $ 118,996
                                                     ---------      ---------
Product cost .....................................      33,503         33,090
Payroll and benefits .............................      44,492         45,271
Occupancy and other operating expenses ...........      23,330         22,347
Depreciation and amortization ....................       6,471          6,926
General and administrative expenses ..............       6,878          7,361
Franchise fees ...................................      (1,415)          (844)
Loss on disposition of properties, net ...........           5            120
                                                     ---------      ---------
                                                       113,264        114,271
                                                     ---------      ---------
Operating income .................................       4,332          4,725
Interest expense, net ............................       2,750          3,931
                                                     ---------      ---------
Income before income taxes .......................       1,582            794
Income tax provision .............................       1,161            846
                                                     ---------      ---------
Net income (loss) ................................   $     421      $     (52)
Net combined equity, beginning of period .........     192,354        152,601
Intercompany and equity activity, net ............     (36,253)       (20,350)
                                                     ---------      ---------
Net combined equity, end of period ...............   $ 156,522      $ 132,199
                                                     =========      =========

            See accompanying notes to combined financial statements.

                                     FRI-M


                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS


                                 (In thousands)



                                                                                            Three months   Three months
                                                                                                ended         ended
                                                                                              March 26,     March 31,
                                                                                                1995           1996
                                                                                           -------------- -------------
                                                                                                   (Unaudited)
Increase (decrease) in cash:
 Cash flows from operating activities:
   Net income (loss) .....................................................................   $     421      $     (52)
   Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation and amortization ........................................................       6,471          6,926
    Amortization of debt issuance costs ..................................................       5,052            738
    Loss on disposition of properties ....................................................           5            120
    (Increase) decrease in assets:
     Receivables .........................................................................      (1,396)        (1,519)
     Inventories .........................................................................         682            104
     Other current assets ................................................................         816         (1,083)
    Increase (decrease) in liabilities:
     Accounts payable ....................................................................       2,215         (1,393)
     Self-insurance reserves .............................................................       4,630          1,223
     Other accrued liabilities ...........................................................      (5,427)        (5,034)
                                                                                             ---------      ---------
       Total adjustments .................................................................      13,048             82
       Net cash provided by operating activities .........................................      13,469             30
                                                                                             ---------      ---------
Cash flows from investing activities -- proceeds from disposal of property and equipment .       5,166         11,649
Capital expenditures .....................................................................      (8,825)        (1,335)
Other ....................................................................................          --            (26)
                                                                                             ---------      ---------
       Net cash provided by (used in) investing activities ...............................      (3,659)        10,288
                                                                                             ---------      ---------
Cash flows from financing activities:
 Net intercompany and equity activity ....................................................     (36,253)       (20,350)
 Repayment of loans payable to bank and long-term debt, including capitalized lease
   obligations ...........................................................................      27,589          9,945
                                                                                             ---------      ---------
       Net cash used in financing activities .............................................      (8,664)       (10,405)
                                                                                             ---------      ---------
       Net increase (decrease) in cash and cash equivalents ..............................       1,146            (87)
Cash and cash equivalents at beginning of period .........................................       4,220          5,497
                                                                                             ---------      ---------
Cash and cash equivalents at end of period ...............................................   $   5,366      $   5,410
                                                                                             =========      =========

           See accompanying notes to combined financial statements.

                                     FRI-M


                NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS


                       March 26, 1995 and March 31, 1996
                                  (Unaudited)


(1) ORGANIZATION AND BASIS OF PRESENTATION

     The combined condensed financial statements combine the financial position and operations of FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (the Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division (FRD) and including the FRD Commissary, a division of the Parent (collectively, the Company). FRD primarily represents the Coco's and Carrows concept restaurants.


(2) FINANCIAL STATEMENTS

     The accompanying combined condensed financial statements have been prepared in accordance with Securities and Exchange Commission Regulation S-X. Reference is made to the notes to the combined financial statements for the year ended December 31, 1995, for information with respect to the Company's significant accounting and financial reporting policies as well as other pertinent information. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the quarter ended March 31, 1996, are not necessarily indicative of those for the full year.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.



                       --------------------------------
                               TABLE OF CONTENTS


                                                               Page
                                                              -----
Available Information .....................................     2
Prospectus Summary ........................................     3
Risk Factors ..............................................     8
The Company ...............................................    10
Use of Proceeds ...........................................    12
Price Range of Common Stock and Dividend
   Policy .................................................    13
Pro Forma Financial Statements ............................    14
Selected Historical Financial Data ........................    24
Management's Discussion and Analysis of
   Financial Condition and Results of Operations ..........    26
Business ..................................................    44
Management ................................................    54
Management Compensation ...................................    56
Ownership of Capital Securities ...........................    62
Certain Transactions ......................................    63
Description of Indebtedness ...............................    63
Description of Common Stock ...............................    68
Selling Stockholder .......................................    69
Plan of Distribution ......................................    69
Legal Matters .............................................    70
Experts ...................................................    70


Advantica Restaurant Group, Inc.












                        9,526,775 Shares of Common Stock







                            ----------------------
                                   PROSPECTUS
                            ----------------------
                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of the expenses that will be incurred by the registrant in connection with the distribution of the securities being registered hereby:


       SEC registration fee .................     $27,401
       NASD filing fees .....................          *
       Legal fees and expenses ..............          *
       Accounting fees and expenses .........          *
       Miscellaneous ........................          *
                                                  -------
          Total .............................     $     *
                                                  =======

---------
* To be supplied by amendment


Item 14. Indemnification and Limitation of Liability of Directors and Officers.


     Advantica is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurred.

     Advantica's Restated Certificate of Incorporation and By-Laws that were adopted pursuant to the Plan of Reorganization provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Specifically, Articles Sixth and Seventh of the Restated Certificate of Incorporation provide for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL and the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL, and Article 5, Section 14 of the By-Laws provides for indemnification of officers and directors to the extent permitted by Section 145 of the DGCL. The Adamson Employment Agreement (attached as Exhibit 10.30 to this Registration Statement) also provides for indemnification by the Company to the extent permitted by Delaware law and, in connection therewith, calls for the advancement of attorney's fees and expenses (subject to repayment in certain circumstances). The Registration Rights Agreement (attached as Exhibit 4.2 to this Registration Statement) provides for indemnification by Advantica of the holder of registrable securities that is a party thereto for control person liability, if any, in respect of certain claims under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

     On January 7, 1998 (the Effective Date of the Plan of Reorganization (as defined and described in the Prospectus) 40,000,000 shares of Common Stock, par value $.01 per share, of Advantica (the "Common Stock"), and warrants to purchase up to 4,000,000 shares of Common Stock at a per share exercise price of $14.60 were issued by Advantica and distributed pursuant to the Plan of Reorganization.


Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits

     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:



 Exhibit No.                                                  Description
-------------   -------------------------------------------------------------------------------------------------------
     *2.1       Joint Plan of Reorganization of FCI and Flagstar, as amended November 7, 1997 and as confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered November 12,
                1997 (incorporated by reference to Exhibit 2.1 to FCI's Form 8-K, filed November 21, 1997 (the
                "1997 Form 8-K")).
     *3.1       Restated Certificate of Incorporation of Advantica dated January 7, 1998 (incorporated by reference to
                Exhibit 3.1 to Form 8-A of Advantica filed January 7, 1998 relating to the Common Stock (the "Form
                8-A")).
    **3.2       Certificate of Ownership and Merger of Advantica dated January 7, 1998.
     *3.3       By-Laws of Advantica as amended through January 7, 1998 (incorporated by reference to Exhibit 3.2 to the Form 8-A).
    **4.1       Specimen certificate of Common Stock of Advantica.
     *4.2       Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-A).
     *4.3       Indenture of Mortgage, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing, and
                Assignment of Leases and Rents, from Denny's Realty, Inc. to State Street Bank and Trust Company,
                dated July 12, 1990 (incorporated by reference to Exhibit 4.9 to Post-effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 33-29769) of FCI (the "Form S-l Amendment")).
     *4.4       Lease between Denny's Realty, Inc. and Denny's, Inc., dated as of December 29, 1989, as amended and restated as of July 12, 1990 (incorporated by reference to Exhibit 4.10 to the Form S-l
                Amendment).
     *4.5       Indenture dated as of July 12, 1990 between Denny's Realty, Inc. and State Street Bank and Trust
                Company relating to certain mortgage notes (incorporated by reference to Exhibit 4.11 to the Form S-l
                Amendment).
     *4.6       Mortgage Note in the amount of $10,000,000 of Denny's Realty, Inc., dated as of July 12, 1990
                (incorporated by reference to Exhibit 4.15 to the Registration Statement on Form S-4 (No. 33-48923)
                of Flagstar (the "11.25% Debentures S-4")).
     *4.7       Mortgage Note in the amount of $52,000,000 of Denny's Realty, Inc., dated as of July 12, 1990
                (incorporated by reference to Exhibit 4.16 to the 11.25% Debentures S-4).
     *4.8       Mortgage Note in the amount of $98,000000 of Denny's Realty, Inc., dated as of July 12, 1990
                (incorporated by reference to Exhibit 4.16 to the 11.25% Debentures S-4).
     *4.9       Indenture between Secured Restaurants Trust and The Citizens and Southern National Bank of South
                Carolina, dated as of November 1, 1990, relating to certain secured bonds (incorporated by reference to Exhibit 4.18 to the 11.25% Debentures S-4).
     *4.10      Amended and Restated Trust Agreement between Spartan Holdings, Inc., as Depositor for Secured
                Restaurants Trust, and Wilmington Trust Company, dated as of October 15, 1990 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-11 (No. 33-36345) of Secured
                Restaurants Trust (the "Form S-11")).
     *4.11      Credit Agreement, dated as of May 23, 1996, among FRD, FRI-M, certain lenders and co-agents named therein, and Credit Lyonnais New York Branch as administrative agent (the "FRI-M Credit
                Agreement") (incorporated by reference to Exhibit 10.1 to the Registration Statement on Forms S-1
                and S-4 (333-07601) of FRD (the "FRD Form S-l/S-4").
     *4.12      First Amendment to the FRI-M Credit Agreement, dated July 1, 1996 (incorporated by reference to
                Exhibit 10.3.1 to FCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).
     *4.13      Second Amendment to the FRI-M Credit Agreement, dated November 19, 1996 (incorporated by reference to Exhibit 4.24 to FCI's 1996 Form 10-K, File No. 0-18051 (the "1996 Form 10-K")).
     *4.14      Indenture dated as of May 23, 1996 between FRD and the Bank of New York, as Trustee (the "FRD
                Indenture") (incorporated by reference to Exhibit 4.1 to the FRD Form S-l/S-4).
     *4.15      Form of First Supplemental Indenture to the FRD Indenture dated as of August 23, 1996 (incorporated by reference to Exhibit 4.1.1 to the FRD Form S-l/S-4).

Exhibit No.                                                     Description
---------------   -------------------------------------------------------------------------------------------------------
          *4.16   Stock Purchase Agreement dated as of March 1, 1996 by and among FCI, Flagstar, FRD and FRI
                  (incorporated by reference to Exhibit 4.2 to the FRD Form S-l/S-4).
          *4.17   Indenture relating to the New Senior Notes (including the form of security) dated as of January 7,
                  1998, between Advantica and First Trust National Association, as Trustee (incorporated by reference to
                  Exhibit 4.1 to Advantica's Form 8-K filed January 15, 1998 (the "1998 Form 8-K").
          *4.18   Warrant Agreement (including the form of Warrant) (incorporated by reference to Exhibit 10.1 to the
                  Form 8-A).
          *4.19   Third Amendment to the FRI-M Credit Agreement, dated as of March 17, 1997 (incorporated by reference to Exhibit 4.2 to FCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
                  (the "1997 First Quarter Form 10-Q")).
         **5.1    Opinion of Parker, Poe, Adams & Bernstein L.L.P regarding the legality of securities to be issued.
     *10.1        Consent Order dated March 26, 1993 between the U.S. Department of Justice, Flagstar and Denny's,
                  Inc. (incorporated by reference to Exhibit 10.42 to the Registration Statement on Form S-2 (No.
                  33-49843) of Flagstar (the "Form S-2")).
     *10.2        Fair Share Agreement dated July 1, 1993 between Flagstar and the NAACP (incorporated by reference to Exhibit 10.43 to the Form S-2).
     *10.3        Form of Agreement providing certain supplemental retirement benefits (incorporated by reference to
                  Exhibit 10.7 to FCI's 1992 Form 10-K, File No. 0-18051 (the "1992 Form 10-K")).
     *10.4        Form of Supplemental Executive Retirement Plan Trust of Advantica (incorporated by reference to
                  Exhibit 10.8 to the 1992 Form 10-K).
     *10.5        FCI's 1989 Non-Qualified Stock Option Plan, as adopted December 1, 1989 and amended through
                  December 13, 1996 (incorporated by reference to Exhibit 10.8 to the 1996 Form 10-K).
     *10.6        FCI's 1990 Non-Qualified Stock Option Plan, as adopted July 31, 1990 and amended through April 28,
                  1992 (incorporated by reference to Exhibit 10.10 to the 1994 Form 10-K).
     *10.7        Form of Non-Qualified Stock Option Award Agreement pursuant to FCI's 1990 Non-Qualified Stock
                  Option Plan (incorporated by reference to Exhibit 10.10 to the Form S-l Amendment).
     *10.8        Form of Mortgage related to Secured Restaurants Trust transaction (incorporated by reference to
                  Exhibit 10.1 to the Form S-11).
     *10.9        Mortgage Note in the amount of $521,993,982, made by Flagstar Enterprises, Inc. in favor of Spartan
                  Holdings, Inc., dated as of February 1, 1990, as amended and restated November 15, 1990
                  (incorporated by reference to Exhibit 10.12 to the 11.25% Debentures S-4).
     *10.10       Mortgage Note in the amount of $210,077,402, made by Quincy's Restaurants, Inc. in favor of Spartan
                  Holdings, Inc., dated as of February 1, 1990, as amended and restated November 15, 1990
                  (incorporated by reference to Exhibit 10.13 to the 11.25% Debentures S-4).
     *10.11       Loan Agreement between Secured Restaurants Trust and Spardee's Realty, Inc., dated as of November
                  1, 1990 (incorporated by reference to Exhibit 10.14 to the 11.25% Debentures S-4).
     *10.12       Loan Agreement between Secured Restaurants Trust and Quincy's Realty, Inc., dated as of November
                  1, 1990 (incorporated by reference to Exhibit 10.15 to the 11.25% Debentures S-4).
     *10.13       Insurance and Indemnity Agreement, dated as of November 1, 1990, related to Secured Restaurants
                  Trust transaction (incorporated by reference to Exhibit 10.16 to the 11.25% Debentures S-4).
     *10.14       Intercreditor Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.17 to the 11.25% Debentures S-4).
     *10.15       Bank Intercreditor Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.18 to the 11.25% Debentures S-4).
     *10.16       Indemnification Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.19 to the 11.25% Debentures S-4).
     *10.17       Liquidity Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction
                  (incorporated by reference to Exhibit 10.20 to the 11.25% Debentures S-4).
     *10.18       Financial Guaranty Insurance Policy, issued November 15, 1990, related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.21 to the 11.25% Debentures S-4).
     *10.19       Amended and Restated Lease between Quincy's Realty Inc. and Quincy's Restaurants, Inc., dated as of
                  November 1, 1990 (incorporated by reference to Exhibit 10.22 to the 11.25% Debentures S-4).
     *10.20       Amended and Restated Lease between Spardee's Realty, Inc. and Spardee's Restaurants, Inc., dated as of November 1, 1990 (incorporated by reference to Exhibit 10.23 to the 11.25% Debentures S-4).
     *10.21       Collateral Assignment Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.24 to the 11.25% Debentures S-4).
     *10.22       Form of Assignment of Leases and Rents related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.12 to the Form S-11).

Exhibit No.                                                        Description
-----------------   ---------------------------------------------------------------------------------------------------------
   *10.23           Spartan Guaranty, dated as of November 1, 1990, related to Secured Restaurants Trust transaction
                    (incorporated by reference to Exhibit 10.26 to the 11.25% Debentures S-4).
   *10.24           Form of Hardee's License Agreement related to Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.14 to the Form S-11).
   *10.25           Stock Pledge Agreement among Flagstar Enterprises, Inc. and Secured Restaurants Trust, dated as of
                    November 1, 1990 (incorporated by reference to Exhibit 10.28 to the 11.25% Debentures S-4).
   *10.26           Stock Pledge Agreement among Quincy's Restaurants, Inc. and Secured Restaurants Trust, dated as of
                    November 1, 1990 (incorporated by reference to Exhibit 10.29 to the 11.25% Debentures S-4).
   *10.27           Management Agreement, dated as of November 1, 1990, related to the Secured Restaurants Trust transaction (incorporated by reference to Exhibit 10.30 to the 11.25% Debentures S-4).
   *10.28           Form of Collateral Assignment of Security Documents related to Secured Restaurants Trust transaction
                    (incorporated by reference to Exhibit 10.17 to the Form S-11).
   *10.29           Indemnity Agreement, dated as of November 1, 1990, related to Secured Restaurants Trust transaction
                    (incorporated by reference to Exhibit 10.32 to the 11.25% Debentures S-4).
   *10.30           Employment Agreement, dated as of January 10, 1995, between FCI and James B. Adamson
                    (incorporated by reference to Exhibit 10.42 to the 1994 Form 10-K).
   *10.31           Adamson Shareholder Agreement, dated as of January 10, 1995, between Associates and James B.
                    Adamson (incorporated by reference to Exhibit 10.43 to the 1994 Form 10-K).
   *10.32           Amendment to Employment Agreement, dated as of February 27, 1995, between FCI and James B.
                    Adamson (incorporated by reference to Exhibit 10.44 to the 1994 Form 10-K).
   *10.33           Form of Agreement providing certain severance benefits (incorporated by reference to Exhibit 10.48 to the 1994 Form 10-K).
   *10.34           Amended Consent Decree dated May 24, 1994 (incorporated by reference to Exhibit 10.50 to the 1994
                    Form 10-K).
   *10.35           Consent Decree dated May 24, 1994 among certain named claimants, individually and on behalf of all others similarly situated, Flagstar and Denny's, Inc. (incorporated by reference to Exhibit 10.51 to the
                    1994 Form 10-K).
   *10.36           Second Amendment to Employment Agreement, dated December 31, 1996, between FCI and James B.
                    Adamson (incorporated by reference to Exhibit 10.47 to the 1996 Form 10-K).
   *10.37           Form of Agreement providing certain retention incentives, severance and change of control benefits for
                    Company management (incorporated by reference to Exhibit 10.48 to the 1996 Form 10-K).
   *10.38           Information Systems Management Agreement, dated February 22, 1996, between Flagstar and
                    Integrated Systems Solutions Corporation (incorporated by reference to Exhibit 10.49 to the 1996 Form
                    10-K).
   *10.39           Employment Agreement, dated as of April 24, 1995, between Flagstar and C. Robert Campbell
                    (incorporated by reference to Exhibit 10.50 to the 1996 Form 10-K).
   *10.40           Employment Agreement, dated as of April 22, 1996, between Flagstar and Craig S. Bushey
                    (incorporated by reference to Exhibit 10.51 to the 1996 Form 10-K).
   *10.41           Employment Agreement, dated as of November 21, 1995, between Flagstar and John A. Romandetti
                    (incorporated by reference to Exhibit 10.52 to the 1996 Form 10-K).
   *10.42           Employment Agreement, dated as of May 24, 1996, between Flagstar and Mark L. Shipman
                    (incorporated by reference to Exhibit 10.53 to the 1996 Form 10-K).
   *10.43           Guaranty and Security Agreement, dated as of January 16, 1997, among Denny's, Inc., El Pollo Loco,
                    Inc., DFO, Inc., Flagstar Enterprises, Inc., Quincy's Restaurants, Inc. and James B. Adamson
                    (incorporated by reference to Exhibit 10.1 to the 1997 First Quarter Form 10-Q).
   *10.44           Agreement Concerning Voting dated as of March 21, 1997 by and among Advantica, Magten Asset
                    Management Corporation, Loomis Sayles & Company and Moore Capital Management, Inc.
                    (incorporated by reference to Exhibit 0.00 to the 1998 Form 8-K).
   *10.45           Supplement to Agreement Concerning Voting dated as of May 21, 1997 by and among Advantica,
                    Magten Asset Management Corporation, Loomis Sayles & Company and Moore Capital Management,
                    Inc. (incorporated by reference to Exhibit 0.00 to the 1998 Form 8-K).
   *10.46           Credit Agreement, dated January 7, 1998, among Denny's, Inc., El Pollo Loco, Inc., Flagstar
                    Enterprises, Inc., Flagstar Systems, Inc. and Quincy's Restaurants, Inc., as borrowers, Advantica, as a guarantor, the lenders named therein, and The Chase Manhattan Bank, as administrative agent
                    (incorporated by reference to Exhibit 10.1 to the 1998 Form 8-K).
   *10.47           Revolving Credit and Guaranty Agreement, dated as of July 11, 1997, among Flagstar, as borrower,
                    FCI, Flagstar Holdings, Inc., TWS Funding, Inc. and each of the other direct or indirect subsidiaries of
                    Flagstar named therein, as guarantors, the lenders named therein, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit 0.00 to the 1998 Form 8-K).

Exhibit No.                                                     Description
-------------------   -----------------------------------------------------------------------------------------------
             **10.48  Advantica Restaurant Group Stock Option Plan, as adopted January 28, 1998.
             **10.49  Advantica Restaurant Group Officer Stock Option Plan, as adopted January 28, 1998.
             **10.50  Advantica Restaurant Group Director Stock Option Plan, as adopted January 28, 1998.
           *21        Subsidiaries of Advantica (incorporated by reference to Exhibit 21 to the 1996 Form 10-K).
             **23.1   Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to this Registration
                      Statement).
          23.2        Consent of Deloitte & Touche LLP.
          23.3        Consent of KPMG Peat Marwick LLP.
            24        Power of Attorney (contained on the signature page to this Registration Statement).
             **99     Safe Harbor Under the Private Securities Litigation Reform Act of 1995.

---------
* Certain of the exhibits to this Registration Statement on Form S-1, indicated by an asterisk, are hereby incorporated by reference to other documents on file with the Commission with which they are physically filed, to be part hereof as of their respective dates.
**  To be filed by amendment.

     (b) Financial Statement Schedules:

     No schedules are filed herewith because of the absence of conditions under which they are required or because the information called for is in the Consolidated Financial Statements or Notes thereto.


Item 17. Undertakings.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director or officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on February 6, 1998.
                                        ADVANTICA RESTAURANT GROUP, INC.


By: /s/  RHONDA J. PARISH
                                          -------------------------------------

                                Rhonda J. Parish

             Senior Vice President, General Counsel and Secretary

     Each person whose signature appears below constitutes and appoints Rhonda
J. Parish as his or her lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, post-effective Amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents, in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               Signature                                   Title                          Date
---------------------------------------  ----------------------------------------- -----------------
 /s/  JAMES B. ADAMSON                   Director, Chairman, President and Chief   February 6, 1998
 ----------------------------------
           (James B. Adamson)            Executive Officer
                                         (Principal Executive Officer)
 /s/  C. ROBERT CAMPBELL                 Executive Vice President and Chief        February 6, 1998
 ----------------------------------
          (C. Robert Campbell)           Financial Officer (Principal Financial
                                         and Accounting Officer)
 /s/  ROBERT H. ALLEN                    Director                                  February 6, 1998
 ----------------------------------
           (Robert H. Allen)
 /s/  RONALD E. BLAYLOCK                 Director                                  February 6, 1998
 ----------------------------------
           (Ronald E. Blaylock)
 /s/  VERA KING FARRIS                   Director                                  February 6, 1998
 ----------------------------------
           (Vera King Farris)
 /s/  JAMES J. GAFFNEY                   Director                                  February 6, 1998
 ----------------------------------
           (James J. Gaffney)
 /s/  IRWIN N. GOLD                      Director                                  February 6, 1998
 ----------------------------------
            (Irwin N. Gold)
 /s/  ROBERT E. MARKS                    Director                                  February 6, 1998
 ----------------------------------
           (Robert E. Marks)
 /s/  CHARLES F. MORAN                   Director                                  February 6, 1998
 ----------------------------------
           (Charles F. Moran)
 /s/  ELIZABETH A. SANDERS               Director                                  February 6, 1998
 ----------------------------------
          (Elizabeth A. Sanders)
 /s/  DONALD R. SHEPHERD                 Director                                  February 6, 1998
 ----------------------------------
          (Donald R. Shepherd)